As filed with the Securities and Exchange Commission on November 26, 2003
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ebank Financial Services, Inc.

(Name of Small Business Issuer in its Charter)

GEORGIA	6021	58-2349097
(State or Other Jurisdiction of Incorporation or Organization)	Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification Number)

2410 Paces Ferry Road, Suite 190

Atlanta, Georgia 30339
(770) 863-9225
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

James L. Box

Chief Executive Officer
ebank Financial Services, Inc.
2410 Paces Ferry Road, Suite 190
Atlanta, Georgia 30339
(770) 863-9225
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Steven R. Barrett, Esq.
J. Matthew Martin, Esq.
1100 SunTrust Bank Building
736 Market Street
Chattanooga, TN 37402
(423) 425-7000

     Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering Price	Aggregate	Registration
Securities to be Registered	to be Registered	Per Share	Offering Price	Fee

Common Stock, $.01 par value	$3,703,704	$1.08	$4,000,000(1)	$323.60

(1)	The proposed maximum offering price for the purposes of calculating the registration fee in accordance with Rule 457(o), based on the assumed sale of all offered shares of the Registrant’s Common Stock.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 26, 2003

PROSPECTUS

ebank Financial Services, Inc.

2410 Paces Ferry Road, Suite 190
Atlanta, Georgia 30339
(770) 863-9229

Common Stock, $.01 Par Value Per Share

$1.08 per Share
3,703,704 Shares ($4,000,000)

        ebank Financial Services, Inc. (also referred to herein as “we”, “us” or “the Company”) is offering for sale up to 3,703,704 shares of its Common Stock, $.01 par value (“common stock”) for sale at a price of $1.08 per share, subject to a minimum subscription amount of 100 shares per investor. The offering price represents a discount of approximately 26% to the book value of our common stock as of September 30, 2003 ($1.46 per share). The purpose of the offering is to raise funds as additional regulatory and working capital for ebank Financial Services, Inc.

        The Offering will terminate 90 days following the date of this Prospectus (on                 , 2004), although we may extend this offering for one additional 30-day period in our sole discretion. For the first 45 days of this offering, we will accept subscriptions only from holders of currently outstanding shares of our common stock and our 8% cumulative convertible Series A preferred stock (“Series A preferred”), and from our directors and employees (including executive officers), who are residents of those states in which this offering is being made. Commencing on the 46th calendar day following the date of this Prospectus (                , 2004), we will begin accepting subscriptions from the general public in such states (including any existing shareholders, employees or directors of the Company who did not subscribe during the initial 45-day period). Subscriptions from existing shareholders, employees and directors will be accepted during the first 45 days of this offering on a “first come, first served” basis. Beginning on the 46th day of this offering, any remaining available shares may be allocated among subscribers in any manner determined by our Board of Directors, acting in the Board’s sole discretion.

        This offering is being made only to residents of states where the offering is the subject of an effective registration statement under, and fully complies with, all applicable securities laws. We intend to conduct this offering in the States of Georgia, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and Virginia, subject to the effective registration of the offering under the laws of each such state. We are not offering to sell these securities, nor are we soliciting any offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

        We will conduct the offering solely on a “best efforts” basis. The subscription agent for the offering, Continental Stock Transfer & Trust Company (the “Subscription Agent”), will deposit all subscription funds upon receipt in a segregated account. The funds from any subscriptions we accept will be immediately available to the Company because there is no minimum number of shares that must be subscribed for as a condition to accepting subscriptions and closing the offering. We reserve the right to amend or terminate the offering at any time. If we terminate the offering, the funds received prior to termination will be returned promptly to you without interest.

        Our common stock is quoted on the Nasdaq OTC Bulletin Board under the symbol “EBDC.” On November 24, 2003, the last reported bid price for our common stock on such market was $1.35 per share.

		Underwriting discounts	Proceeds to ebank
	Subscription Price	and commissions(1)	Financial Services, Inc.

Per Share of Common Stock	$1.08	$0.0432	$1.0368

Total Maximum	$4,000,000.00	$160,000.00	$3,743,526.40 (2)

(1)	We intend to pay a fee of 4% of the subscription price to any eligible broker or dealer named on an executed Subscription Agreement as having assisted the holder with completing such subscription. We will not allow any other discounts or commissions in connection with the offering.

(2)	It is anticipated that the proceeds we receive from this offering will be reduced by an amount estimated to be approximately $96,473.60, representing expenses of the sale, distribution and issuance of these securities. (See “Use of Proceeds”). We will pay the expenses of registering the securities being offered.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Please note that these securities: (i) are not bank accounts or deposits; (ii) are not federally insured by the FDIC; and (iii) are not insured by any other state or federal agency.

        Investing in our common stock involves many risks. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” on page 7 for a discussion of these risks.

The date of this Prospectus is November                 , 2003

FORWARD LOOKING STATEMENTS

      Some matters discussed in this Prospectus including, but not limited to, matters described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” are forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are subject to the “safe harbor” created by those sections. You should understand that all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Changes to these risks and uncertainties, which could impact future financial performance, include, among others, (1) competitive pressures in the banking industry; (2) changes in interest rate environment; (3) general economic conditions, nationally, regionally and in operating market areas; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; (6) changes in securities markets; (7) the potential economic effect of the September 11, 2001 terrorist attacks on the World Trade Center and the Pentagon; and (8) the war in Iraq. Therefore, the information contained in this Prospectus should be carefully considered when evaluating the business prospects of ebank Financial Services, Inc.

      Forward-looking statements include, but are not limited to statements containing the words “believes,” “anticipates,” “intends,” “expects,” “considers” and words of similar import, as well as among others, the factors discussed in the section entitled “Risk Factors” on page 7 of this Prospectus.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Potential investors should not rely heavily on the forward-looking statements.

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      You should rely only on the information in this Prospectus or other information referred to in this document. ebank Financial Services, Inc. has not authorized anyone to provide you with other or different information. This Prospectus is dated November      , 2003. You should not assume that the information contained in this Prospectus is accurate as of any date other than that date, and neither the distribution of this Prospectus nor the issuance of shares of ebank Financial Services, Inc. common stock in the offering shall create an implication to the contrary.

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SUMMARY OF THE OFFERING

      This section answers in summary form some questions you may have about ebank Financial Services, Inc. and the offering, and highlights some of the information in this Prospectus. Because this is a summary, it does not contain all of the information that may be important to you as a prospective purchaser of shares of our common stock in this offering. You should read the entire Prospectus carefully, including the Risk Factors and the Financial Statements, before you decide to purchase shares of our common stock.

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Q:	What is ebank Financial Services, Inc.?	A:	ebank Financial Services, Inc., formerly known as ebank.com, Inc., a Georgia corporation, is the holding company for ebank, a federal savings bank which provides banking and other financial services to small business and retail customers through our offices in Atlanta, Georgia and via the Internet.

Q:	Where is the Company located?	A:	Our principal executive offices are located at 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia 30339, and our telephone number is (770) 863-9225. You may view our web site at www.ebank.com, but this Prospectus does not incorporate by reference any information on our web site. We are providing our Internet address for reference purposes only.

Q:	When was the Company formed?	A:	We were incorporated in August 1997 for the purpose of forming and operating ebank, originally known as Commerce Bank, a federal savings bank. We obtained regulatory approvals and opened ebank for business on August 17, 1998 as a traditional community bank, initially operating from one location in Atlanta, Georgia. From the outset, however, we planned to enhance our delivery of these services through the use of state-of-the-art technology and to capitalize on the flexibility provided by our thrift charter to pursue strategic opportunities in related areas of commerce.

Q:	How has the Company’s business developed, and how is it related to online commerce and the Internet?	A:	In April 1999, we acquired the Internet domain name ebank.com, and on June 30, 1999, we commenced Internet banking services. Like many Internet-related companies, we anticipated rapid growth and took several steps to position ourselves for this growth. As with many other such companies, however, market conditions for raising capital for Internet-related companies turned adverse in early 2000, and we were unable to raise the capital needed to support our original strategy.
In July 2000, we restructured our senior management team and obtained a $2.5 million line of credit, guaranteed by our organizing directors, to pay expenses

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related to our initial business strategy and to support the development of a new strategy.
We subsequently raised a total of $5.45 million through three private placements of preferred stock and warrants to pay off the $2.5 million line of credit and support the implementation of our revised business strategy.
Our revised strategy emphasizes our traditional banking business and the development of cost-effective strategies utilizing the Internet as one of our delivery channels. Our current Internet strategy is to maintain and promote awareness of our state-of-the-art Internet capabilities as another channel of delivering products, services, and communications to both our retail and commercial customers.
We will continue to operate ebank Financial Services, Inc. as a shell holding company and maintain our unitary thrift holding company charter. This charter provides us with several advantages, including the ability, to the extent dictated by future growth of our business, to open branches in all fifty states and to operate as a licensed mortgage lender in all fifty states. See “DESCRIPTION OF OUR BUSINESS.”

Q:	Why is the Company making this offering?	A:	We are making this offering to raise up to $4 million as additional regulatory and working capital for ebank Financial Services, Inc., to support the future growth and development of our business.

Q:	What type of security is the Company offering for sale?	A:	We are offering for sale up to 3,703,704 shares of our common stock at a price of $1.08 per share.

Q:	Is there any minimum amount that an investor must purchase to participate in the offering?	A:	Yes. You must subscribe for the purchase of at least 100 shares of common stock in order to participate in the offering.

Q:	Is the offering being made subject to any overall minimum number of shares being sold or a minimum amount of capital being raised?	A:	No. There is no minimum number of shares or minimum aggregate dollar amount that must be sold as a condition to accepting subscriptions and closing the offering. Consequently, the funds tendered in payment of the purchase price for any subscription which we accept will be immediately available to the Company.

Q:	Is there any upper limit on the amount of shares for which an investor may subscribe in the offering?	A:	Other than the maximum number of shares offered hereby, there is no limit on the number of shares for which you may subscribe in the offering.
However, certain investors may be required to obtain prior clearance, approval or nondisapproval from state or federal bank regulators (including without limitation the

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federal Office of Thrift Supervision) to own or control shares of our common stock. These requirements may be based, among other factors, on the overall size of such investors’ holdings of our securities. We will not be required to issue shares of our common stock in the offering to any such person unless we receive evidence satisfactory to us (in our sole discretion) that such clearance, approval or nondisapproval has been obtained. See “DESCRIPTION OF THE OFFERING — Regulatory Ownership Limitation” and “SUPERVISION AND REGULATION — Supervision of ebank Financial Services, Inc.”

Q:	How will the Company determine which subscriptions to accept in the offering?	A:	For the first 45 days of this offering, we will accept subscriptions (on a “first come, first served” basis) only from holders of currently outstanding shares of our common stock and our Series A preferred stock, and from our directors and employees (including executive officers), who are residents of those states in which this offering is being made.
This initial subscription period is intended to permit those parties who already have a vested interest in the future growth and success of the Company to have the first opportunity to make an additional investment at the offering price, which represents an approximate 26% discount to the book value of our common stock at September 30, 2003.
Commencing on the 46th calendar day following the date of this Prospectus, we will begin accepting subscriptions from the general public in those states in which this offering is being made. In determining which of such subscriptions to accept, we may consider such factors (among others) as a subscriber’s potential to do business with, or to direct customers to, ebank, the relative amount of each subscribers’ proposed investment and the order in which subscriptions are received.

Q:	How long will the offering last?	A:	The offering will terminate on , 2004, 90 days following the date of this Prospectus, although we may extend this offering for one additional 30-day period in our sole discretion.

Q:	Do I have to be a resident of a certain state in order to invest in this offering?	A:	Yes. In an effort to maximize the number of existing shareholders included while limiting the delays and costs associated with compliance with state “Blue Sky” laws to a level deemed reasonable in relation to the amount of capital to be raised, this offering is being made only to investors who are residents of the States of Georgia,

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North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and Virginia, subject to our ability to effect registration of the offering under the laws of each such state.

Q:	How did the Company determine the offering price of $1.08 per share for its common stock?	A:	Our primary objectives in establishing the subscription price at $1.08 per share of common stock, which represents an approximately 26% discount to the book value as of September 30, 2003, were to maximize net proceeds obtainable and to enhance the success of the offering. In setting this price, we considered information we believed to be relevant, including existing conditions in the equity markets, the recent trading history of our common stock, and our financial condition and earnings, as well as the per share book value of the common stock.

Q:	Where does the Company’s common stock trade?	A:	Our common stock is quoted under the symbol “EBDC” on the Over-the-Counter Bulletin Board, which is not an established exchange, and we have not had enough shareholders or outstanding shares to support an active trading market.

Q:	Is the offering price intended to approximate the market price for the common stock?	A:	No. As noted above, our stock is not actively traded. Accordingly, both the offering price of $1.08 per share and the historical trading prices for our stock may not provide a reliable indication of future market prices. Our stock may trade above or below the offering price following any purchase of shares that you make in the offering.

Q:	Does the Company pay any dividends on its common stock?	A:	No. At the present time, we do not pay dividends on our common stock and it is unlikely that we will do so in the foreseeable future. Thus, you may be able to realize a return on your investment in our common stock only through the sale of your shares.

Q:	How do I invest in the offering?	A:	If you wish to invest in the offering, you should:
(1) Complete, date and sign the Subscription Agreement, including the Form W-9, accompanying this Prospectus; and
(2) Transmit the completed Subscription Agreement, together with payment in full for all shares subscribed, to Continental Stock Transfer & Trust Company, in time to be received before the subscription deadline (5:00 p.m. New York City Time on , 2004, unless extended by us) by one of the methods described elsewhere in this Prospectus and in the Subscription Agreement. See

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“DESCRIPTION OF THE OFFERING — How to Subscribe.”

Q:	How must I pay the offering price?	A:	The subscription price for any shares you wish to purchase in the offering must be paid by personal check, bank or cashier’s check, or wire transfer payable to Continental Stock Transfer & Trust Company Subscription Account Number 475502795.

Q:	If I subscribe for shares in response to the offering, can I change my mind?	A:	No. Once you submit your properly completed Subscription Agreement together with payment for the shares to the Subscription Agent, your subscription is irrevocable (subject to our right to reject any subscription as described herein).

Q:	What are some of the reasons why the Company might reject my subscription?	A:	As described above, during the first 45 days of this offering, we will accept subscriptions on a “first come, first served” basis only from existing shareholders, and from our directors and employees, who are residents of those states in which this offering is being made. Thereafter, we will begin accepting subscriptions from members of the general public in those states where the offering is being made, subject to any criteria for acceptance of subscriptions which our Board of Directors and management may elect to follow.
We will not be required to accept a subscription from any investor who is required to obtain prior clearance, approval or nondisapproval from state or federal bank regulators in the absence of satisfactory proof of such regulatory action.
We also will not accept any subscriptions from investors who are residents of states in which we are not offering these securities for sale.

Q:	Can the Company amend or cancel the offering?	A:	Yes. We have the right to amend or terminate the offering at any time, in our sole discretion. If we amend the offering in any material way, we will offer subscribers the opportunity to change their subscriptions to the extent required by the SEC. If we terminate the offering, funds received prior to termination will be returned promptly to you without interest.

Q:	Do we expect our directors and executive officers to purchase in the offering, and how will this affect their ownership interest in the Company?	A:	At present, our directors and executive officers (including their affiliates) beneficially own 420,757 shares (approximately 17.9%) of our common stock (including common stock underlying shares of convertible Series A preferred but excluding warrants and stock options exercisable currently or within 60 days). A majority of our directors and executive

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officers have told us they intend to invest in the offering (subject to the regulatory and other limitations discussed herein), but as of the date of this Prospectus have not advised us of the number of shares which they intend to purchase. Accordingly, we cannot determine at this time the number of shares which our directors and executive officers may purchase or whether such purchases would increase or decrease their percentage of total ownership of our outstanding common stock.

Q:	How much money will ebank Financial Services, Inc. receive from the offering?	A:	Our gross proceeds from the offering will depend on how many shares are purchased. If we sell all 3,703,704 shares offered, then we will receive gross proceeds of approximately $4.0 million, before deducting any dealer commissions, which will not exceed $160,000, and offering expenses payable by us estimated to be approximately $96,473.60.

Q:	What does the Company intend to do with the proceeds from the offering?	A:	The actual proceeds of the offering will be applied first to pay the expenses associated with the offering. The maximum net proceeds of the offering are estimated to be approximately $3,743,526.40. We intend to use the majority of these proceeds as additional regulatory and working capital for ebank, to support further growth and expansion of ebank’s asset base. We also may use a portion of the proceeds for other general corporate purposes, which could include future growth through mergers and acquisitions, as well as certain non-banking activities permitted for unitary thrift holding companies. See “USE OF PROCEEDS.”

Q:	Who should investors contact if they have more questions about the offering?	A:	If you have additional questions about the offering, you should direct them to the Information Agent for the offering, Jones, Byrd & Attkisson, Inc. (Att’n: Ron Attkisson), 2839 Paces Ferry Road, Suite 320, Atlanta, Georgia 30339, Telephone (770) 431-6200.
If you have any questions pertaining to the process for transmitting your completed Subscription Agreement and payment for your shares to the Subscription Agent, you should direct those questions to the Reorganization Department of the Subscription Agent, Continental Stock Transfer and Trust Company, Telephone (212) 509-4000, extension 536.

RISK FACTORS

      An investment in shares of our common stock involves risks. Before making an investment in our common stock, you should carefully consider the risks described below, together with the other information in this Prospectus. Our business, financial condition and results of operations could be adversely affected by any of the following risks. If we are adversely affected by these risks, then the trading price of our common stock could decline and you could lose all or part of your investment. The risks described below are the risks that we currently believe are material risks of an investment in our common stock. You should keep in mind that the risks described below are not the only risks that we face. Additional risks not presently known to us, or risks that we currently believe are not material, may also impair our business operations.

Risks Related to this Offering

Our stock is not traded on an established exchange and its price may be volatile, which may result in a significant difference between the fixed price at which we are selling our common stock in this offering and the prevailing market price for such stock following completion of the offering.

      We are offering to sell shares of our common stock at a fixed price of $1.08 per share. Our stock is quoted on the Over-the-Counter Bulletin Board. The Over-the-Counter Bulletin Board is not an established exchange, and we have not had enough shareholders or outstanding shares to support an active trading market. Accordingly, both the fixed offering price of $1.08 per share and the historical prices at which our stock has traded may not provide a reliable indication of future market prices. For those reasons, the trading price of our common stock could fluctuate significantly. Volatility in our stock price could also result from the following factors, among others:

•	quarterly variations in operating results;

•	announcements of technological innovations or new services or products and services by us or our competitors;

•	changes in financial estimates by securities analysts;

•	changes in governmental regulations;

•	the operating and stock price performance of other companies in our industry; and

•	general stock market or economic conditions.

The market price for our common stock also may be affected by general volatility in the market prices for companies with business models which are, or are perceived to be, related to online commerce and the Internet.

      The market prices of equity securities of companies with business models related to the Internet and online commerce have been particularly volatile. Although our original Internet-based business strategy has been revised to emphasize our traditional banking business while developing cost-effective strategies utilizing the Internet as one of our delivery channels, we cannot guarantee that market fluctuations related to the Internet and online commerce will not continue to impact the price of our common stock. Accordingly, these fluctuations may limit the ability of investors in the offering to sell their shares at or above the offering price, or at all. Further, in the past, following periods of volatility in the market price for a company’s securities, shareholders have often instituted securities class action litigation. If litigation of that type were brought against us, it could result in substantial costs and could divert management’s attention and resources, which could have a material adverse effect on our business.

The substantial number of shares of our common stock that are eligible for future sale in the public market could adversely affect prevailing market prices of our common stock.

      Future sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could adversely affect the prevailing market price of our common stock or impair our ability to raise additional capital. As of November 6, 2003, we currently have 2,074,723 shares of our common stock issued and outstanding. Pursuant to this Prospectus, we are registering for sale in this offering 3,703,704 additional shares of common stock. Additionally, there are 2,396,800 shares of common stock issuable at any time upon the conversion of 2,396,800 outstanding shares of our Series A preferred, 1,577,999 shares of common stock issuable pursuant to presently exercisable warrants, and 212,917 shares of common stock issuable pursuant to the exercise of options granted to directors and employees under our 1998 Stock Incentive Plan (154,417 of which are issuable pursuant to options that presently are exercisable).

      Pursuant to the terms of registration rights granted to the purchasers of our outstanding Series A preferred stock (and accompanying warrants) issued in three private placement transactions in 2001 and 2002, as well as to holders of other outstanding warrants issued privately as compensation for certain services rendered to the Company, we are presently obligated to register for resale by such holders a total of 4,526,565 shares of common stock (consisting of (i) the 2,396,800 shares issuable on conversion of the Series A preferred; (ii) 1,577,999 shares issuable upon the exercise of warrants and (iii) 551,766 shares issued without registration in payment of dividends on the outstanding shares of Series A preferred). Certain of these shares previously were registered by us for resale by such holders, but, pursuant to the terms of the registration rights agreements, we had notified the holders to suspend their use of the related resale prospectus in April 2002. In order to fulfill our obligation to provide such holders with a new resale prospectus as soon as the Company’s circumstances permit, we anticipate filing a new registration statement covering the resale of all such shares as soon as practicable following the completing of this offering. The conversion of the preferred stock and exercise of the warrants, and the sale of the underlying common stock by a significant number of holders in a relatively short period of time, could have the effect of depressing the market price of our common stock and limit our ability to raise additional capital.

It is unlikely that we will pay cash dividends on shares of common stock for the foreseeable future, so you may realize a return on your investment only through selling your shares.

      Since the holding company will rely on dividends received from ebank to pay dividends to stockholders, we will not be able to pay dividends until ebank is profitable and may pay dividends to the holding company. Even after ebank becomes profitable, however, the Board of Directors expects for the foreseeable future to retain as much of ebank’s earnings as possible for reinvestment in ebank’s business operations and to support future growth. Additionally, we are obligated to pay cumulative dividends at a rate of 8% on the outstanding shares of Series A Preferred stock. Further, regulations of the federal Office of Thrift Supervision prevent ebank from paying dividends in excess of the bank’s net income for the year to date plus retained earnings for the preceding two years. See “SUPERVISION AND REGULATION — Supervision of ebank.” Accordingly, it is unlikely that we will pay dividends on shares of common stock for the foreseeable future. You should not purchase our common shares if you are depending upon dividend income from this investment.

Certain provisions of our Articles of Incorporation, our Bylaws and Georgia Law could make it more difficult for another company to purchase us, even though such a purchase may increase share value.

      Our Articles of Incorporation and Bylaws, and the Georgia Business Corporation Code, contain provisions that could have the effect of discouraging a third party from acquiring control of ebank Financial Services, Inc. without the approval of our Board of Directors. In many cases, shareholders could receive a premium for their shares in connection with a merger, acquisition, tender offer, proxy contest or other similar transaction, all of which may be deterred or prevented by these provisions. Among other things, these provisions:

•	authorize us to issue preferred stock, the terms of which may be determined at the sole discretion of our Board of Directors and may harm the voting or economic rights of the holders of our common stock;

•	provide for a classified Board of Directors of three classes, with each class serving staggered three year terms, so that no more than approximately one-third of our board of directors could be replaced at any annual meeting;

•	restrict the persons eligible to call a special meeting of shareholders;

•	restrict the ability of shareholders to nominate directors or to place other items on the agenda for each annual meeting; and

•	provide that directors may be removed only for cause.

      As a result of these provisions, a takeover attempt may prove difficult, and shareholders may not realize the highest possible price for their securities.

If you are an existing holder of our common stock or our convertible Series A preferred, and you elect not to participate in this offering, you will suffer dilution of your percentage ownership of our common stock.

      The Board’s decision to accept subscriptions during the first 45 days of this offering only from existing shareholders, employees and directors is designed in part to enable us to raise capital while maximizing the opportunity for our existing shareholders to avoid or limit dilution of their ownership interest in the Company (or, in the case of holders of Series A preferred, dilution to the common equity interest underlying the conversion feature of such shares). To the extent that you do not elect to subscribe for shares in the offering and shares are purchased by others, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be diluted by a greater proportion than would be the case if you do elect to subscribe.

Once you submit an executed Subscription Agreement together with payment of the subscription price, you may not revoke your subscription for shares in the offering.

      Once you transmit a properly completed Subscription Agreement to the Subscription Agent for the offering, together with payment in full of the subscription price for the applicable number of shares in one of the forms prescribed, you may not revoke your subscription, even if less than all of the shares that we are offering are actually purchased. We have not established a minimum number of shares to be sold, and we intend to accept promptly all properly completed and fully paid subscriptions which are received by the Subscription Agent up to the maximum amount of the offering.

We may not be able to sell all of the shares in this offering.

      We are offering the shares in this offering directly to potential investors on a “best efforts” basis. Although we intend to pay a commission equal to 4% of the subscription price to any eligible NASD member firm named by an investor in their executed Subscription Agreement as having assisted the investor with completing such subscription, we will not be assisted by any underwriters. We have not established a minimum number of shares to be sold, and, as a result, we may complete this offering even if only a small number of shares are sold. We give no assurance that any particular number of shares will be sold. If all of the shares offered are not sold in the offering, then we will receive less proceeds from this offering, which could limit our future growth and financial flexibility and harm our ability to complete any future acquisitions or other transactions.

      We also intend, however, to pay a commission equal to 4% of the subscription price to any eligible NASD member firms named by an investor in the space provided on their executed Subscription Agreement as having assisted the investor with completing such subscription. In order to be eligible to assist investors in connection with the offering and qualify to receive this commission, an NASD member firm must be licensed to act as a broker or dealer in the state of the applicable investor’s residence.

Our Board of Directors and management will have broad discretion to spend a large portion of the net proceeds of this offering, and may do so in ways with which you do not agree.

      If the offering is fully subscribed, we estimate the net proceeds to us from this offering to be approximately $3.74 million, after deducting offering expenses. We have not determined specific uses for a large portion of these net proceeds, although we presently intend to use these proceeds as additional regulatory and working capital for ebank, and general corporate purposes, which could include future growth and potential mergers and acquisitions. The discretion of our Board of Directors and management to allocate the proceeds of the offerings may result in the use of the proceeds for non-banking activities that are permitted for unitary thrift holding companies, but that are not otherwise specifically identified in this Prospectus. Our Board of Directors and management may apply these proceeds to uses that you may not consider desirable. Any failure of management to apply these funds effectively could harm our business.

We cannot predict every event and circumstance which may impact our business and, therefore, the risks and uncertainties discussed herein may not be the only ones you should consider.

      The risks and uncertainties discussed in this Risk Factors section of the Prospectus are in addition to those that apply to most businesses generally. In addition, as we continue to grow our business, we may encounter other risks of which we are not aware at this time. These additional risks may cause serious damage to our business in the future, the impact of which we cannot estimate at this time.

Risks Related to Our Business

We may be required to raise additional capital in the future to implement our business plan, and we may not be able to secure such funds (or may not be able to do so on favorable terms) to support our growth plans.

      We believe that the net proceeds of this offering, assuming that it is fully subscribed, will be sufficient to satisfy our capital requirements, as currently planned, for at least the next 60 months. If all the shares are not sold in this offering, we may be forced to limit our growth due to capital adequacy requirements. If this occurs, ebank’s ability to grow or to meet the needs of its customers may be adversely affected, which could result in a decline in the value of our shares of common stock. If additional capital is needed, there can be no assurance that it will be available when desired or on such terms as we may find acceptable. Future efforts to raise capital through the sale of securities could reduce the proportionate interest of our shareholders. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly.

Competition with other financial institutions may cause us to increase marketing expenses, resulting in reduced profitability.

      The financial services industry in the United States is highly competitive and characterized by rapid change. We face competition from numerous sectors, and we expect competition in many of these sectors to increase. We compete with Internet-only banks and Internet versions of traditional branch-based banks. We compete for deposits with traditional banks, thrifts, credit unions, and other financial institutions, some of whom also offer Internet-based services, other financial service providers of direct-marketed savings and investment products, and other Internet-based financial institutions. In addition, we face competition from traditional branch-based and other financial service providers, including savings and commercial banks, credit unions, mutual fund companies, and brokerage companies. Most of our competitors have significantly greater capital and management resources, longer operating histories, greater brand recognition, and larger customer bases. Increased competition could cause us to increase marketing expenses and pay higher rates of interest to attract deposits, resulting in reduced profitability.

Our decisions regarding credit risk and reserves for loan losses may materially and adversely affect our business.

      Making loans and other extensions of credit are essential elements of our business, and we recognize there is a risk that our loans or other extensions of credit will not be repaid. The risk of nonpayment is affected by a number of factors, including:

•	the duration of credit;

•	credit risks of a particular customer;

•	changes in economic and industry conditions; and

•	in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

      We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolio. We periodically determine the amount of the allowance based on consideration of several factors, including:

•	an ongoing review of the quality, mix, and size of the overall loan portfolio;

•	our historical loan loss experience;

•	evaluation of economic conditions;

•	regular reviews of loan delinquencies and loan portfolio quality; and

•	the amount and quality of collateral, including guarantees, securing the loans.

      There is no precise method of predicting credit losses, and therefore we always face the risk that charge-offs in future periods will exceed our allowance for loan losses and that additional increases in the allowance for loan losses will be required. Additions to the allowance for loan losses would result in a decrease of our net income and our capital.

Because a significant portion of our loan portfolio consists of commercial real estate, commercial, land acquisition, and development and construction loans, our portfolio carries a higher degree of risk than would an average thrift portfolio comprised primarily of residential mortgage loans.

      Commercial real estate loans, commercial loans, land acquisition, and development and construction loans comprise a significant percentage (approximately 63.6%) of our loan portfolio at September 30, 2003. We believe that this represents a greater concentration of our loan portfolio in these types of loans than is typical for the average thrift institution, since most thrifts tend to concentrate their lending activities in the area of residential mortgage loans. Commercial real estate loans, commercial loans, land acquisition, and development and construction loans generally carry a higher degree of credit risk than do residential mortgage loans because of, among other factors, larger loan balances, dependence on the successful completion of a project for repayment and/or loan terms with a balloon payment rather than full amortization over the loan term. In particular, it is typically more difficult to estimate loan losses for these types of loans than it is for residential mortgage loans. Also, because commercial real estate loans, commercial loans, land acquisition, development and construction loans tend to have larger loan balances than residential mortgage loans, a loss on these types of loans would have a significantly greater adverse effect on our operations than would a loss on a residential mortgage loan. In addition, while the financial stability of a residential mortgage loan borrower generally will affect only a single residential mortgage loan, the financial stability of commercial real estate, commercial and construction borrowers may affect multiple loans as these borrowers may have borrowed from us for multiple projects.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

      The inability of borrowers to repay loans could erode our earnings and capital. Like all financial institutions, ebank maintains an allowance for loan losses to provide for loan defaults and nonperformance, based on, among other things, prior experience with loan losses as well as an evaluation of the risks in the current portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control, and such losses may exceed current estimates. As discussed above, we are particularly susceptible to this risk because a significant percentage of our loan portfolio is comprised of commercial real estate loans, commercial loans, land acquisition, development and construction loans. If it is necessary to increase our allowance for loan losses in the future, our results of operations could suffer.

      In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our results of operations and financial condition.

An economic downturn could reduce our customer base, our level of deposits, and demand for financial products and services such as loans.

      A general economic downturn would likely contribute to the deterioration of the quality of our loan portfolio and reduce the level of deposits in ebank. This would hurt our business. If an economic downturn occurs in the economy as a whole, or, as discussed below, in the Atlanta, Georgia region, which represents a significant concentration of loans in our loan portfolio, borrowers may be less likely to repay their loans as scheduled. Moreover, the value of real estate or other collateral that may secure our loan could be adversely affected. An economic downturn could, therefore, result in losses that materially adversely affect our business.

Because our business operations are concentrated in the Atlanta, Georgia metropolitan area, a downturn in the Atlanta, Georgia economy could have a material adverse effect on our business.

      Our success depends to a large degree on the general economic conditions in the Atlanta, Georgia metropolitan area. Substantially all of our total loan portfolio is concentrated in our local market area. Accordingly, the local economic conditions in this area have a significant impact on the loans that we make to our borrowers, the ability of our borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would impact these local economic conditions. Any significant decline in economic conditions in the Atlanta area market, regardless of whether caused by such factors impacting the general economy or by other, more local factors, could have a material adverse effect on our financial condition and performance.

Changes in interest rates may reduce our profitability.

      Like other financial institutions, our operating results depend in large part upon the level of our net interest income, which is the difference between interest income from interest-earning assets, such as loans and mortgage-backed securities, and interest expenses on interest-bearing liabilities, such as deposits and other borrowings. Depending on the terms and maturities of our assets and liabilities, a significant change in interest rates could have a material adverse effect on our profitability. Many factors cause changes in interest rates, including governmental monetary policies and domestic and international economic and political conditions. Our interest-earning assets and our interest-bearing liabilities may react in different degrees to changes in market interest rates. Interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. While we intend to manage the effects of changes in interest rates by adjusting the terms, maturities, interest rate sensitivity and pricing of our assets and liabilities, our efforts may not be effective and our financial condition and results of operations could suffer.

The failure or loss of third parties who provide much of our technology and outsourced products and services could result in interruptions to our operations.

      We receive and will continue to receive technology, information processing services, and technical and customer service support from third parties. These companies provide check processing, check imaging, Internet processing, Internet software, core banking software, and statement rendering services. We expect to use independent providers for additional products and services in the future. Some of the agreements with these service providers may be canceled without cause by either party upon specified notice periods, and future agreements may contain similar clauses. If one of our service providers terminates its agreement with us or fails to provide the services for which we have contracted, we may not be able to enter into a new agreement on similar terms, and our operations may be interrupted. Also, if we grow rapidly, we may exceed the capacity constraints of our providers. These constraints may result in slower response times or system failure. If our systems failed, or if they were interrupted or measurably slowed down for a significant period of time, we could lose customers and revenues.

The loss of or failure to hire additional key personnel could hurt our business.

      Our future success depends upon the continued service of our senior management team and key technical personnel. Our business may suffer if we lose the services of any of these individuals. In particular, we rely upon the services of James L. Box, our President and Chief Executive Officer. In May 2002, we entered into an employment agreement with Mr. Box, which is renewable by the parties on a year to year basis and contains certain confidentiality and non-compete provisions in the event that Mr. Box should cease to serve in his present capacity. If we lose the services of Mr. Box, or if we are unable to attract additional qualified personnel to carry out our strategy as we grow our business, our business could be materially adversely affected. In our experience, it can take a significant period of time to identify and hire personnel with the combination of skills and attributes required to carry out our strategy.

We may not be successful in continuing or managing our growth.

      Our growth has and will continue to place significant demands on all aspects of our business, including our systems, management, and personnel. We intend to use the funds raised in this offering to support anticipated increases in our retail loans and deposits, and to expand our residential mortgage and commercial real estate lending activities. Our ability to continue to grow depends, in part, upon our ability to:

•	attract new deposits, through either our existing branches and Internet-based business marketing efforts or through the establishment of new branch offices; and

•	identify new loan and investment opportunities.

      Our ability to manage growth successfully also will depend on whether we can maintain capital levels adequate to support our growth and maintain cost controls and asset quality. If we are unable to sustain our growth or respond to changing business conditions, our earnings could be adversely affected. If we grow too quickly, however, and are not able to control costs, maintain asset quality and adapt our operating systems, rapid growth also could adversely affect our financial performance.

We may acquire other companies and our business operations may suffer if we do not successfully implement and integrate our acquisitions.

      Our business strategy may, from time to time, involve the consideration and evaluation of strategic acquisitions of companies, branches and other assets. Acquisitions involve a number of risks to us, including:

•	the time we spend in identifying and evaluating potential acquisitions;

•	our ability to finance the acquisition and associated costs, including possible dilution to our existing shareholders;

•	the diversion of our management’s attention to the integration of the assets, operations of personnel of the acquired businesses;

•	our entry into new markets where we lack experience;

•	the introduction of new products and services into our business;

•	possible adverse short-term effects on our results of operations;

•	possible amortization of goodwill associated with an acquisition; and

•	the risk of loss of key employees of the acquired business.

      We may issue equity securities and other forms of common stock-based consideration in connection with future acquisitions, which could cause ownership and economic dilution to our current shareholders and to investors purchasing common stock in this offering. There can be no assurance that, following any future mergers or acquisition, our integration efforts will be successful or that the Company, after giving effect to the acquisition, will be profitable.

Environmental liability associated with commercial lending could result in losses.

      In the course of business, ebank may in the future acquire, through foreclosure, properties securing loans it has originated or purchased which are in default. In commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties. In this event, an affected bank might be required to remove these substances from the affected properties at its sole cost and expense. The cost of this removal could substantially exceed the value of affected properties. In any such event, we might not have adequate remedies against the prior owner or other responsible parties or could find it difficult or impossible to sell the affected properties. This could have a material adverse effect on our business, financial condition and operating results.

Government regulation might negatively impact our operating results.

      We operate in a highly regulated environment and are subject to examination, supervision and comprehensive regulation by Federal regulatory agencies. Banking regulations, designed primarily for the safety of depositors, may limit our growth and the return to investors by restricting activities such as the payment of dividends; mergers with, or acquisitions by, other institutions; investments; loans and interest rates; interest rates paid on deposits; and the creation of branch offices. Laws and regulations could change at any time, and changes could adversely affect our business. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to operate profitably.

We could incur unanticipated costs in our planned system conversion.

      We have entered into an agreement to convert to a new data processing system that will provide management with more timely and useful information at a lower cost than our current provider. A system conversion will generally require a significant time commitment from our senior management which may distract them from their other duties. In addition, the transition to a new system may involve delays and other difficulties that may cause problems with customers and could affect our business. Accordingly, we could incur unanticipated costs in our system conversion.

Our security could be breached, which could damage our reputation, deter customers from using our services, and expose us to potential liability.

      We must protect our computer systems and network from physical break-ins, security breaches, and other disruptive problems caused by the Internet or other users. Computer break-ins or other security breaches could jeopardize the security of information stored in and transmitted through our computer systems and network and may result in interruptions, delays or cessations of service to users accessing Web sites that deliver our services. Any interruption would likely adversely affect our ability to retain or attract customers, could damage our reputation, and could subject us to litigation. We may need to expend significant capital or other resources to protect against the threat of security breaches or alleviate problems caused by breaches. To date, we have not experienced any material security breaches that compromised either customer data or our network. However, we cannot assure you that we will not experience any security breaches in the future.

      We could also be subject to liability if third parties penetrate our network security or otherwise misappropriate our users’ personal information or credit card information. This liability could include claims for unauthorized purchase with credit card information, impersonation, or other similar fraud claims. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if privacy practices are investigated.

USE OF PROCEEDS

      The following table set forth the calculation of our net proceeds from the offering at the subscription price of $1.08 per share. Since the offering is not conditioned on the sale of a minimum number of shares and since it is being conducted on a “best efforts” basis, we are presenting this information assuming in the alternative that we sell 15%, 50% and 100% of the shares offered.

	Proceeds from Offering

	15%	50%	100%

Gross Offering Proceeds	$600,000	$2,000,000	$4,000,000
Maximum Amount of Potential Commissions(1)	24,000	80,000	160,000
Estimated Expenses of the Offering	96,474	96,474	96,474
Net Proceeds to ebank Financial Services, Inc.	$479,526	$1,823,526	$3,743,526

(1)	We intend to pay a fee of 4% of the subscription price to any eligible NASD member firm named on an executed Subscription Agreement as having assisted the holder with completing such subscription. We will not allow any other discounts or commissions in connection with the offering.

      We have not determined specific uses for all of the net proceeds received in this offering, although we presently intend to use the majority of the proceeds as additional regulatory and working capital for ebank, to support further growth and expansion of ebank’s asset base. Depending upon the extent to which the offering is successful and the total net proceeds which we receive, we also may utilize a portion of the proceeds for other general corporate purposes of the Company, which could include future growth and potential mergers and acquisitions, as well as certain non-banking activities that are permitted for unitary thrift holding companies, but that are not otherwise specifically identified in this Prospectus.

CAPITALIZATION

      The following table sets forth our consolidated capitalization at September 30, 2003, as adjusted to reflect the completion of this offering. Since the offering is not conditioned on the sale of a minimum number of shares and since it is being conducted on a “best efforts” basis, we are presenting this information, as in the “USE OF PROCEEDS” section above, assuming in the alternative that we sell 15%, 50% and 100% of the shares offered. The “as adjusted” capitalization assumes the net proceeds to us for each of the three cases presented, after deducting the estimated commissions and offering expenses payable by us, are as presented in the “USE OF PROCEEDS” section above. This table should be read together with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” and our consolidated financial statements included elsewhere in this Prospectus.

		As adjusted	As adjusted	As adjusted
		for sale of	for sale of	for sale of
	As reported,	15% of	50% of	100% of
	Sept. 30, 2003	Offering	Offering	Offering

Series A preferred stock, $.01 par value, 8% cumulative, convertible into one share of common stock; 10,000,000 shares authorized; 2,410,000 issued and outstanding; accumulated undeclared dividends of $282,597 (liquidation preference of $6,025,000)	$24,100	$24,100	$24,100	$24,100
Common stock, $.01 par value, 10,000,000 shares authorized, 2,060,639 shares issued and outstanding at September 30, 2003	20,607	26,163	39,126	57,645
Capital surplus	19,173,149	19,703,593	21,034,630	22,936,111
Accumulated deficit	(12,492,143)	(12,548,617)	(12,548,617)	(12,548,617)
Accumulated other comprehensive gain (loss)	(204,514)	(204,514)	(204,514)	(204,514)

Total shareholders’ equity	$6,521,199	$6,976,625	$8,344,725	$10,264,725

Book value per share of common stock	$1.46	$1.39	$1.32	$1.26

MARKET FOR COMMON EQUITY, ABSENCE OF COMMON STOCK

DIVIDENDS AND RELATED MATTERS

      Since our initial public offering on August 6, 1998, our common stock has been quoted on the OTC Bulletin Board, originally under the symbol “STCH” and, since May 3, 1999, under the symbol “EBDC.” As of October 16, 2003, we had approximately 312 common stock shareholders of record (with an estimated 900 total shareholders) and 139 Series A preferred shareholders of record.

      The following table sets forth for the periods indicated the high and low bid prices per share of common stock as reported on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	High	Low

2001
First quarter	$2.81	$1.44
Second quarter	$3.55	$2.62
Third quarter	$4.62	$3.05
Fourth quarter	$3.70	$1.55
2002
First quarter	$2.75	$1.60
Second quarter	$2.24	$1.53
Third quarter	$1.95	$1.40
Fourth quarter	$1.67	$.80
2003
First quarter	$1.45	$1.10
Second quarter	$2.00	$1.28
Third quarter	$2.20	$1.20

Dividends

      We are obligated to pay cumulative dividends at an annual rate of 8% on the outstanding Series A preferred stock. The dividends on each share accrue from the date of purchase, whether or not declared. At our option, we may pay these dividends in cash or in additional shares of our common stock. We anticipate that we will pay these dividends primarily in additional shares of common stock. On February 25, 2002, our Board of Directors declared a common stock dividend accrued on our Series A preferred stock from issuance date through February 28, 2002. The common stock dividend was paid on March 15, 2002 to Series A preferred stock shareholders of record on February 28, 2002. The dividend, which was based on the closing price of our common stock on the record date, resulted in the issuance of 216,675 shares of common stock. On February 24, 2003, our Board of Directors declared an additional dividend accrued on our Series A preferred stock through February 28, 2003. The common stock dividend was paid on March 25, 2003 to Series A preferred stock shareholders of record on February 28, 2003. The dividend, which was based on the closing price of our common stock on the record date, resulted in the issuance of 332,416 shares of common stock.

      We previously were obligated to pay cash dividends semiannually at a rate of 9% on the outstanding Series B-1 through January 2, 2003 and to pay cash dividends semiannually at a rate of 9% on the outstanding Series B-2 preferred stock through January 2, 2004. Effective December 31, 2002, these dividend obligations were terminated when we acquired and cancelled all of the Series B-1 and Series B-2 preferred stock as partial consideration for the sale of all of the capital stock of Peachtree Capital Corporation. See “DESCRIPTION OF OUR BUSINESS — General” on page 23.

      To date, we have not declared or paid cash dividends on the common stock, and for the foreseeable future we do not intend to declare cash dividends on common stock. We currently intend to retain earnings to support operations and finance expansion of our business and therefore do not anticipate paying cash dividends. In addition, the Office of the Thrift Supervision regulates the dividends payable by our subsidiary, ebank. See “SUPERVISION AND REGULATION — Supervision of ebank — Dividends” on page 53.

DESCRIPTION OF THE OFFERING

General

      We are offering to sell up to 3,703,704 shares of our common stock at a price of $1.08 per share, subject to a minimum subscription amount of 100 shares for each investor. The offering price represents a discount of approximately 26% to the book value of our common stock as of September 30, 2003 ($1.46 per share). The Offering will terminate 90 days following the date of this Prospectus (on                    , 2004), although we may extend this offering for one additional 30-day period in our sole discretion. The purpose of the offering is to raise funds as additional regulatory and working capital for the Company, and for general corporate purposes.

      We will conduct the offering solely on a “best efforts” basis. The Subscription Agent, Continental Stock Transfer & Trust Company, will deposit all subscription funds upon receipt in a segregated account. The funds will be immediately available to the Company because there is no minimum number of shares that must be subscribed for as a condition to accepting subscriptions and closing the offering. We reserve the right to amend or terminate the offering at any time. If we amend the offering in any material way, we will offer subscribers the opportunity to change their subscriptions to the extent required by the SEC. If we terminate the offering, the funds received prior to termination will be returned promptly to you without interest.

Determination of the Offering Price

      The subscription price for the shares of common stock in this offering was determined by our management and Board of Directors based upon information which they believed to be relevant. In this regard, management and the Board considered the recent trading history of our common stock and ebank’s financial condition and earnings, as well as the per share book value of the common stock. They also considered the amount of capital which the bank needed to raise in this offering as well as a variety of information concerning current conditions in the equity markets received from The Bankers Bank, which we engaged to consult with our management Board of Directors in evaluating various capital raising alternatives for the Company. The Bankers Bank has not rendered any opinion concerning the fairness of the offering price to existing holders of our common stock and Series A preferred or to other investors in the offering, and we will not seek any such opinion in connection with the offering.

      The primary objectives in establishing the subscription price for the offering were to maximize net proceeds obtainable by the Company and to enhance the success of the offering.

      No assurance can be given that the market price of our common stock will not decline during the offering to a level below the subscription price, or that a shareholder will be able to sell shares purchased in the offering at a price equal to or greater than the subscription price. Our stock is quoted on the Over-the-Counter Bulletin Board, which is not an established exchange, and we have not had enough shareholders or outstanding shares to support an active trading market. Accordingly, both the fixed offering price of $1.08 per share and the historical prices at which our stock has traded may not provide a reliable indication of future market prices. For those reasons, the trading price of our common stock could fluctuate significantly.

Our Plan of Distribution for the Offering

      No underwriters are involved in this offering. We will conduct the offering solely on a “best efforts” basis. Certain of our employees, officers or directors may respond to investor inquiries concerning this offering in states where they are permitted to do so without being required to register individually as “brokers” or “dealers,” but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation. We have engaged the firm of Jones, Byrd & Attkisson, Inc. to serve as our information agent for purposes of soliciting investor responses and responding to inquiries concerning the offering, and we will reimburse that firm for their reasonable expenses in connection with such engagement. Jones, Byrd & Attkisson, Inc. will not receive any separate commissions or fees for acting as information agent for the offering.

      We also intend, however, to pay a commission equal to 4% of the subscription price to any eligible NASD member firms named by an investor in the space provided on their executed Subscription Agreement as having assisted the investor with completing such subscription. In order to be eligible to assist investors in connection with the offering and qualify to receive this commission, an NASD member firm must be licensed to act as a broker or dealer in the state of the applicable investor’s residence. With respect to any subscriptions received from clients of Jones, Byrd & Attkisson, Inc. where that firm is named as having assisted the investor in connection with their subscription, Jones, Byrd & Attkisson, Inc. will be eligible to receive the 4% commission on the same basis as other NASD member firms. These member firms may be deemed to be underwriters under the Securities Act of 1933, and therefore, the fees and commissions to be paid by us to the member firms may be deemed to be underwriting discounts and commissions. We will not allow any other discounts or commissions in connection with the offering.

      As described below under “Acceptance of Subscriptions and Allocation of Shares,” for the first 45 days of this offering, we will accept subscriptions only from current holders of our common stock and Series A preferred, and from our directors and employees who are residents of those states in which this offering is being made. Thereafter, for the duration of the offering, we will accept subscriptions from all persons who are residents of those states in which this offering is being made, in addition to our existing shareholders, directors and employees. In order to limit the expenses of compliance with various state’s securities laws to a level that is reasonable in relation to the amount of capital which we are seeking to raise in this offering, the offering is only being conducted in seven states, subject to our ability to effect registration of the offering under the laws of each such state. See “Limitations on Geographic Scope of Offering” below.

Acceptance of Subscriptions and Allocation of Shares

      For the first 45 days of this offering, we will accept subscriptions only from holders of currently outstanding shares of our common stock and our Series A preferred stock, and from our directors and employees (including executive officers), who are residents of those states in which this offering is being made. The Board of Directors has set the offering price at an approximately 26% discount to book value in an effort to maximize investor participation and the amount of proceeds received in response to this offering. By accepting subscriptions during the first 45 days of the offering only from existing shareholders, directors and employees, the Board intends to permit those parties who already have a vested interest in the future growth and success of the Company to have the first opportunity to make an additional investment at the offering price. The Board also intends, to the maximum extent practicable (subject to the geographic limitations discussed below), to allow existing shareholders the opportunity to reduce the amount of dilution which they will experience to their equity interest in the Company as a result of this offering before accepting subscriptions from the general public. We intend to accept subscriptions received from existing shareholders, directors and employees during this initial 45-day period on a “first come, first served” basis, up to the maximum number of shares available for sale in this offering (3,703,704 shares).

      Commencing on the 46th calendar day following the date of this Prospectus (                    , 2004), we will begin accepting subscriptions for any of such shares which then remain available for sale from the general public in those states in which this offering is being made (including any existing shareholders, employees or directors of the Company who did not subscribe during the initial 45-day period). This offering will terminate 90 days after the date of this Prospectus, although we may extend the offering termination date for one additional 30-day period in our discretion.

      In the case of existing holders of our common stock and Series A preferred, subscriptions for shares in this offering are not limited to pro rata amounts. Subject to the limitations concerning OTS approval discussed below, each shareholder may subscribe for any number of shares in excess of the number of offered shares that would represent the pro rata amount of that shareholder’s equity interest.

      Subscriptions from existing shareholders, employees and directors will be accepted during the first 45 days of this offering on a “first come, first served” basis. Beginning on the 46th day of this offering, any remaining available shares may be allocated among subscribers in any manner determined by our Board of Directors, acting in the Board’s sole discretion. In determining the allocation of available shares among subscribers following the first 45 days of this offering, our directors may, in their sole discretion take into account any factors that they deem relevant. Such factors may include, without limitation, a subscriber’s potential to do business with, or to direct customers to, ebank, as well as the ratio of each subscribers’ proposed investment to that of other subscribers and the order in which subscription applications are received.

      We are not bound by any subscription to purchase our common stock unless and until we accept that subscription in writing. Subject to the criteria discussed above, and to the limitations concerning OTS approval discussed below, we will decide which subscriptions to accept within thirty days of our receipt of the completed Subscription Agreement accompanied by payment for the shares as set forth below. If we reject all or any portion of a subscription, we will promptly refund to the subscriber by mail all or the appropriate portion of the amount remitted with the subscription, without interest. If we reject a subscription, if we terminate this offering, or if this offering expires, then we and our directors, officers, employees, agents, representatives, and affiliates will have no further liability to the subscribers whose subscriptions are being rejected once all appropriate refunds have been mailed to the address shown on each subscriber’s Subscription Agreement.

How to Subscribe

      Each investor who desires to purchase common stock in the offering should:

(1) complete, date and sign the Subscription Agreement, including the Form W-9, accompanying this Prospectus;

(2) make payment by personal check, bank or cashier’s check, or wire transfer payable to Continental Stock Transfer & Trust Company Subscription Account Number 475502795 in the amount of $1.08 for each share subscribed for in the offering; and

(3) transmit the completed Subscription Agreement, together with payment in full for all shares subscribed (unless payment is made separately by wire transfer), by mail, hand delivery or overnight or express courier service, to:

ebank Financial Services, Inc.

c/o Continental Stock Transfer & Trust Company
Att’n: Reorganization Department
17 Battery Place, 8th Floor
New York, New York 10004-1123

      IMPORTANT: The full subscription price for shares must be transmitted along with the Subscription Agreement. The subscription price must be paid in United States currency by personal check, bank or cashier’s check, or wire transfer payable to Continental Stock Transfer & Trust Company Subscription Account Number 475502795. Failure to include the full subscription price with the completed Subscription Agreement shall give us the right to reject all or any applicable portion of the subscription.

If payment of the subscription price is to be made by wire transfer, the following wire instructions should be used:

Account Name:	Continental Stock Transfer & Trust Company As Agent For ebank Financial Services, Inc.
Bank:	JP Morgan Chase Bank 52 Broadway, 6th Floor New York, NY 10004
Account Number:	475502795
ABA Number:	021000021

      Your completed Subscription Agreement, together with payment in full for the number of shares for which you wish to subscribe in this offering, must be received by the Subscription Agent prior to 5:00 p.m. New York City Time on                     , 2004, unless we extend this date.

Regulatory Ownership Limitation

      We will not be required to issue shares of our common stock in the offering to any person who, in our sole judgment and discretion, is required to obtain prior clearance, approval or nondisapproval from any state or federal bank regulatory authority (including without limitation the federal Office of Thrift Supervision) to own or control shares of our common stock unless, prior to the expiration of the offering, evidence of such clearance, approval or nondisapproval has been provided to the Company.

      Federal law generally provides that no person or entity, acting directly or indirectly or through or in concert with one or more other persons or entities, may acquire control, as that term is defined in Office of Thrift Supervision regulations, of a federally insured savings association without giving 60 days written notice to the Office of Thrift Supervision and providing the Office of Thrift Supervision an opportunity to disapprove the proposed acquisition. These provisions also prohibit, among other things, any director or officer of a thrift holding company, or any individual who owns or controls more than 25% of the voting shares of a thrift holding company, from acquiring control of any savings association that is not a subsidiary of such thrift holding company, unless the acquisition is approved by the Office of Thrift Supervision. Acquisition of more than 10% of any class of a savings association’s voting stock, if the acquirer also is subject to any one of eight “control factors,” also constitutes a rebuttable determination of control which triggers a required filing to certify that the holder is not in control of the savings association under the regulations. For additional information concerning these regulatory limitations, see “SUPERVISION AND REGULATION — Supervision of ebank Financial Services, Inc.” elsewhere in this Prospectus.

Limitations on Geographic Scope of Offering

      Due to the fact that our common stock is quoted on the Over-the-Counter Bulletin Board and is not listed on any securities exchange, this offering is not eligible for certain exemptions from applicable registration requirements under the state securities (or “Blue Sky”) laws of various jurisdictions. These laws are not uniform across all fifty U.S. states, and the registration process and compliance with associated regulations governing the manner in which we may conduct this offering is considerably more burdensome and expensive in some jurisdictions than in others. Accordingly, in an effort to enable the Company to raise the additional capital for which this offering is being made within a reasonable amount of time and at a reasonable cost, we are making this offering only to investors who are residents of the States of Georgia, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and Virginia. Our offering of securities in each of these seven states is contingent upon our successful registration of the offering under the applicable Blue Sky law provisions of each such state. If we determine, after the date of this Prospectus, that we will not be able to complete the registration process in one or more of such states without unreasonable effort or expense to the Company, then we may elect not to sell securities to the residents of any such state pursuant to this offering. This geographic limitation will not allow us to offer securities to 100% of the holders of all outstanding shares of our common stock and Series A preferred. However, the jurisdictions in which the offering is being made were selected by the Board of Directors in an effort to maximize the number of existing shareholders who could be included while limiting the potential delays and costs associated with compliance with state Blue Sky law compliance to a level deemed reasonable in relation to the amount of capital to be raised.

Estimated Expenses of the Offering

      In addition to the 4% commission which we will pay to any eligible NASD member firm named as having assisted an investor with having completing their subscription, we estimate that we will incur expenses of approximately $96,473.60 in connection with the offering, consisting of (i) SEC Registration Fee of $323.60; (ii) state “Blue Sky” filing fees of $5,150.00; (iii) printing and distribution costs of approximately $15,000.00; (iv) legal fees and expenses of approximately $35,000.00; (v) accounting fees and expenses of approximately $5,000.00; (vi) consulting fees and expenses of $25,000.00 paid to The Bankers Bank in connection with planning the offering; (vii) fees and expenses of the Subscription Agent of approximately $6,000.00; and (viii) miscellaneous fees and expenses of approximately $5,000.00. Accordingly, if the offering is fully subscribed and we paid the maximum sales commissions of $160,000, our net proceeds after payment of expenses associated with the offering would be estimated to be approximately $3,743,526.

Participation by Directors, Executive Officers and their Affiliates

      At present, our directors and executive officers (including their affiliates) beneficially own 420,757 shares (approximately 17.9%) of our common stock (including common stock underlying shares of convertible Series A preferred but excluding warrants and stock options exercisable currently or within 60 days). A majority of our directors and executive officers have told us they intend to invest in the offering (subject to the regulatory and other limitations discussed herein), but as of the date of this Prospectus have not advised us of the number of shares which they intend to purchase. Accordingly, we presently cannot determine the number of shares which our directors and executive officers may purchase or whether such purchases would increase or decrease their beneficial ownership of our common stock as a percentage of the total number of outstanding shares of common stock following the completion of this offering. Any increase or decrease in such percentage of total beneficial ownership by our directors, executive officers and their affiliates will depend upon the number of shares purchased by such individuals in the offering relative to the total number of shares purchased by all investors in the offering.

DESCRIPTION OF OUR BUSINESS

General

      ebank Financial Services, Inc., formerly known as ebank.com, Inc., a Georgia corporation, is the holding company for ebank, a federal savings bank, and from January 2, 2002 through December 31, 2002, Peachtree Capital Corporation, a Georgia corporation based in Atlanta which provides financial planning and securities brokerage services. We provide banking and other financial services to small business and retail customers through our offices in Atlanta, Georgia and via the Internet. We were incorporated in August 1997 for the purpose of forming and operating ebank, originally known as Commerce Bank, a federal savings bank. We completed our initial public offering in July 1998, raising $14.7 million, with net proceeds after offering expenses of $13.7 million, and we obtained final FDIC and Office of Thrift Supervision approvals to open ebank for business on August 17, 1998. Initially, we operated ebank in one location in Atlanta, Georgia as a traditional community bank, emphasizing personalized service and the banking needs of individuals and small businesses. From the outset, however, we intended to enhance our delivery of these services through the use of state-of-the-art technology. We also planned to capitalize on the flexibility provided by our thrift charter to pursue strategic opportunities in related areas of commerce. In April 1999, we acquired the Internet domain name ebank.com, and on June 30, 1999, we commenced Internet banking services.

      In January 2000, we launched a comprehensive new business strategy which included strategic alliances with several third parties and contemplated a rapid expansion of our Internet operations. Like many other companies with significant Internet operations, we expected to grow rapidly, and we incurred a substantial amount of operating and marketing expenses in preparing and positioning ourselves for this growth. To fund our growth plans, we commenced a private offering in the first quarter of 2000. As many other companies also discovered, market conditions turned adverse for raising capital for Internet-based companies, and we were forced to terminate our offering without raising any capital and reevaluate certain business strategies. One strategy that we were forced to reevaluate was our intended alliance with Talisman, Inc. Under our agreement with Talisman, Talisman granted us a license to use its Internet ATM technology in the United States, we granted Talisman a license to use our banking know-how, trademarks, business plans, and marketing materials outside the United States, and we exchanged equity interests in each other. We also agreed to enter into an outsourcing agreement pursuant to which Talisman would provide our core data processing services. Talisman reserved the right to rescind our entire transaction if we failed to enter into this outsourcing agreement. Due to the impact of our suspended offering, we did not enter into the outsourcing agreement and, in July 2000, Talisman exercised its right to terminate its agreements with us, including the license transfers and the share issuances. Consequently, we were unable to execute our business strategy, and we began to terminate our strategic alliances and take other steps to reduce expenditures.

      In July 2000, we restructured our senior management team. In July 2000, we obtained a $2.5 million line of credit, guaranteed by our organizing directors, to pay expenses related to our former business strategy and to support the development of a new strategy. We have revised our business strategy to emphasize our traditional banking business and to develop cost-effective strategies utilizing the Internet as one of our delivery channels. We also strengthened our management team and board by naming James L. Box as our chief executive officer and strengthened our board by appointing Richard D. Jackson and Don Stout to our board of directors. Mr. Jackson serves as chairman of our board. In March 2001, Lou Douglass resigned as president of our subsidiary, ebank, and Mr. Box assumed the position of president of ebank in addition to his position as chief executive officer of the parent holding company.

      In the second quarter of 2001, we closed a private stock offering and raised net proceeds of approximately $4.5 million from the sale of 500,000 units consisting of four shares of 8% cumulative convertible Series A preferred stock and a warrant to purchase two shares of common stock for $3.50 per share. We also closed a subsequent private stock offering in the second quarter of 2001 and raised net proceeds of approximately $875,000 from the sale of 97,500 units consisting of four shares of 8% cumulative convertible Series A preferred stock and a warrant to purchase two shares of common stock for $4.00 per share. We used a portion of the proceeds of these offerings to repay the $2.5 million line of credit. In a third private stock offering in January 2002, we raised net proceeds of $100,000 from the sale of 10,000 units consisting of four shares of 8% cumulative convertible Series A preferred stock and a warrant to purchase two shares of common stock for $4.00 per share. Pursuant to registration rights granted to the investors in the first two private offerings, we filed an initial shelf registration statement with the Securities and Exchange Commission on August 3, 2001. We filed a pre-effective amendment to the shelf registration statement on December 3, 2001, and the amended shelf registration statement was declared effective by the Securities and Exchange Commission on December 6, 2001. We agreed to add the common stock underlying the units issued in the third offering to the shelf registration statement when the first post-effective amendment to the shelf registration statement is filed. Pursuant to the terms of the registration rights agreements, however, we notified the holders in April 2002 to suspend their use of the related resale prospectus. In order to fulfill our obligation to provide such holders with a new resale prospectus as soon as the Company’s circumstances permit, we anticipate filing a new registration statement covering the resale of all such shares as soon as practicable following the completing of this offering.

      On December 27, 2001 we entered into a definitive agreement to acquire all of the outstanding shares of Peachtree Capital Corporation, a Georgia corporation based in Atlanta which provides financial planning and securities brokerage services. This transaction was closed effective January 2, 2002. In exchange for all of the shares of Peachtree Capital Corporation, we paid $400,000 in cash and issued 76,792 shares of 9% cumulative convertible Series B-1 preferred stock and 76,792 shares of 9% cumulative convertible Series B-2 preferred stock to the then-current shareholders of Peachtree Capital Corporation, Caroline O. and Steven Harless. The total value of the Series B-1 and Series B-2 preferred stock was $450,000. The Series B-1 and Series B-2 preferred stock issued in the Peachtree Capital Corporation acquisition were subject to restrictions on transferability and resale, and could not be transferred or resold except as permitted under the Securities Act and applicable state securities laws. However, we agreed to either amend any outstanding shelf registration statement, or file a new shelf registration statement, on behalf of the holders of the Series B-1 and Series B-2 preferred stock to assist in the disposition of the common stock received upon conversion of the Series B-1 and Series B-2 preferred stock. As described in more detail below, all of the previously issued and outstanding shares of the Series B-1 and B-2 preferred stock were cancelled as of December 31, 2002, when we acquired all of those shares of preferred stock as partial consideration for the sale of all of the capital stock of Peachtree Capital Corporation.

      G. Webb Howell and Richard C. Carter resigned from our Board of Directors effective January 2002, and February 2002, respectively. Mr. Howell and Mr. Carter both resigned from our board due to potential conflicts of interest that could develop as a result of a recent business acquisition by their employer. In February 2002, we added Caroline Harless and Greg Corona to our Board of Directors, effective March 1, 2002.

      On September 27, 2002, we announced that our subsidiary, ebank, would establish a loan production office in Columbia, Maryland on October 1, 2002. The function of the loan production office was to originate home mortgages and home equity loans and sell them in the secondary market. Although the Columbia office was established on October 1, 2002 as planned, we decided to discontinue operations on November 30, 2002, after consultations with the Office of Thrift Supervision, the bank’s primary regulator.

      Effective January 1, 2003, we changed the name of the holding company from ebank.com, Inc. to ebank Financial Services, Inc. In addition, we entered into a definitive agreement, effective as of December 31, 2002, for the sale of all of the outstanding capital stock of Peachtree Capital Corporation to Caroline O. and Steven Harless. In exchange for all of the capital stock of Peachtree Capital Corporation, Caroline O. and Steven Harless, delivered to us (1) 76,792 previously issued shares of our Series B-1 convertible preferred stock valued at $225,000; (2) 76,792 previously issued shares of our Series B-2 convertible preferred stock valued at $225,000; and (3) a cash payment of $578,000. The amount of the consideration was determined based upon arm’s length negotiations. Pursuant to the agreement, Ms. Harless also resigned as a director of ebank Financial Services, Inc.

Recent Developments

      Earlier this year, in contemplation of a private capital raising transaction, we entered into an agreement dated as of February 26, 2003 (the “Stock Purchase Agreement”) pursuant to which we agreed, subject to certain conditions, to sell 1,200,000 shares of our common stock for an aggregate consideration of $1,080,000 to Marshall Investments, L.P., a Georgia limited partnership in which Michael P. Marshall, Sr. is the general partner (“New Investor”), and to grant a related option which essentially would have permitted New Investor to maintain ownership of up to 20% of our issued and outstanding common stock through July 1, 2006.

      The obligation of New Investor to complete the purchase of shares was conditioned upon, among other things, all of the outstanding shares of the 8% Series A cumulative convertible preferred stock being retired and cancelled by the required closing date. We were not obligated to close the transaction if less than 80% of the outstanding shares of the 8% Series A cumulative convertible preferred stock was retired and cancelled by the required closing date. The Stock Purchase Agreement was subject to termination by either party if, through no fault of the terminating party, the closing of such transaction did not occur on or before June 26, 2003.

      Effective May 15, 2003, we commenced an exchange offer in the form of a private placement to the holders of all outstanding shares of 8% Series A cumulative convertible preferred stock, pursuant to which we offered (A) to exchange all of such shares for shares of common stock (on a one share for one share basis, as per the existing conversion feature) and (B) in connection therewith, to exchange all of such holders’ warrants to purchase common stock issued with the 8% Series A cumulative convertible preferred stock (the “Original Warrants”) for new warrants to purchase common stock with a lower exercise price of $1.75 per share and a new term of three years from the effective date of the exchange. We also offered to pay (in shares of our common stock) the dividend accrued through May 31, 2003 on all shares of 8% Series A cumulative convertible preferred stock tendered in the exchange offer.

      Upon expiration of the exchange offer, only 370,000 shares of Series A preferred, or 15% of such shares issued and outstanding, and Original Warrants exercisable for 185,000 underlying shares of Common Stock, or 15% of the outstanding Original Warrants, had been validly tendered for exchange and not withdrawn. In light of the very low percentage tendered, with the result that our acceptance of such tenders could not be expected to significantly reduce the preferred dividend burden on the Company or increase the liquidity of trading in our common stock, our Board of Directors concluded that there was a high probability that the ability of both the Company and the tendering security holders to realize the benefits expected as a result of the Exchange Offer would be substantially impaired. Accordingly, in reliance on one of the terms of the exchange offer which gave us the right to reject all tendered Series A preferred shares and Original Warrants if certain changes occurred which, in our reasonable judgement, might materially impair the benefits expected from the Exchange Offer, we elected not to accept any of the shares of Series A Preferred and Original Warrants tendered in the Exchange Offer.

      Following the failure to occur of the condition that all of the outstanding shares of the 8% Series A cumulative convertible preferred stock be retired and cancelled by June 26, 2003, the New Investor advised us of its election not to close the transactions contemplated by the Stock Purchase Agreement.

Strategy

      Since July 2000, we have eliminated all operating activities at the holding company level and reduced costs substantially. We will continue to operate ebank Financial Services, Inc. as a shell holding company and maintain our unitary thrift holding company charter which provides us with several advantages, including the ability to open branches in all fifty states and to operate as a licensed mortgage lender in all fifty states. We will continue to conduct all of our banking operations through our subsidiary federal savings bank, ebank. Our primary focus is to operate ebank as a profitable community bank with a strong Internet presence as one of our many delivery channels. In that regard, we will continue to reduce costs and maintain asset quality, as well as look for additional opportunities to increase fee income.

      Our Internet strategy is to maintain and promote awareness of our state-of-the-art Internet capabilities as another channel of delivering products, services, and communications to both our retail and commercial customers. Some of the products and services we currently offer include electronic bill payment, loan products and deposit products.

      We also revised our ebank.com center strategy. Rather than opening 24 remote centers across the country, which would be costly to manage and support remotely, we will concentrate on expanding our physical presence in the Atlanta, Georgia market. In line with our revised strategy, we closed our ebank.com center in Charlotte, North Carolina in February 2001.

      Customers can access ebank through any Internet service provider by means of an acceptable secure Web browser. In doing so, customers can apply for loans, review account activity, enter transactions into an online account, pay bills electronically, receive statements by mail, and print bank statement reports from any personal computer with a secure Web browser, regardless of its location. To open a new account, the customer completes the online enrollment form on our Web site, prints the signature card, signs it, and mails it to us. Customers can make deposits into an open account at ebank through direct deposit programs, by transferring funds between ebank accounts, by wire transfer, or by mail. Customers can also make withdrawals and have access to their accounts at ATMs that are affiliated with the Cirrus, Honor, Avail and Star networks.

Operations

Products and Services

      We provide a broad array of financial products and services to our small business and retail customers, including checking accounts, money markets, CDs, ATM cards, home equity loans, mortgage loans, commercial loans, credit cards and bill payment services. In addition, from January 2, 2002 through December 31, 2002, we provided comprehensive investment services, including personal financial planning; life, health and disability insurance; portfolio management; and financial advisory services for entrepreneurs and small businesses through our former subsidiary, Peachtree Capital Corporation. We provide small businesses with the same types of products and services that large banks have traditionally offered only to their largest customers. Some of our products and services include the following:

•	A full array of deposit products, including checking, money management accounts, and CDs.

•	Residential mortgage lending products, including home equity lines of credit and first and second mortgages.

•	Consumer loans and personal lines of credit.

•	Loans to small businesses and residential builders as well as commercial real estate developers.

•	ATM Cards — Each customer automatically receives a free ATM card when he or she opens an account. Customers can access their accounts at ATMs affiliated with the Cirrus, Honor, Avail and Star networks. We currently do not charge any ATM fees. In addition, although the operator of the ATM generally imposes fees, we currently reimburse these fees to our customers for their first six ATM usages each month.

•	Online Account Statements and Bill Payment — Customers can track the activity in their accounts directly through the Internet at any time and pay their bills electronically, obtain account balances and transaction history, transfer funds between various accounts, and even download account statements.

Pending Systems Conversion

      The Company plans to convert from its current banking platform provided by London Bridge Phoenix Software, Inc. to Fiserv’s Premier II banking platform in February 2004. The new banking platform, a fully integrated software solution, will enable the Company to further increase operational efficiencies throughout the organization and better serve the Company and its customers.

Security

      The security of our Internet banking applications is of utmost importance, and we are committed to providing the highest precautions appropriate to ensure that our customer information is safeguarded. We regularly evaluate the latest changes in Internet banking system security in an effort to maintain the highest standards of security.

      We address our system security at three levels. First, our primary concern is to ensure the security of customer information as it is sent from the customer’s personal computer to our Web server. Second, we have taken steps to ensure the security of the environment in which our Internet banking server and customer information database reside. Third, we have implemented Internet security measures to prevent unauthorized users from logging in to the online banking section of our Web site.

      We use a combination of proprietary and industry standard security measures to protect customers’ assets. Customers are assigned unique customer access codes, user identifications, and passwords that must be used each time they log on to the system. We rely on encryption and authentication technology, including public key cryptography technology, to provide the security and authentication necessary to effect the secure exchange of information. Telephone transactions are secured through a personal identification number — the same technology used in ATMs.

      To ensure reliable access to our internet domain ebank.com, we have implemented contingency and disaster recovery programs to effectively minimize any service outage due to hardware or software failures. “Mirroring” creates a continuous backup of all data and is stored in two physical locations for assurance of customer access reliability. In the event of an interrupted access over the Internet, a customer will continue to have access to their funds through several means, including ATM/debit cards and paper checks. We monitor Internet and network traffic to our Web site and have the ability to detect and disarm unwanted entries. We also retain records of and periodically review this traffic history, as well as a transactional log of our customer transactions, to assist us in maintaining a proactive approach to our security needs.

      We restrict access to our computer operations areas to only those employees with proper identification, and we have installed dual password protection to the computer consoles. We contracted the services of an independent security consulting company to provide vulnerability testing on both our internal and external network structure, as well as enhanced Internet penetration testing.

Intellectual Property

      We believe that our success will be attributable primarily to our integrated financial services delivery system and customer service rather than our technology and other proprietary rights, although our success and ability to compete also depend in part upon our proprietary rights. We rely on a combination of copyright, trademark, and trade secret laws and contractual restrictions to establish and protect our technology and other proprietary rights. We generally require employees and consultants and, when possible, suppliers to execute confidentiality agreements upon the commencement of their relationships with us. Nevertheless, the steps we have taken may not be adequate to prevent misappropriation of our technology, or our competitors may independently develop technologies that are substantially equivalent or superior to our technology.

      Our corporate name is “ebank Financial Services, Inc.,” formerly “ebank.com, Inc,” and we operate our subsidiary bank, “ebank,” under a thrift charter granted to us by the Office of Thrift Supervision. We own the domain name “ebank.com,” which is registered with Network Solutions. However, we do not have a federal trademark to the name “ebank.”

      We also own numerous top level domain names and country-code level domain names and we have service mark registrations, or applications pending, for the name “ebank.com” or “ebank” (with a design) in a number of countries. In line with our revised business strategy emphasizing our traditional banking business, we do not intend to maintain any of the service mark registrations or to pursue any of the pending service mark applications that relate to countries other than the United States.

      Our other proprietary rights reside in our plan of operations and our customer lists. We attempt to protect these assets through a combination of copyright, trademark, and trade secret laws, using employee and third party confidentiality agreements, and other methods. We do not have any patents or registered copyrights for any of our systems or products and services, as most of our technology is supplied and owned by third parties. As with all businesses, other parties may attempt to copy aspects of our technology, products, and services or to otherwise obtain and use information that we regard as proprietary, despite our efforts to protect them. Third parties may claim that our current or future products and services infringe on their patent, copyright, or trademark rights. Although we know of no other party making any such claims today, we cannot be sure that no such claim will be made in the future. Any such claims, whether with or without merit, could be costly and time consuming, cause delays in introducing new or improved products and services, require us to enter into royalty or licensing agreements or discontinue using the challenged technology, and otherwise could have a material adverse effect on us.

Competition

      The financial services industry in the United States is highly competitive and characterized by rapid change. We face competition from numerous sectors, and we expect competition in many of these sectors to increase. We compete with Internet-only banks such as NetBank and internet versions of traditional branch-based banks such as Wachovia, Wells Fargo and Bank of America. We compete for deposits with traditional banks, thrifts, credit unions, and other financial institutions, some of whom also offer Internet-based services, other financial service providers of direct-marketed savings and investment products, and other Internet-based financial institutions. In addition, we face competition from traditional branch-based and other financial service providers, including savings and commercial banks, credit unions, mutual fund companies, and brokerage companies.

Properties

      Our principal executive offices are located at 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia 30339, and our telephone number is (770) 863-9225. Our existing full-service branch is also located at 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia 30339. Our Internet banking, operations, and mortgage processing divisions are located at 2690 Cumberland Parkway, Suites 200 and 230, Atlanta, Georgia 30339. All of the foregoing offices are currently being leased. You may view our Web site at www.ebank.com, but this report does not incorporate by reference any information on our Web site. We are providing our Internet address for reference purposes only.

Employees

      As of November 6, 2003 we had 27 full-time employees and no part-time employees. None of our employees are covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Legal Proceedings

      In May 2003, Thacker & Loucks, Inc., d/b/a Thacker & Loucks Financial Services, a Georgia corporation (“Thacker”), filed an action against the holding company in the State Court of Fulton County alleging a breach of contract by the holding company. The breach of contract alleged by Thacker relates to a Servicing Representative Agreement dated as of August 3, 2001 (the “Agreement”) by and between ebank, the holding company’s subsidiary, and Thacker. Under the Agreement, ebank agreed to discount from time to time an indeterminate number of certain types of contracts which met ebank’s underwriting criteria. Pursuant to the terms of the Agreement, in February ebank provided Thacker with written notice of ebank’s intention to terminate the Agreement after the expiration of a 180-day notice period.

      The complaint filed by Thacker alleges that the holding company failed to approve loans which met or exceeded the underwriting criteria and failed to communicate with Thacker. The complaint filed by Thacker seeks contractual damages in the amount of Three Million Five Hundred Thousand Dollars, plus reasonable attorney’s fees and costs of the litigation.

      We believe that ebank has abided by all applicable terms of the Agreement, including those terms related to continuing performance during the notice period prior to termination, and that the claim asserted by Thacker is without merit.

      Thacker filed its lawsuit against the holding company, which is not a party to the Agreement and is therefore the wrong entity. The holding company filed its Answer in June 2003, denying all claims and informing Thacker that it had sued the wrong entity. Thacker has agreed to file a joint consent order dismissing the holding company from the action and substituting ebank, the actual party to the Agreement, as the actual Defendant. The consent order also stipulates that ebank will be given an opportunity to file its own Answer. The Answer will be due thirty days after the Court approves the proposed consent order and discovery will commence anew after this Answer is filed.

      Other than the pending proposed consent order, no motions are pending in this action. We intend to vigorously defend this lawsuit.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Selected Consolidated Financial Data

      The following selected consolidated financial data for the years ended December 31, 2002 and 2001 are derived from our financial statements and other data about us. The consolidated financial statements for December 31, 2002 and 2001 were audited by our independent certified public accountants Porter Keadle Moore, LLP and Mauldin & Jenkins, LLC, respectively. The selected consolidated financial data should be read in conjunction with our financial statements included in this prospectus beginning on page F-1.

	Year Ended	Year Ended
	December 31,	December 31,
	2002	2001

	(Dollars in thousands,
	except per share data)
Statement of Operations Data:
Interest income	$6,605	7,009
Interest expense	2,704	3,911

Net interest income	3,901	3,098
Provision for loan losses	322	50

Net interest income after provision for loan losses	3,579	3,048
Noninterest income	3,672	132
Noninterest expense	8,241	4,174

Net loss	$(990)	$(994)

Weighted average shares outstanding	1,663,207	1,469,450
Net loss per share	$(.89)	$(.94)
Balance Sheet Data (at period end):
Total assets	$101,417	$96,257
Earning assets	98,505	92,835
Federal funds sold and investment securities	19,262	17,039
Loans, net of unearned income	78,345	75,664
Allowance for loan losses	963	839
Deposits	84,578	79,122
Borrowings	9,280	9,362
Shareholders’ equity	6,530	7,401
Book value per common share	$3.78	$5.04
Performance Ratios:
Return on average assets	(1.05)%	(1.16)%
Return on average equity	(13.88)%	(14.06)%
Interest rate spread	3.97%	3.14%
Net interest margin	4.30%	3.77%
Asset Quality Ratios:
Allowance for loan losses to period end loans	1.23%	1.11%
Net charge-offs to average loans	.28%	.94%
Nonperforming loans to period end loans	0.30%	0.00%
Nonperforming assets to period end total assets	0.23%	0.00%

	Year Ended	Year Ended
	December 31,	December 31,
	2002	2001

	(Dollars in thousands,
	except per share data)
Capital and Liquidity Ratios:
Leverage (4.00% required minimum)	5.98%	7.19%
Risk-based capital
Tier 1	8.40%	9.12%
Total	9.65%	10.20%
Average loans to average deposits	98.30%	99.11%
Average equity to average assets	7.53%	8.26%

General

      Effective January 2, 2002, we acquired all of the outstanding shares of Peachtree Capital Corporation, a Georgia corporation based in Atlanta which provides financial planning and securities brokerage services. Accordingly, Peachtree Capital Corporation was operated as a wholly owned subsidiary of the company during most of the nine month period ended September 30, 2002 and the fiscal year ended December 31, 2002, and its results are included in our reported results of operations for such periods. Subsequently, we entered into a definitive agreement, effective as of December 31, 2002, for the sale of all of the outstanding capital stock of Peachtree Capital Corporation to Caroline O. and Steven Harless in exchange for (1) 76,792 previously issued shares of our Series B-1 convertible preferred stock valued at $225,000; (2) 76,792 previously issued shares of our Series B-2 convertible preferred stock valued at $225,000; and (3) a cash payment of $578,000. Therefore, our results of operations for the quarter and the nine months ended September 30, 2003 do not include the operations of Peachtree Capital Corporation.

      On September 27, 2002, we announced that our subsidiary, ebank, would establish a loan production office in Columbia, Maryland on October 1, 2002. The function of the loan production office was to originate home mortgages and home equity loans and to sell them in the secondary market. Although the Columbia office was established on October 1, 2002 as planned, we decided to discontinue operations on November 30, 2002, after consultations with the Office of Thrift Supervision, the bank’s primary regulator. Our results for the first quarter of fiscal 2003 include the proceeds from the sale of all loans generated by the Maryland operation, and we will not realize any additional income from this operation in future periods.

Analysis of the Fiscal Years Ended December 31, 2002 and 2001 and the Nine Months Ended September 30, 2003

      During the year ended December 31, 2002, our assets grew from $96,257,083 to $101,417,310. Primarily due to significant decreases in interest expense associated with our deposit products, our interest income, net of interest expense, grew from $3,098,276 for the year ended December 31, 2001 to $3,900,937 for the year ended December 31, 2002. We increased our provision for loan losses from $50,000 for the year ended December 31, 2001 to $321,719 for the year ended December 31, 2002. Thus, after deductions for interest expense and provision for loan losses, our net interest income grew from $3,048,276 for the year ended December 31, 2001 to $3,579,218 for the year ended December 31, 2002.

      Non-interest income increased from $131,740 for the year ended December 31, 2001 to $3,672,458 for the year ended December 31, 2002. The significant increase in non-interest income is primarily related to our Maryland loan operation, which generated $2,696,176 in gains associated with loans sold in the secondary market, and to Peachtree Capital Corporation, which generated $806,479 in brokerage related income. Additionally, we recorded a gain on the sale of Peachtree Capital Corporation of $68,825 also included in non-interest income in the current year.

      Non-interest expense increased from $4,174,406 for the year ended December 31, 2001 to $8,241,353 for the year ended December 31, 2002. The significant increase in non-interest expense is primarily related to our Maryland loan operation, which incurred $3,164,308 in operating expenses, and to Peachtree Capital Corporation, which incurred $711,736 in operating expenses.

Results of Operations

Three months ended September 30, 2003 compared to three months ended September 30, 2002:

      Net income for the three months ended September 30, 2003 was $148,171, or $26,681 after taking into account $121,490 in dividends on preferred stock, compared with a net loss of ($122,225), or ($255,753) after taking into account $133,528 in dividends on preferred stock, for the three months ended September 30, 2002. Net interest income, before provision for loan losses, for the three-month period ending September 30, 2003 totaled $1,022,300, compared to net interest income, before provision for loan losses, of $953,395 for the three-month period ending September 30, 2002.

      Other income earned for the three months ended September 30, 2003 and 2002 was $86,518 and $228,634, respectively. Included in other income for the three months ended September 30, 2003 are gains on sale of investments and other real estate owned totaling $20,407 and $18,634, respectively. Included in other income for the three months ended September 30, 2002 was $206,266 generated by Peachtree Capital Corporation.

      Operating expenses for the three-month periods ending September 30, 2003 and 2002 totaled $960,647 and $1,304,254, respectively. Operating expenses for the three-month period ending September 30, 2002 include expenses associated with Peachtree Capital Corporation. There were no operating expenses associated with the Maryland loan production office for the three-month period ending September 30, 2003. Operating expenses associated with Peachtree Capital Corporation for the three-month period ending September 30, 2002 totaled $180,237. After adjusting for operating expenses incurred in connection with Peachtree Capital Corporation in 2002, total operating expenses for continuing operations declined $163,370 for the three-month period ending September 30, 2003 as compared to the prior year period.

Nine months ended September 30, 2003 compared to nine months ended September 30, 2002:

      Net income for the nine months ended September 30, 2003 was $105,493, or ($255,017) after taking into account $360,510 in dividends on preferred stock, compared with a net loss of ($398,879), or ($795,164) after taking into account $396,285 in dividends on preferred stock, for the nine months ended September 30, 2002. Net interest income, before provision for loan losses, for the nine-month period ending September 30, 2003 totaled $2,907,275, compared to net interest income, before provision for loan losses, of $2,773,169 for the nine-month period ending September 30, 2002. During the nine months ended September 30, 2003, net interest income of $51,452 was generated from loans held for sale by our former Maryland loan production office.

      Other income earned for the nine months ended September 30, 2003 and 2002 was $1,153,718 and $729,338, respectively. Included in other income for the nine months ended September 30, 2003 was $752,715 generated by the Maryland loan production office. The income from the Maryland loan production office consisted of gains on loans sold to investors in the secondary market. We will not realize any additional income from the Maryland operation. Additionally, other income includes gains on sale of investments and other real estate owned of $265,281 and $18,634, respectively. Included in other income for the nine months ended September 30, 2002 was $662,353 generated by Peachtree Capital Corporation.

      Operating expenses for the nine-month periods ending September 30, 2003 and 2002 totaled $3,266,500 and $3,792,667, respectively. Operating expenses for the current year include expenses associated with the Maryland loan production office and operating expenses for the prior year include expenses associated with Peachtree Capital Corporation. Operating expenses associated with the Maryland loan production office for the nine-month period ending September 30, 2003 totaled $360,543, consisting primarily of incentive compensation and other benefits. Operating expenses associated with Peachtree Capital Corporation for the nine-month period ending September 30, 2002 totaled $524,785. After adjusting for operating expenses incurred in connection with the Maryland loan production office in 2003 and operating expenses for Peachtree Capital Corporation in 2002, total operating expenses for continuing operations declined by $361,925 for the nine-month period ending September 30, 2003 as compared to the prior year period.

      Average Balances, Income and Expense, and Rates. Net interest income represents the difference between interest received on interest-earning assets and interest paid on interest-bearing liabilities. The following represents, in a tabular form, the main components of interest-earning assets and interest-bearing liabilities for the nine months ended September 30, 2003:

		Interest
	Average	Income/	Yield/
Interest-Earning Assets/Bearing Liabilities	Balance	Expense	Cost

Federal funds sold	$3,677,271	$30,537	1.11%
Interest-bearing deposits	456,343	5,232	1.53%
Investment securities	16,683,120	712,136	5.71%
Loans	79,875,509	3,988,915	6.68%

Total	$100,692,243	$4,736,820	6.29%

Deposits	79,792,095	1,545,375	2.59%
Other borrowings	10,879,534	284,170	3.49%

Total	$90,671,629	$1,829,545	2.70%

Net interest income/spread		$2,907,275	3.59%

Net interest margin			3.86%

      The net interest margin for the first nine months of 2003 decreased to 3.86% as compared to 4.12% for the first nine months of 2002 and 4.30% for the full year in 2002.

Fiscal Year Ended December 31, 2002 compared to Fiscal Year Ended December 31, 2001:

      Net Income. We incurred a loss of $989,677 and had a net loss attributable to shareholders of $1,472,815, or $(0.89) per common share after taking into account $483,138 in cumulative dividends on the preferred stock, for the year ended December 31, 2002. We earned $3,900,937 in net interest income and $3,672,458 in noninterest income for the year, but these amounts were offset by noninterest expense of $8,241,353, and a provision for loan losses of $321,719.

      We incurred a loss of $994,390 and had a net loss attributable to shareholders of $1,382,068, or $(.94) per common share after taking into account $387,678 in dividends on the preferred stock, for the year ended December 31, 2001. We earned $3,098,276 in net interest income and $131,740 in noninterest income for the year, but these amounts were offset by noninterest expense of $4,174,406, and a provision for loan losses of $50,000.

      Net Interest Income. Our primary source of revenue is net interest income, which is the difference between income on interest-earning assets and expense on interest-bearing liabilities. Our net interest income was $3,900,937 for the year ended December 31, 2002. Net interest spread, the difference between the yield we earn on interest-earning assets and the rate we pay on interest-bearing liabilities, was 3.97% for the year ended December 31, 2002. Our net interest margin, which is net interest income divided by average interest-earning assets, was 4.30% for the year ended December 31, 2002. Average loans comprised 83.5% of our average earning assets in 2002.

      Our net interest income was $3,098,276 for the year ended December 31, 2001. Net interest spread was 3.14% for the year ended December 31, 2001. Our net interest margin was 3.77% for the year ended December 31, 2001. Average loans comprised 91.95% of our average earning assets in 2001.

      Average Balances, Income and Expenses, and Rates. The following table depicts, for the periods indicated, information related to our average balance sheet. The average yields on assets and average costs of liabilities represent the annualized rates for December 31, 2002 and 2001. We derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities:

Average Balances, Income and Expenses, and Rates

	Year Ended December 31,			Year Ended December 31,
	2002			2001

	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate

	(Dollars in thousands)
Assets
Interest-earning assets:
Loans	$75,780	$5,818	7.68%	$75,501	$6,656	8.81%
Interest-bearing deposits	287	9	3.25	165	4	2.45
Investment securities	12,227	729	5.96	2,901	190	6.72
Federal funds sold	2,458	49	1.98	3,543	159	4.38

Total interest earning assets	90,752	6,605	7.28%	82,110	7,009	8.52%
Other assets	3,859			3,543

Total assets	$94,611			$85,653

Liabilities
Interest-bearing liabilities:
Interest-bearing transaction accounts	$3,352	$55	1.64%	$2,441	$88	3.61%
Money market accounts	22,636	481	2.13	20,171	769	3.81
Savings deposits	226	4	1.72	94	2	2.53
Time deposits	45,710	1,798	3.93	48,035	2,945	6.13
Other borrowing	9,927	366	3.69	1,993	107	5.35

Total interest-bearing liabilities	81,851	2,704	3.30%	72,734	3,911	5.38%
Noninterest-bearing deposits	5,166			5,440
Other liabilities	465			406
Shareholders’ equity	7,129			7,073

Total liabilities and shareholders’ equity	$94,611			$85,653

Net interest spread			3.97%			3.14%

Net interest income/margin		$3,901	4.30%		$3,098	3.77%

      Interest Rate Sensitivity. A significant portion of our assets and liabilities are monetary in nature, and consequently they are very sensitive to changes in interest rates. This interest rate risk is our primary market risk exposure, and it can have a significant effect on our net interest income and cash flows. We review our exposure to market risk on a regular basis, and we manage the pricing and maturity of our assets and liabilities to diminish the potential adverse impact that changes in interest rates could have on our net interest income.

      One monitoring technique we employ is the measurement of our interest rate sensitivity “gap,” which is the difference between the amount of interest-earning assets and interest-bearing liabilities that mature or may reprice within a given period of time. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and it is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. We generally would benefit from increasing market interest rates when we have an asset-sensitive, or a positive, interest rate gap and we would generally benefit from decreasing market interest rates when we have liability-sensitive, or a negative, interest rate gap. When measured on a “gap” basis, we are in a negative gap position over the cumulative one-year time frame as of December 31, 2002. However, gap analysis is not a precise indicator of our interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but we believe those rates are significantly less interest-sensitive than market-based rates such as those paid on non-core deposits.

      Net interest income is also affected by other significant factors, including changes in the volume and mix of interest-earning assets and interest-bearing liabilities. We perform asset/liability modeling to assess the impact of varying interest rates and the impact that balance sheet mix assumptions will have on net interest income. We attempt to manage interest rate sensitivity by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities that reprice in the same time interval helps us to hedge risks and minimize the impact on net interest income of rising or falling interest rates. We evaluate interest sensitivity risk and then formulate guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest rate sensitivity risk.

      The following tables summarize the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2002 and 2001 that are expected to mature, prepay, or reprice in each of the future time periods shown. Except as stated in the following tables, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The bank’s savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the “Within Three Months” category, although historical experience has proven these deposits to be more stable over the course of a year.

Interest Rate Sensitivity Analysis

	December 31, 2002

	Within	After three but	After one	After five
	three	within twelve	but within	years or
	months	months	five years	nonsensitive	Total

	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-bearing deposits in banks	$628	$0	$0	$0	$628
Loans(1)	43,775	3,378	13,299	18,223	78,675
Investment securities	450	0	1,000	12,638	14,088
Federal funds sold	5,114	0	0	0	5,114

Total interest-earning assets	$49,967	$3,378	$14,299	$30,861	$98,505

Liabilities
Money market and NOW accounts	$24,953	$0	$0	$0	$24,953
Savings deposits	332	0	0	0	332
Time deposits	8,975	24,202	21,107	0	54,283
Other liabilities	30	5,250	0	4,000	9,280

Total liabilities/capital	$34,290	$29,452	$21,107	$4,000	$88,848

Interest-sensitivity gap	$15,677	$(26,074)	$(6,808)	$26,861	$9,657

Cumulative interest-sensitivity gap	$15,677	$(10,396)	$(17,204)	$9,657	$9,657

Ratio of interest-sensitivity gap to total earning assets	15.92%	(26.47)%	(6.91)%	27.26%
Ratio of cumulative interest-sensitivity gap to total earning assets	15.92%	(10.55)%	(17.46)%	9.80%

(1)	Includes mortgage loans held for sale.

	December 31, 2001

		After Three But	After One	After Five
	Within	Within	But Within	Years Or
	Three Months	Twelve Months	Five Years	Nonsensitive	Total

	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-bearing deposits in banks	$74	$0	$0	$0	$74
Loans	39,528	5,865	14,746	15,643	75,782
Investment securities	450	0	0	12,928	13,378
Federal funds sold	3,601	0	0	0	3,601

Total interest-earning assets	$43,653	$5,865	$14,746	$28,571	$92,835

Liabilities
Money market and NOW accounts	$28,003	$0	$0	$0	$28,003
Savings deposits	88	0	0	0	88
Time deposits	14,116	24,305	5,299	0	43,720
Other liabilities	20	62	5,280	4,000	9,362

Total liabilities/capital	$42,227	$24,367	$10,579	$4,000	$81,173

Interest-sensitivity gap	$1,426	$(18,502)	$4,167	$24,571	$11,662

Cumulative interest-sensitivity gap	$1,426	$(17,076)	$(12,909)	$11,662	$11,662

Ratio of interest-sensitivity gap to total earning assets	1.54%	(19.93)%	4.49%	26.47%
Ratio of cumulative interest-sensitivity gap to total earning assets	1.54%	(18.39)%	(13.91)%	12.56%

      The table below shows the interest rate sensitivity of our assets and liabilities as of September 30, 2003:

		After three
	Within	but within	After one
	three	twelve	but within	After five
	months	months	five years	years	Total

	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits	$75	$—	$—	$—	$75
Loans	36,757	7,911	11,493	23,664	79,825
Investment securities	450	—	—	22,715	23,165
Federal funds sold	320	—	—	—	320

Total earning assets	37,602	7,911	11,493	46,379	103,385

Interest-bearing liabilities:
Money market and NOW	18,086	—	—	—	18,086
Savings deposits	513	—	—	—	513
Time deposits	8,676	18,948	31,352	—	58,976
Repurchase agreements	6,000	—	—	—	6,000
Other borrowings	5,741	—	—	4,000	9,741

Total interest-bearing liabilities	39,016	18,948	31,352	4,000	93,316

Interest-sensitivity gap	$(1,414)	$(11,037)	$(19,859)	$42,379	$10,069

Cumulative interest-sensitivity gap	$(1,414)	$(12,451)	$(32,310)	$10,069	$10,069

Ratio of interest-sensitivity gap to total earning assets	-1.37%	-10.68%	-19.21%	40.99%	9.73%
Ratio of cumulative interest-sensitivity gap to total earning assets	-1.37%	-12.05%	-31.26%	9.73%

      As evidenced by the table above, we are cumulatively liability-sensitive at one year. However, our gap analysis is not a precise indicator of our interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. As discussed above, net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

      Rate/Volume Analysis of Net Interest Income. The following tables reflect the effect on interest income, interest expense, and net interest income, in the periods indicated, of changes in average balance and rate from the corresponding prior period. We have determined the effect of a change in average balance by applying the average rate in the earlier period to the change in average balance in the later period, as compared with the earlier period. We have included changes resulting from average balance/rate variances in changes resulting from rate. The balance of the change in interest income or expense and net interest income is attributed to a change in average rate:

	Year Ended December 31, 2002
	as compared to the Year Ended December 31, 2001

		Increase	Increase
	Net Increase	(Decrease)	(Decrease)
	(Decrease)	Due to Rate	Due to Volume

	(Dollars in thousands)
Assets
Interest-earning assets
Loans	$(838)	$25	$(863)
Interest-bearing deposit	5	3	2
Investment securities	539	633	(94)
Federal funds sold	(110)	(48)	(62)

Total interest income	(404)	613	(1,017)

Interest-bearing liabilities — deposits	(1,467)	64	(1,531)
Other borrowing	260	424	(164)

Total interest expense	(1,207)	488	(1,695)

Change in net interest income	$803	$125	$678

	Year Ended December 31, 2001
	as compared to the Year Ended December 31, 2000

		Increase	Increase
	Net Increase	(Decrease)	(Decrease)
	(Decrease)	Due to Rate	Due to Volume

	(Dollars in thousands)
Assets
Interest-earning assets
Loans	$866	$(1,169)	$2,035
Interest-bearing deposit	3	(3)	6
Investment securities	187	(850)	1,037
Federal funds sold	(245)	(60)	(185)

Total interest income	811	(2,082)	2,893

Interest-bearing liabilities — deposits	556	(471)	1,027
Other borrowing	4	(789)	793

Total interest expense	560	(1,260)	1,820

Change in net interest income	$251	$(822)	$1,073

      Provision and Allowance for Loan Losses. We have established an allowance for loan losses through a provision for loan losses charged to expense. The allowance represents an amount which we believe will be adequate to absorb losses on existing loans that may become uncollectible. Our judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans, including consideration of such factors as the balance of impaired loans, changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and a review of specific problem loans. We adjust the amount of the allowance periodically based on changing circumstances. Recognized losses are charged to the allowance for loan losses, while subsequent recoveries are added to the allowance. A loan is impaired when it is probable that we will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of expected payments, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on obtainable market prices, or, for loans that are solely dependent on the collateral for repayment, the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

      In addition, regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses, and they may require us to record additions to the allowance based on their review of information available to them at the time of their examinations.

      At December 31, 2002, our allowance for loan losses amounted to $963,301, or 1.23% of outstanding loans. At December 31, 2001 our allowance for loan losses amounted to $838,650, or 1.11% of outstanding loans. The increase in our allowance for loan losses during the year ended December 31, 2002 of $124,651 resulted from a $321,719 provision for loan losses and recoveries of $12,630 partially offset by net loans charged off of $209,698. The loans that were charged off during the year were reserved for at December 31, 2001. Our provision for loan losses for the years ended December 31, 2002 and 2001 was $321,719 and $50,000, respectively.

      As of September 30, 2003, the allowance was $1,435,330. We strengthened our provision for loan losses during the nine-month period ended September 30, 2003 by $689,000 as compared to an increase in provision of $108,719 during the same period in 2002. During the second quarter, we increased our provision by $586,000 primarily as a result of a significant increase in our non-performing loans during that period. At December 31, 2002, we had ten non-performing loans totaling $234,976. Non-performing loans declined slightly in the first quarter of 2003 to nine loans totaling $215,187. As of June 30, 2003, we had sixteen non-performing loans totaling $1,311,012. As of September 30, 2003, we had sixteen non-performing loans totaling $1,362,120.

      At December 31, 2002, there were twenty-two loans past due greater than 30 days totaling approximately $2,811,000. Loan delinquencies increased during the first quarter and at March 31, 2003, we had thirty-nine loans past due greater than 30 days totaling $5,429,000. Loan delinquencies declined in the second quarter and as of June 30, 2003, we had twenty-seven loans past due greater than 30 days totaling approximately $4.5 million. Although the number of delinquent loans decreased in the third quarter, the amount of delinquent loan balances increased slightly and as of September 30, 2003, we had twenty-four loans past due greater than 30 days totaling approximately $4.8 million. The allowance for loan losses, as a percentage of total gross loans, was 1.80% as of September 30, 2003, compared to 1.37% as of December 31, 2002. There were four loans charged-off for the nine-month period ended September 30, 2003 totaling $217,799.

      We discontinue accrual of interest on a loan when we conclude it is doubtful that we will be able to collect interest from the borrower. We reach this conclusion based on the borrower’s financial condition, economic and business conditions, and the results of our previous collection efforts. Generally, we will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. When we place a loan in nonaccrual status, we reverse all interest which has been accrued on the loan but remains unpaid and we deduct this interest from earnings as a reduction of reported interest income. We do not accrue any additional interest on the loan balance until we conclude the collection of both principal and interest is reasonably certain. If interest income had been accrued, interest income associated with nonaccrual loans would have been approximately $7,600 and $0 as of December 31, 2002 and 2001, respectively. We had ten non-performing loans at December 31, 2002 totaling $234,976 and no non-performing loans at December 31, 2001. At December 31, 2002, we had twenty-two loans totaling approximately $2,811,000 that were delinquent by more than 30 days. At December 31, 2001, we had six loans totaling $369,000 that were delinquent by more than 30 days.

      At December 31, 2002, we had ten non-performing loans totaling $234,976. Non-performing loans declined slightly in the first quarter of 2003 to nine loans totaling $215,187. At the end of the second quarter, we had sixteen non-performing loans totaling $1,311,012. Loan delinquencies increased during the first quarter and at March 31, 2003, we had thirty-nine loans past due greater than 30 days totaling

$5,429,000. Loan delinquencies declined in the second quarter and as of June 30, 2003, we had twenty-seven loans past due greater than 30 days totaling approximately $4,511,000. The allowance for loan losses, as a percentage of total gross loans, was 1.75% as of June 30, 2003, compared to 1.37% as of December 31, 2002. There were three loans charged-off for the six-month period ended June 30, 2003 totaling $194,941.

      We do not include loans that are current as to principal and interest in our nonperforming assets categories. However, we will still classify a current loan as a potential problem loan if we develop serious doubts about the borrower’s future performance under the terms of the loan contract. On December 31, 2002 we had three loans totaling $1,737,584 that we considered to be potential problem loans. On December 31, 2001 we had three loans totaling $1,037,528 that we considered to be potential problem loans. We consider the level of potential problem loans in our determination of the adequacy of the allowance for loan losses.

Allowance for Loan Losses

      The following table sets forth an analysis of our allowance for loan losses for the periods indicated:

	Year Ended	Year Ended
	December 31,	December 31,
	2002	2001

	(Dollars in thousands)
Average loans outstanding	$75,781	$75,501

Loans outstanding at period end	$78,345	$75,664

Total nonperforming loans	$235	$0

Beginning balance of allowance	$839	$1,501
Loans charged off	(210)	(712)
Recoveries of previous charge-offs	12	0

Net loans charged-off	(198)	(712)
Provision for loan losses	322	50

Balance at period end	$963	$839

Net charge-offs to average loans	.28%	.94%
Allowance as percent of total loans	1.23%	1.11%
Nonperforming loans as a percentage of total loans	.30%	0%
Allowance as a percent of nonperforming loans	409.97%	0%

      At December 31, 2002 and 2001, the allowance was allocated as follows:

		Percentage of		Percentage of
	Year Ended	Loans in Each	Year Ended	Loans in Each
	December 31,	Category to	December 31,	Category to
	2002	Total Loans	2001	Total Loans

Commercial	$290,079	16.22%	$345,293	18.29%
Real estate — individual	107,866	48.60%	71,252	38.08%
Real estate — commercial	176,685	26.26%	349,270	38.05%
Installment loans to individuals	194,209	8.92%	44,347	5.58%
Unallocated	194,462	—%	28,488	—%

Total	$963,301	100.00%	$838,650	100.00%

Noninterest Income and Expense

      Non-interest Income. Our primary sources of noninterest income for 2002 were mortgage origination fees and gains on mortgages sold to investors, service charges on deposit accounts and brokerage fees. We generated $2,703,991, $806,479 and $93,163 in mortgage related income, brokerage fees, and deposit service charges, respectively, during the year ended December 31, 2002, which represented 73.63% and 21.96% and 2.54%, respectively, of the total noninterest income of $3,672,458. Additionally, we reported a gain on the sale of Peachtree Capital Corporation of $68,825 representing 1.87% of non-interest income. In 2001, we generated $85,089 in deposit service charges and $46,651 in mortgage related income for total non-interest income of $131,740 for the period.

      We were able to achieve a substantial increase in mortgage related income in 2002 primarily as a result of our Maryland based loan production office. On September 27, 2002, we announced that our subsidiary, ebank, would establish a loan production office in Columbia, Maryland on October 1, 2002. The function of the loan production office was to originate home mortgages and home equity loans and sell them in the secondary market. Although the Columbia office was established on October 1, 2002 as planned, we decided to discontinue operations on November 30, 2002, after consultations with the Office of Thrift Supervision, the bank’s primary regulator. Mortgage related income generated by the Maryland operation was $2,696,176 or 99.71% of the $2,703,991 total for the year.

      On an annualized basis, our non-interest income represented 3.62% and .01% of our total assets at December 31, 2002 and 2001, respectively. Our other sources of noninterest income included loan maintenance fees, bankcard fees, commissions on check sales, safe deposit box rent, ATM fees, wire transfer fees, and official check fees.

      Non-interest Expense. Our non-interest expense for the years ended December 31, 2002 and 2001 totaled $8,241,353 and $4,174,406, respectively. The following table sets forth the primary components of noninterest expense for these periods.

Noninterest Expense

	Year Ended	Year Ended
	December 31,	December 31,
	2002	2001

	(Dollars in thousands)
Salaries and other compensation	$3,439	$1,803
Employee benefits	512	329
Net occupancy and equipment expense	1,847	1,386
Professional and other outside services	1,877	421
Other expense	566	235

Total	$8,241	$4,174

      Operating expenses for years ended December 31, 2002 and December 31, 2001 totaled $8,241,353 and $4,174,406, respectively. However, after adjusting operating expenses for the year ended December 31, 2001 for the effect of favorable resolutions to professional and other outside services fee disputes of $272,245 in the prior year, operating expenses incurred totaled $4,446,651. Operating expenses for the year ended December 31, 2002 include expenses associated with Peachtree Capital Corporation acquired at the beginning of the year and the Maryland loan production operation from October 1, 2002 until the office was closed on November 30, 2002. Operating expenses associated with Peachtree Capital Corporation for the year ended December 31, 2002 totaled $711,736, including salaries and other compensation of $449,296, occupancy expense of $95,297, advertising expense of $3,323, professional fees of $4,177 and other expenses of $159,643. Operating expenses associated with the Maryland loan production office for the year ended December 31, 2002 totaled $3,164,308, including salaries and other compensation of $1,300,498, occupancy expense of $272,366, advertising expense of $1,159,404, legal expense of $122,244, professional fees of $50,360 and other expenses of $259,436.

      Adjusted for operating expenses associated with Peachtree Capital Corporation and the Maryland operation, salaries, other compensation and employee benefits increased by approximately $70,000 in 2002 primarily as a result of an increased number of full time employees during the year. Net occupancy and equipment expense increased approximately $94,000, primarily as a result of approximately $152,000 in fixed asset write-offs during the year. Professional and other outside service expense, after adjusting for the effects of approximately $272,000 in favorable vendor fee resolutions in the prior year, decreased approximately $154,000. Other operating expenses decreased approximately $88,000 in 2002.

      Income Tax Expense. As of December 31, 2002, our accumulated deficit was approximately $12,598,000. We had a cumulative net operating loss carryforward of approximately $11,383,000 for income tax purposes for the year ended December 31, 2002. Our ability to realize a deferred tax benefit as a result of net operating losses will depend upon whether we have sufficient taxable income of an appropriate character in the carryforward periods. We recognize deferred tax assets for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities and operating loss carryforwards. We then establish a valuation allowance to reduce the deferred tax asset to the level that it is “more likely than not” that we will realize the tax benefit. We have fully offset the deferred tax assets resulting primarily from the provision for loan losses and the operating loss carry forwards by a valuation allowance in the same amount.

Analysis of Financial Condition

      Total consolidated assets increased by $5,160,227, or 5.4%, to $101,417,310 during the year ended December 31, 2002. The increase was generated primarily through an increase in net loans of $2.6 million and an increase in Federal funds sold of $1.5 million. The increase in net loans is primarily attributable to an increase in loans held for sale associated with the Maryland loan production office of $7.8 million, an increase in individual mortgage loans of $1.6 million and an increase of $2.8 million in consumer loans offset by decreases of $1.1 million and $8.2 million in commercial and commercial real estate loans. The change in loan portfolio mix reflects management’s efforts to expand its mortgage and consumer loan portfolio and decrease its reliance on commercial loans.

      Total consolidated liabilities increase by $6,031,017, or 6.8%, to $94,887,090 during the year ended December 31, 2002. The increase was generated primarily through an increase in deposits of $5.5 million. Declines in our money market and NOW account deposits of $3.0 million and noninterest-bearing demand deposits of $2.3 million were offset by increases in our certificate of deposit of $10.6 million and savings account deposits of $0.2 million.

      Total consolidated assets increased by $4.0 million to $105,421,933 during the nine-month period ended September 30, 2003. The increase in assets is primarily related to increases in investments of $9.1 million, commercial loans of $2.8 million, commercial real estate loans of $1.9 million, mortgage loans of $1.1 million and consumer loans of $0.6 million partially off-set by a decrease in mortgage loans held-for-sale of $7.8 million and Federal Funds sold of $4.8 million.

      Total consolidated liabilities increased by $4.0 million to $98,900,734 during the nine-month period ended September 30, 2003. The increase in liabilities is primarily related to a $6.5 million increase in other borrowings and a $4.7 million increase in certificates of deposits, off-set by decreases in money market deposits and other liabilities of $6.9 million and $0.7 million, respectively, during the nine-month period ended September 30, 2003.

      Loans. Loans often provide higher yields than the other types of earning assets, and thus one of our goals is for loans to be the largest category of our earning assets. At December 31, 2002 and 2001, loans accounted for 83.5% and 82%, respectively of our earning assets. Loans averaged $78.8 million and $75.5 million for the years ended December 31, 2002 and 2001, respectively.

      Average gross loans were $79,875,509 for the nine-month period ended September 30, 2003 and $74,757,925 for the nine-month period ended September 30, 2002. Total gross loans outstanding were $79,825,280 at September 30, 2003 and $71,059,160 at September 30, 2002.

      The following table shows the composition of our loan portfolio by category for the periods indicated:

Composition of Loan Portfolio

	December 31, 2002		December 31, 2001

		Percent		Percent
	Amount	of Total	Amount	of Total

	(Dollars in thousands)
Commercial	$12,764	18.01%	$13,860	18.29%
Real estate — commercial	20,658	29.16%	28,838	38.05%
Real estate — individual	30,417	42.93%	28,854	38.08%
Consumer and other	7,016	9.90%	4,230	5.58%

Total loans	70,855	100.00%	75,782	100.00%

Less:
Net deferred loan fees	(330)		(117)
Allowance for loan losses	(963)		(839)

Total net loans	$69,562		$74,826

      The following table summarizes the composition of the loan portfolio at September 30, 2003:

		Percent
	Amount	of Total

Commercial	$15,612,145	19.56%
Real estate — individual	39,075,605	48.95%
Real estate — commercial	18,761,768	23.50%
Installment loans to individuals	6,375,762	7.99%

Gross loans	79,825,280	100.00%

Less: Net deferred loan fees	(90,756)
Allowance for loan loss	(1,435,330)

Total net loans	$78,299,194

      The principal components of our loan portfolio at September 30, 2003 were mortgage loans and commercial loans, which represented approximately 92% of the portfolio. We will attempt to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration of collateral.

      In the context of this discussion, we define a “real estate loan” as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. We follow the common practice of financial institutions in our market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. We take this collateral to reinforce the likelihood of the ultimate repayment of the loan; however, this tends to increase the magnitude of our real estate loan portfolio component. Generally, we limit our loan-to-value ratio to 80%. A significant portion of our commercial loans provide working capital to small businesses. Our largest categories of loans, individual real estate and commercial real estate loans, totaled $51.1 million and represented 72% of the loan portfolio at December 31, 2002, compared to $57.7 million and 76% of the loan portfolio at December 31, 2001. Individual real estate loans totaled $30.4 million and represented 43% of the loan portfolio at December 31, 2002, compared to $28.9 million or 38% of the loan portfolio at December 31, 2001. Consumer and other loans totaled $7.0 million and represented 9.9% of the loan portfolio at December 31, 2002, compared to $4.2 million, or 5.6% of the loan portfolio at December 31, 2001. We increased individual real estate and consumer loans by approximately $4.3 million and decreased commercial real estate loans by approximately $8.2 million during the year ended December 31, 2002. The shift from commercial real estate loans to individual real estate and consumer loans significantly lowers credit risk characteristics of our loan portfolio.

      The repayment of loans in the loan portfolio as they mature is one of our sources of liquidity. The following table sets forth our loans maturing within specified intervals at December 31, 2002 and 2001. This information is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity. Of course, loan renewals are subject to our review and credit approval, as well as modification of the original loan terms.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

	December 31, 2002

		Over One Year
	One Year	Through Five	Over Five
	Or Less	Years	Years	Total

	(Dollars in thousands)
Commercial	$4,262	$7,452	$1,050	$12,764
Real estate — commercial	6,257	11,467	2,934	20,658
Real estate — individual	4,765	2,285	23,367	30,417
All other loans	1,760	1,448	3,808	7,016

	$17,044	$22,652	$31,159	$70,855

Loans maturing after one year with:
Fixed interest rates	$38,356
Floating interest rates	$15,455

	December 31, 2001

		Over One Year
	One Year	Through Five	Over Five
	Or Less	Years	Years	Total

	(Dollars in thousands)
Commercial	$6,558	$6,615	$687	$13,860
Real estate — commercial	12,272	11,194	5,372	28,838
Real estate — individual	10,785	3,957	14,112	28,854
All other loans	1,155	1,549	1,526	4,230

	$30,770	$23,315	$21,697	$75,782

Loans maturing after one year with:
Fixed interest rates	$30,388
Floating interest rates	14,624

      Investment Securities. Our average investment securities portfolio represented 13.47% and 3.5% of our average earning assets for the years ended December 31, 2002 and 2001, respectively. Investments at December 31, 2002 consisted of investments in U.S. government agency bonds and mortgage-backed securities and common stock in the Federal Home Loan Bank of Atlanta and in The Godfrey Bank.

      The following table summarizes the book value of securities for the dates indicated.

Securities Portfolio

	December 31,	December 31,
	2002	2001

	(Dollars in thousands)
Investment securities:
U.S. Government agencies	$10,998	$7,997
CMO	2,640	4,931
Common stock	60	60
Other stock	450	450

Total	$14,148	$13,438

      The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2002 and December 31, 2001.

Investment Securities Maturity Distribution and Yields

December 31, 2002

			After One But
			Within
	Within One Year		Five Years		After Five Years

	Amount	Yield	Amount	Yield	Amount	Yield

	(Dollars in thousands)
Investment securities:
U.S. government agencies	$0	0	$1,000	6.00%	$9,998	6.06%
CMO(1)	0	0	0	0	2,640	4.38%
Common stock(2)	60	0	0	0	0	0
Other stock	450	0	0	0	0	0

Total investment securities	$510	0%	$1,000	6.00%	$12,638	5.72%

December 31, 2001

			After One But
			Within
	Within One Year		Five Years		After Five Years

	Amount	Yield	Amount	Yield	Amount	Yield

	(Dollars in thousands)
Investment securities:
U.S. government agencies	$0	0	$0	0	$7,997	6.78%
CMO(1)	0	0	0	0	4,931	6.25%
Common stock(2)	60	0	0	0	0	0
Other stock	450	0	0	0	0	0

Total investment securities	$510	0%	$0	0%	$12,928	6.67%

(1)	CMO are presented in this table based on their weighted average expected life.

(2)	Yield based on dividends paid.

      Short-Term Investments. Our short-term investments, which consist of federal funds sold, averaged $2.5 million and $3.5 million for the years ended December 31, 2002 and 2001. These funds are a primary source of our liquidity and are generally invested in an earning capacity on an overnight basis.

      Deposits and Other Interest-Bearing Liabilities. Average interest-bearing liabilities totaled $81.8 million, or 86.5% of average assets in 2002. Average interest-bearing liabilities totaled $72.7 million, or 85% of average assets, for the year ended December 31, 2001.

      Deposits. Average interest-bearing deposits totaled $71.9 million and $70.7 million for the years ended December 31, 2002 and 2001. At December 31, 2002, total deposits were $84.6 million and averaged $77.1 million for the year then ended. The following table sets forth our deposits by category for the periods indicated.

Deposits

	December 31, 2002		December 31, 2001

		Percent of		Percent of
	Amount	Deposits	Amount	Deposits

	(Dollars in thousands)
Demand deposit accounts	$5,010	5.92%	$7,311	9.24%
NOW accounts	3,445	4.07%	3,243	4.10%
Money market accounts	21,508	25.43%	24,759	31.29%
Savings accounts	332	0.39%	88	0.11%
Time deposits less than $100,000	28,914	34.19%	29,413	37.18%

Time deposits of $100,000 or over	25,369	30.00%	14,308	18.08%

Total deposits	$84,578	100.00%	$79,122	100.00%

      The following table reflects the maturity distribution of our certificates of deposit of $100,000 or more at December 31, 2002 and 2001.

Maturities of Certificates of Deposits of $100,000 or more

		After Three	After Six
	Within	Through	Through
	Three	Six	Twelve	After Twelve
	Months	Months	Months	Months	Total

	(Dollars in thousands)
December 31, 2002	$2,210	$2,796	$6,080	$14,283	$25,369

December 31, 2001	$5,580	$3,702	$4,716	$310	$14,308

      Borrowed Funds. At December 31, 2002 and 2001, we had outstanding balances of $9,280,053 and $9,361,980, respectively. The average rate we paid on borrowings for the years ended December 31, 2002 and 2001 was 3.69% and 5.35%, respectively. In August 2000, we obtained a $2.5 million line of credit, guaranteed by our directors, to pay expenses related to our former business strategy and to support the development of our new strategy. This line of credit was repaid in June 2001. In 2001, we entered into agreements with the Federal Home Loan Bank to borrow $9,000,000 to fund loan growth. Additionally, we borrowed $250,000 from a bank in order to fund the purchase of Peachtree Capital Corporation.

Capital

      Total shareholders’ equity at December 31, 2002 was approximately $6.5 million, compared with shareholders’ equity of $7.4 million as of December 31, 2001. This $0.9 million decrease in shareholder’s equity was attributable to a net loss for the year ended December 31, 2002 of $989,677 partially offset by additional capital of $100,000 provided by the issuance of Series A preferred shares in January 2002. Our shareholders’ equity totaled $6,628,857 at June 30, 2003.

      We are subject to various regulatory capital requirements administered by federal banking agencies. Our failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Our capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, under regulatory guidelines, ebank, our banking subsidiary, may not pay a dividend to ebank Financial Services, Inc., if doing so would cause ebank to be less than adequately capitalized.

      Quantitative measures established by regulation to ensure capital adequacy require ebank to maintain minimum amounts and ratios. The primary regulatory agency for ebank, the Office of Thrift Supervision, requires ebank to maintain minimum ratios of tangible capital to tangible assets of 1.5%, core capital to tangible assets of 4.0%, and total risk-based capital to risk-weighted assets of 8.0%. At December 31, 2002, ebank had total, core, tangible, and Tier 1 capital to risk weighted assets ratios of 9.65%, 5.98%, 5.98% and 8.40%, respectively.

      The OTS has established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital into average assets. For all except the highest rated banks, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1 to 2 percent, depending upon risk profiles and other factors.

      We believe that, as of June 30, 2003, we exceed all capital requirements to which we are subject.

Liquidity Management

      Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Our primary sources of funds are principal and interest payments on loans receivable, cash flows from operations, increases in deposits and advances from the Federal Home Loan Bank of Atlanta. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in our market area. In addition, liability liquidity is provided through the ability to borrow against approved lines of credit (federal funds purchased) from correspondent banks and to borrow on a secured basis through securities sold under agreements to repurchase.

      We sold 1,469,450 shares during our initial public offering in 1998, with net proceeds after offering expenses of $13.7 million. We used approximately $8.5 million of the proceeds of the offering to capitalize ebank, and we retained the remaining offering proceeds to provide working capital for ebank Financial Services, Inc. As noted above, we commenced a private offering to fund expenses related to our new business strategy that we launched in the first quarter of 2000. Due to adverse market conditions, we suspended this offering. We incurred a substantial amount of expenditures at the holding company level and, as a result of the failed offering, lacked sufficient liquidity at the holding company level to pursue our business strategy. Consequently, in July 2000, we announced the restructuring of management, which included the elimination of some senior level positions, and the reevaluation of certain business strategies to reduce costs at the holding company level. In July 2000, we closed on a $2.5 million line of credit to repay amounts due to our bank subsidiary and provide working capital for the holding company.

      In the second quarter of 2001, we closed a private stock offering and raised net proceeds of approximately $4.5 million from the sale of 500,000 units. In a subsequent private stock offering in the second quarter of 2001, we raised net proceeds of approximately $875,000 from the sale of 97,500 units. We used a portion of the proceeds of these two offerings to repay the $2.5 million line of credit. In a third private stock offering in January 2002, we raised net proceeds of $100,000 from the sale of 10,000 units.

      Our funds sold position, which is usually our primary source of liquidity, averaged $2.5 million and $3.5 million for the years ended December 31, 2002 and 2001, respectively. The actual funds sold position was $5.1 million and $3.6 million on December 31, 2002 and 2001, respectively.

      The September 30, 2003 financial statements reflect total cash, cash equivalents, and federal funds sold of approximately $1.3 million, or 1.2% of total assets. In addition to cash and cash equivalents, our ability to maintain and expand our deposit base and our borrowing capabilities are other sources of liquidity. For the nine-month period ended September 30, 2003, total deposits decreased from $84.6 million to $82.8 million, representing a decrease of 2.1%. As of September 30, 2003, we entered into $6 million of security repurchase agreements that enabled us to borrow funds at favorable rates using our investment securities as collateral. We have additional security repurchase borrowing capacity of approximately $13 million. We will increase deposits as required to fund loan growth, for loan purchases in the secondary markets and for purchases of investments. We closely monitor and attempt to maintain appropriate levels of interest-earning assets and interest-bearing liabilities so that maturities of assets are such that adequate funds are available to meet our customer withdrawals and loan demand. We believe that our existing funding sources are adequate to ensure sufficient cash flow to meet our current and future obligations.

      The bank maintains adequate levels of capitalization as measured by the following capital ratios and the respective minimum capital requirements by the Office of Thrift Supervision, the bank’s primary regulator.

	Bank	Minimum
	Capital	Regulatory
	Ratio	Requirement

Capital ratios at September 30, 2003
Tier 1 capital	8.96%	4.0%
Tier 2 capital	1.25%

Total risk-based capital ratio	10.21%	8.0%

Leverage ratio	6.32%	4.0%

      The Office of Thrift Supervision has established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital into average assets. For all except the highest rated banks, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1 to 2 percent, depending upon risk profiles and other factors. The Office of Thrift Supervision has requested that the Bank maintain a total risk-based capital ratio of 10.0% or higher effective September 30, 2003, due to the fact that the proportion of the Bank’s loan portfolio which consists of “non-homogenous” (i.e. non-residential mortgage) loans is somewhat higher than that of the average thrift institution. We believe that, as of September 30, 2003, we meet all capital requirements to which we are subject.

SUPERVISION AND REGULATION

      Thrift holding companies and federal savings banks are extensively regulated under both federal and state law. The following is a brief summary of banking statutes and rules and regulations that affect ebank Financial Services, Inc. and ebank. These laws and regulations are generally intended to protect depositors, not shareholders. These regulations are very complex and we refer you to the particular statutory and regulatory provisions for a thorough understanding.

Gramm-Leach-Bliley Act

      On November 12, 1999, the Gramm-Leach-Bliley Act (the “Act”), previously known as the Financial Services Modernization Act of 1999, was signed into law by President Clinton. The Act permits bank holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are “complementary” to financial activities.

      The Act contains a number of provisions specifically applicable to federal thrifts. For example, the Act provides regulatory relief for community banks with satisfactory or outstanding Community Reinvestment Act ratings in the form of less frequent compliance examinations; and creates privacy provisions that address consumer needs without disrupting necessary information sharing between community banks and their financial services partners.

      The Act also prohibits new unitary thrift holding companies from engaging in nonfinancial activities or affiliating with nonfinancial entities. The prohibition applies to a company that becomes a unitary thrift holding company pursuant to an application filed with the Office of Thrift Supervision after May 4, 1999. However, a grandfathered unitary thrift holding company, such as ebank Financial Services, Inc., retains its authority to engage in nonfinancial activities.

      The Act may have the result of increasing the amount of competition that we face from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on us. From time to time other changes are proposed to laws affecting the banking industry, and these changes could have a material effect on our business and prospects. We cannot predict the nature or the extent of the effect on our business and earnings of fiscal or monetary policies, economic controls, or new federal or state legislation.

Supervision of ebank Financial Services, Inc.

      We are a registered holding company under the Savings and Loan Holding Company Act and the Financial Institutions Code of Georgia. We are regulated under these acts by the Office of Thrift required to file various reports with, and are subject to examination by, the Office of Thrift Supervision.

      As a thrift holding company owning only one savings institution, we are considered a unitary thrift holding company, and we obtained our charter before the implementation of the restrictions under the Gramm-Leach-Bliley Act. This means that, as long as our subsidiary ebank continues to qualify as a “qualified thrift lender” as described below, we may engage in a broad range of business activities not permitted to commercial bank holding companies or multiple-thrift holding companies. See “SUPERVISION AND REGULATION — Qualified Thrift Lender Requirements.”

      We would be required to obtain approval from the Office of Thrift Supervision in order to acquire control of another savings association or thrift holding company. We may, however, acquire as much as 5% of the voting stock of a savings institution or savings and loan holding company without seeking regulatory approval.

      Federal law generally provides that no person or entity, acting directly or indirectly or through or in concert with one or more other persons or entities, may acquire control, as that term is defined in Office of Thrift Supervision regulations, of a federally insured savings association without giving 60 days written notice to the Office of Thrift Supervision and providing the Office of Thrift Supervision an opportunity to disapprove the proposed acquisition. These provisions also prohibit, among other things, any director or officer of a thrift holding company, or any individual who owns or controls more than 25% of the voting shares of a thrift holding company, from acquiring control of any savings association that is not a subsidiary of such thrift holding company, unless the acquisition is approved by the Office of Thrift Supervision. Under Office of Thrift Supervision regulations, the term “savings association” includes federally charted savings banks as well as the holding companies of such institutions.

      Control, as defined under Office of Thrift Supervision regulations, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings association’s directors, or a determination by the Office of Thrift Supervision that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association’s voting stock, if the acquirer also is subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. These control factors include the acquirer being one of the two largest stockholders of any class of voting stock. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to the determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association’s stock must file with the Office of Thrift Supervision a certification that the holder is not in control of the institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable.

Supervision of ebank

      General. ebank operates as a federal savings bank incorporated under the laws of the United States. ebank’s primary federal regulator is the Office of Thrift Supervision, but the bank is also regulated by the FDIC. The Office of Thrift Supervision conducts regular examinations of ebank and regulates or monitors virtually all areas of the bank’s operations, including:

•	security devices and procedures,

•	adequacy of capitalization and loss reserves,

•	loans,

•	investments,

•	borrowings,

•	deposits,

•	mergers,

•	issuances of securities,

•	payment of dividends,

•	interest rates payable on deposits,

•	interest rates or fees chargeable on loans,

•	establishment of branches,

•	corporate reorganizations,

•	maintenance of books and records, and

•	adequacy of staff training to carry on safe lending and deposit gathering practices.

      Capital Requirements. The Office of Thrift Supervision requires that all savings institutions maintain an amount of capital in excess of certain minimum levels and has implemented regulations imposing three different capital tests. These regulations require that ebank maintain:

      “Tangible capital” in an amount of not less than 1.5% of total assets. “Tangible capital” generally is defined as:

•	core capital,

•	less intangible assets and investments in certain subsidiaries, and

•	excluding purchased mortgage-servicing rights.

      “Core capital” in an amount not less than 4.0% of total assets. “Core capital” generally includes:

•	common shareholders’ equity,

•	noncumulative perpetual preferred stock and related surplus,

•	minority interests in the equity accounts of consolidated subsidiaries less unidentifiable intangible assets (other than certain amounts of supervisory goodwill),

•	certain investments in certain subsidiaries, and

•	90% of the fair market value of readily marketable purchased mortgage-servicing rights and purchased credit card relationships.

      “Risk-based capital” equal to 8.0% of “risk-weighted assets.” “Risk-based capital” includes core capital plus supplementary capital, less certain deductions. Supplementary capital includes preferred stock, subordinated debt, and general loan and lease loss allowances up to 1.25% of risk-weighted assets. The amount of supplementary capital included as risk-based capital cannot exceed 100% of core capital. To determine total risk-weighted assets:

•	each off-balance sheet asset must be converted to its on-balance sheet credit equivalent amount by multiplying the face amount of each such item by a credit conversion factor ranging from 0% to 100% (depending upon the nature of the asset);

•	the credit equivalent amount of each off-balance sheet asset and each on-balance sheet asset must be multiplied by a risk factor ranging from 0% to 200% (again depending upon the nature of the asset); and

•	the resulting amounts are added together and constitute total risk-weighted assets.

      The risk-based capital standards also take into account interest rate risk, concentration of credit risk, risk from nontraditional activities and actual performance, and expected risk of loss on multi-family mortgages. In addition, the regulations require an institution to maintain a minimum ratio of core capital to total risk-weighted assets of 4%.

      The Office of Thrift Supervision may issue directives that impose capital requirements which are higher than the generally applicable minimum requirements if it determines that our capital is or may become inadequate. The Office of Thrift Supervision has issued no directive to the bank and has made no determination of capital inadequacy, but it has requested that the bank maintain a total risk-based capital ratio of 10.0% or higher effective September 30, 2003. The Office of Thrift Supervision based its request on the fact that the proportion of the bank’s loan portfolio which consists of “non-homogenous” (i.e. non-residential mortgage) loans is somewhat higher than that of the average thrift institution.

      The above capital requirements are viewed as minimum standards by the Office at Thrift Supervision. The OTS regulations contain prompt corrective action provisions that require certain mandatory remedial actions and authorize certain other discretionary actions to be taken by the OTS against a savings association that falls within specified categories of capital deficiency. The relevant regulations establish five categories of capital classification for this purpose, ranging from “well-capitalized or “adequately capitalized” through “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” ebank is considered to be “well-capitalized” pursuant to these regulations as of September 30, 2003. In general, the prompt corrective action regulations prohibit an OTS-regulated institution from declaring any dividends, making any other capital distributions, or paying a management fee to a controlling person, such as its parent holding company, if, following the distribution or payment, the institution would be within any of the three undercapitalized categories.

      In addition, the Georgia Department of Banking and Finance requires thrift holding companies to maintain a 5% Tier 1 capital ratio on a consolidated basis. Tier 1 capital is substantially the same as core capital.

      Deposit Insurance. Deposits at ebank are insured by the FDIC up to $100,000 for each insured depositor. The FDIC establishes rates for the payment of premiums by federally insured commercial banks and savings banks, or thrifts, for deposit insurance. The FDIC maintains a separate Bank Insurance Fund for banks and Savings Association Insurance Fund for savings banks and thrifts. Insurance premiums are charged to financial institutions in each category and are used to offset losses from insurance payouts when banks and thrifts fail. Since 1993, insured banks and thrifts have paid for deposit insurance under a risk-based premium system, with higher risk institutions paying higher premiums. Risk is determined by each institution’s federal regulator on a semi-annual basis and based on its capital reserves and other factors. Increases in deposit insurance premiums or changes in risk classification would increase ebank’s cost of funds.

      As an insurer, the FDIC issues regulations, conducts examinations, and generally supervises the operations of its insured institutions. The FDIC has the power to sanction, and may suspend or terminate the deposit insurance held by, any insured institution which does not operate in accordance with or conform to applicable laws and regulations. The FDIC may suspend or terminate deposit insurance if it finds that an institution has engaged in unsafe or unsound practices or is operating in an unsafe or unsound condition. The FDIC requires an annual audit by independent accountants and also has the authority to examine insured institutions itself.

      Transactions With Affiliates and Insiders. The bank is subject to restrictions on the amount of loans or credit to and investments it may make with directors and other insiders and with affiliated companies. Extensions of Credit to Insiders generally may not exceed 15% of the bank’s capital and surplus and typically must be on terms no more favorable than those available to any other comparable borrower. Special approval and collateralization requirements also may apply.

      With regard to affiliated companies, the aggregate of all covered transactions — a term that includes extensions of credit as well as certain other transactions — is limited in amount, as to any one affiliate, to 10% of the bank’s capital and surplus and, as to all affiliates combined, to 20% of the bank’s capital and surplus. Certain covered transactions must also meet specified collateral requirements. The bank generally is prohibited from purchasing low quality assets from an affiliate.

      ebank may engage in transactions with affiliates only if the transactions are on substantially the same terms, or at least as favorable to the bank, as those prevailing at the time for comparable transactions with non-affiliates. Extensions of credit to affiliates must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and must not involve more than the normal risk of repayment or present other unfavorable features.

      Dividends. ebank is subject to regulatory restrictions on the payment of dividends, including a prohibition on payment of dividends from its capital. Dividends may only be paid out of the bank’s net income (if any) for the year to date plus retained earnings for the preceding two years. The bank must notify the Office of Thrift Supervision 30 days before the payment of any dividends. In addition, under the FDIC Improvement Act, the bank may not pay a dividend if it would cause the bank to become undercapitalized.

      Branching. As a federal savings bank, ebank does not have any regulatory restrictions on its ability to branch in any state, except that we must first obtain the approval of the Office of Thrift Supervision.

      Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision to evaluate our record of meeting the credit needs of our local community, including low and moderate-income neighborhoods. The Office of Thrift Supervision must also consider these factors when it evaluates mergers, acquisitions, and applications to open a branch or facility. Failure to meet these standards could result in restrictions on our operations. ebank’s most recent Community Reinvestment Act rating is satisfactory.

      Liquidity. Federal regulations require us to maintain an average daily balance of liquid assets based on the amount of our deposits and short-term borrowings. Liquid assets include cash, certain time deposits, certain bankers’ acceptances, certain corporate debt securities and highly rated commercial paper, securities of certain mutual funds, and specified United States government, state, or federal agency obligations. This liquidity requirement may be changed from time to time by the Office of Thrift Supervision to any amount from 4% to 10% depending upon economic conditions and the deposit flows of member institutions. The current requirement is 5%. The Federal Reserve Board has also adopted regulations that require savings associations to maintain nonearning reserves against their transaction accounts, primarily NOW and regular checking accounts. These reserves may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision. Because required reserves must be maintained in the form of cash or a non-interest-bearing account at a Federal Reserve Bank, this reserve requirement will reduce the amount of the bank’s interest-earning assets.

      Qualified Thrift Lender Requirement. In order to exercise the powers granted to federally chartered savings associations, maintain full access to Federal Home Loan Board advances, and maintain our unitary thrift holding company status, ebank must meet the definition of a “qualified thrift lender.” ebank will qualify as a qualified thrift lender as long as its “qualified thrift investments” equal or exceed 65% of its “portfolio assets” on a monthly average basis in nine out of every 12 months. Qualified thrift investments generally consist of small business loans, as well as various housing related loans and investments such as residential construction and mortgage loans, home improvement loans, mobile home loans, home equity loans and mortgage-backed securities, certain obligations of the FDIC, and shares of stock issued by any Federal Home Loan Board, the FHLMC, or the FNMA. Qualified thrift investments also include certain other specified investments, subject to a percentage of portfolio assets limitation. For purposes of the qualified thrift lender test, the term “portfolio assets” means the savings institution’s total assets minus goodwill and other intangible assets, the value of property used by the savings institution to conduct its business, and liquid assets held by the savings institution in an amount up to 20% of its total assets. The bank’s qualified thrift investments currently represent approximately 80.48% of its portfolio assets.

      Office of Thrift Supervision regulations provide that any savings association that fails to meet the definition of a qualified thrift lender must either convert to a national bank charter or limit its future investments and activities (including branching and payments of dividends) to those permitted for both savings associations and national banks. Further, within one year of the loss of qualified thrift lender status, a holding company of a savings association that does not convert to a bank charter must register as a bank holding company and will be subject to all statutes applicable to bank holding companies.

      Loans to One Borrower Limitations. The Home Owners Loan Act will generally require that we comply with the limitations on loans to a single borrower applicable to national banks. National banks generally may make loans to a single borrower in amounts up to 15% of their unimpaired capital and surplus, plus an additional 10% of capital and surplus for loans secured by readily marketable collateral. The Home Owners Loan Act provides exceptions under which a savings association may make loans to one borrower in excess of the generally applicable national bank limits under one of the following circumstances: for any purpose, in any amount not to exceed $500,000; or to develop domestic residential housing units, in an amount not to exceed the lesser of $30 million or 30% of the savings association’s unimpaired capital and unimpaired surplus, provided other conditions are satisfied.

      Commercial Real Property Loans. Office of Thrift Supervision regulations generally limit the aggregate amount of nonresidential mortgage loans that a federal savings association may make to 400% of total capital.

      Other Regulations. Interest and certain other charges collected or contracted for by ebank are subject to certain federal regulations concerning interest rates which preempt state law in this area. The bank’s loan operations are also subject to certain federal laws applicable to credit transactions, including the following:

•	the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution will be fulfilling its obligation to help meet the housing needs of the community it serves;

•	the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•	the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	the Real Estate Settlement Procedures Act, governing certain aspects of residential mortgage loan origination and servicing; and

•	the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

      The deposit operations of ebank are also subject to certain federal laws, including:

•	the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	the Electronic Funds Transfer Act and Regulation E, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	the Truth-in-Savings Act and Regulation DD, which requires disclosure and imposes certain interest rate disclosure requirements in connection with consumer deposit accounts.

      Effect of Governmental Monetary Policies. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Board’s monetary policies have had, and will likely continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments, and deposits through its open market operations in United States government securities, and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

Recent Legislation

      USA Patriot Act of 2001. In October 2001, the USA Patriot Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington, D.C. which occurred on September 11, 2001. The Patriot Act is intended to strengthen U.S. law enforcement’s and the intelligence communities’ abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide ranging. The Patriot Act contains broad anti-money laundering and financial transparency laws and requires various regulations, including standards for verifying customer identification at account opening, and rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

      Sarbanes-Oxley Act. On July 30, 2002, the Sarbanes-Oxley Act of 2002 (the “SOA”) was enacted. The stated goals of the SOA are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

      The SOA is the most far-reaching U.S. securities legislation enacted in some time. The SOA generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the Securities and Exchange Commission (the “SEC”), under the Securities Exchange Act of 1934 (the “Exchange Act”).

      The SOA includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the SEC and the Comptroller General. The SOA imposes significant new federal requirements on corporate boards of directors and management, and on the accounting profession.

      The SOA contains provisions which became effective upon enactment on July 30, 2002 and provisions which will become effective from within 30 days to one year from enactment. The SEC has been delegated the task of enacting rules to implement various of the provisions with respect to, among other matters, disclosure in periodic filings pursuant to the Exchange Act.

      Other Pending Matters. Additional legislation and administrative actions affecting the financial services industry are being considered and in the future may be considered by the United States Congress, state legislatures (including the Georgia Legislature) and various regulatory agencies, including those referred to above. These matters include FDIC proposals concerning comprehensive deposit insurance reform legislation which is currently under consideration in Congress. We are not able to predict with certainty whether any of such legislation or administrative actions will be enacted or the extent to which the financial services industry in general or the Company and ebank in particular would be affected thereby.

MANAGEMENT

Executive Officers and Directors

      The following table presents information about our executive officers, key employees, and directors as of November 6, 2003:

Name	Age	Position

James L. Box	56	President, Chief Executive Officer, and Class III Director
Gary M. Bremer	64	Class II Director
Wayne W. Byers	46	Chief Financial Officer, Senior Vice President
Gregory J. Corona	49	Class II Director
Michael J. Curasi	52	Senior Credit Officer, Senior Vice President
Walter H. C. Drakeford	57	Class I Director
Terry L. Ferrero	51	Class I Director
Stephen R. Gross	55	Class III Director
Richard D. Jackson	66	Chairman of the Board of Directors, Class III Director
Don B. Stout	67	Class II Director

      James L. Box serves as one of our directors and as our president and chief executive officer. Mr. Box has over 30 years experience in the financial services industry. He has held several senior level banking positions at Georgia Federal Bank, First Union National Bank and First Georgia Bank. Most recently, Mr. Box served as president and chief executive officer of Ashford Investment Group, a financial services consulting firm he founded in 1997. From 1993 to 1997, Mr. Box was senior vice president and director of corporate development at First Image Management Company, a subsidiary of First Data Corporation. Mr. Box holds degrees from Jacksonville State University and the University of Alabama — Birmingham. He is also a graduate of the Stonier Graduate School of Banking at Rutgers University. Mr. Box attended the Executive Program at the University of North Carolina — Chapel Hill.

      Gary M. Bremer has been one of our directors since our formation in August 1997. From October 1996 until he retired in July 1998, Mr. Bremer was the chairman of Simione Central Holdings, Inc., a publicly traded information systems and management services company in the home health industry. He also served as Simione Central’s chief executive officer from October 1996 to April 1997. From 1978 until October 1996, Mr. Bremer served as president and chief executive officer of Central Health Holding Company, Inc. and its subsidiary, Central Health Services, Inc. He is the co-founder and a director for the Foundation for Medically Fragile Children, and a member of the board of directors for the Medal of Honor Foundation, a foundation organized by and under the Congressional Medal of Honor Society of America. Until December 1998, Mr. Bremer was a director of Fayette County Bank. Mr. Bremer was also an organizer and is a director of ebank.

      Wayne W. Byers, CCM, CPA, has served as our senior vice president and chief financial officer since December 2000. Mr. Byers served as our financial reporting manager and controller from November 1999 until his promotion to chief financial officer. From 1990 to November 1999, Mr. Byers held management positions in accounting and treasury management with The Prudential Bank and The Prudential Savings Bank, banking units of Prudential Financial, located in Atlanta, Georgia. Mr. Byers is a 1981 graduate of The University of Georgia and earned his master’s degree from Georgia State University in 1984.

      Gregory J. Corona was appointed to our board of directors effective March 1, 2002. Mr. Corona is a principal and the chief financial officer of Paladin Capital Partners Fund, a $200 million private equity fund with offices in Atlanta, Georgia and Washington, D.C. From April 2000 until August 2002, Mr. Corona was a senior vice president and chief financial officer of enfoTrust Networks, an Atlanta based technology company. Mr. Corona has held numerous senior management positions including president and chief executive officer of International Voyager Media and its successor company, ABARTA Media, the largest publisher of travel publications and related media in the United States. Mr. Corona also serves as a director of CompuCredit Corporation. Mr. Corona is a 1976 graduate of Michigan State University and earned his master’s degree from the University of Detroit in 1979.

      Michael J. Curasi has served as our Senior Vice President and Senior Credit Officer since October 2002. He joined ebank as a Loan Officer in July of 2002. Mr. Curasi has over 30 years experience as a Commercial Lender, Commercial Loan Manager and Community President. He has served in these capacities at Southeast Bank, Suntrust Bank and Bank of North Georgia. He is a 1972 Graduate of the University of Florida with a degree in Accounting and Finance.

      Walter Drakeford was appointed to our board of directors in May 2001. Mr. Drakeford serves as the managing director of Drakeford & Drakeford, P.A. in Washington, D.C., a firm for which he has worked for over 20 years. Mr. Drakeford holds a finance degree from the University of Berlin and a Masters of Business Administration degree from Head University. He also holds a juris doctorate law degree from Thomas Jefferson School of Law.

      Terry L. Ferrero has been one of our directors since our formation in August 1997. Since 1991, Mr. Ferrero has served as president and chief executive officer of American Wholesale Building Supply Company, a wholesale distributor of building supplies in Georgia, Alabama, Florida, South Carolina, and Tennessee. From 1976 until he founded American Wholesale in 1991, Mr. Ferrero was a sales executive with the Building Products Division of United States Steel Corporation. Mr. Ferrero was also an organizer and is a director of ebank.

      Stephen R. Gross has been one of our directors since September 1998. Mr. Gross is a co-founder of HLB Gross Collins, P.C., a full-service CPA firm in Atlanta, Georgia, and has been a member of that firm since 1979. Mr. Gross also serves as a director of Citi-Smith Barney Mutual Funds Family, a $45 billion fund group. Mr. Gross was also an organizer and is a director of ebank.

      Richard D. Jackson was named chairman of our board and appointed to serve as a director of ebank on October 26, 2000. Since 1996, Mr. Jackson has worked as a private business consultant. Prior to his consulting business, Mr. Jackson served as chief operations officer from 1993 to 1994 and vice chairman from 1994 to July 1995 of First Financial Management Corporation. From 1974 to 1992, he served as president and chief executive officer of First Georgia Bank and Georgia Federal Bank. Mr. Jackson has served as a director for Schweitzer — Mauduit International, Inc. since 1995. He has served as a director and a co-chairman of the board of Anacomp, Inc. and as a director and the chairman of the board of Asset Management Outsourcing, Inc.

      Don B. Stout was appointed to our board of directors in December 2000. Mr. Stout serves as president and chief executive officer of Cordova Realty, Inc. He also serves as chairman and a member of the board of directors of Cordova Realty II, LLC. Prior to joining Cordova Realty, Inc., Mr. Stout had a 32-year career in banking. From 1982 to 1993, he served in various capacities at Georgia Federal Bank, including senior executive vice president, chief banking officer, and chief operating officer. From 1975 to 1979, he was chief operating officer of Home Savings Bank in Reno, Nevada.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

      Executive Compensation. The following table shows the compensation we paid to our chief executive officer, chief financial officer and former senior credit manager of the bank for the years ended December 31, 2002, 2001, and 2000. We did not have any other executive officers who earned total annual compensation, including salary and bonus, in excess of $100,000 in 2002.

Summary Compensation Table

							Long Term
		Annual Compensation					Compensation Awards

					Other annual		Securities
Name and Principal Position	Year	Salary ($)		Bonus	Compensation ($)		Underlying Options (#)

James L. Box	2002	$150,000			$9,773	(1)
Chief Executive Officer	2001	$137,500			$10,608	(1)
and President	2000	$72,035			$3,529	(1)	35,000
Wayne W. Byers	2002	$104,083			$6,429	(2)	5,000
Chief Financial Officer	2001	$96,313			$6,726	(2)	12,500
	2000	$85,000	(2)		0		0
Lawrence W. Bourne	2002	$89,519	(3)		$6,236	(3)	5,000
Former Senior Credit	2001	$105,250			$7,552	(3)	5,000
Officer	2000	$101,042			$6,488	(3)

(1)	Includes $7,602, $8,412 and $2,817 in personal automobile expenses and $2,171, $2,196 and $712 in athletic club dues for the years ended December 31, 2002, 2001 and 2000, respectively.

(2)	Includes $6,429 and $6,726 in personal automobile expenses for the years ended December 31, 2002 and 2001. Mr. Byers became Chief Financial Officer effective December 2000.

(3)	Includes $5,111, $6,177 and $5,277 in personal automobile expenses and $1,125, $1,375 and $1,211 in athletic club dues for the years ended December 31, 2002, 2001 and 2000, respectively. Mr. Bourne terminated his employment effective October 31, 2002.

Employment Agreements

      In May 2002, we entered into an employment agreement with Mr. Box, our chief executive officer, which includes the following principal terms:

•	Serves as president and chief executive officer of ebank Financial Services, Inc.;

•	Base salary of $150,000, which may be increased by the Board of Directors periodically;

•	Term of one year, which is subject to renewal each year thereafter for additional one year periods until death, disability, termination, or resignation;

•	Opportunity for additional incentive compensation based on criteria to be established by the compensation committee of the board of directors;

•	Participates in retirement, welfare, and other benefit programs;

•	Entitled to life and health insurance;

•	Receives reimbursement for travel and business expenses and a monthly automobile allowance;

•	During his employment with us and for two years following termination of his employment, Mr. Box may not (i) solicit any of our customers for the purpose of providing any competitive product or service, (ii) solicit or induce any of our employees for employment, or (iii) disclose any of our confidential information;

•	Prohibits Mr. Box from disclosing any of our trade secrets during or after his employment; If Mr. Box is terminated without cause (as defined in the employment agreement), the Company must pay Mr. Box severance compensation in an amount equal to 100% of his then-current monthly base salary each month for 24 months from the date of termination, plus any bonus earned or accrued through the date of termination and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of termination.

•	If a change in control (as defined in the employment agreement) occurs, and either (i) Mr. Box terminates his employment for any reason within either 90 days of the occurrence of a change in control or within 90 days of the one year anniversary of the occurrence of a change in control; or (ii) the Company terminates Mr. Box without cause (as defined in the employment agreement) within 90 days of the occurrence of a change in control, then:

(a) the restrictive covenants contained in the employment agreement shall not apply after such termination; and

(b) Mr. Box shall be entitled to the following: (1) any sums due him as base salary and/or reimbursement of expenses through the date of such termination, plus any bonus earned or accrued through the date of termination; and (2) one lump sum payment in an amount equal to his then current annual base salary multiplied by two; and

•	If Mr. Box terminates his employment within 30 days of a change in control or if the Company terminates Mr. Box without cause within 30 days of a change in control, all of the provisions in (a) and (b) above shall apply, except that Mr. Box shall be entitled to receive a lump sum payment in an amount equal to his then current annual base salary multiplied by three.

      In January 2002, we entered into an employment agreement with Mr. Byers, our chief financial officer, which includes the following principal terms:

•	Serves as chief financial officer of ebank Financial Services, Inc.;

•	Base salary of $100,000 in 2002, which may be increased by the Board of Directors periodically;

•	Term of one year, which is extended automatically for additional one year periods unless either party to the agreement provides the other party with written notice 30 days before the expiration of the current term of its or his intention not to renew the agreement;

•	Opportunity for additional incentive compensation based on criteria to be established by the compensation committee of the board of directors;

•	Participates in retirement, welfare, and other benefit programs;

•	Entitled to life and health insurance;

•	Receives reimbursement for travel and business expenses and a monthly automobile allowance;

•	During his employment with us and for two years following termination of his employment, Mr. Byers may not (i) solicit any of our customers for the purpose of providing any competitive product or service, (ii) solicit or induce any of our employees for employment, or (iii) disclose any of our confidential information;

•	Prohibits Mr. Byers from disclosing any of our trade secrets during or after his employment;

•	If Mr. Byers is terminated without cause (as defined in the employment agreement), the Company must pay Mr. Byers severance compensation in an amount equal to 100% of his then-current monthly base salary each month for three months from the date of termination, plus any bonus earned or accrued through the date of termination and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of termination; and

•	If a change in control (as defined in the employment agreement) occurs, and either (i) Mr. Byers terminates his employment for any reason within either 90 days of the occurrence of a change in control or within 90 days of the one year anniversary of the occurrence of a change in control; or (ii) the Company terminates Mr. Byers without cause (as defined in the employment agreement) within 90 days of the occurrence of a change in control, then:

(a) the restrictive covenants contained in the employment agreement shall not apply after such termination; and

(b) if the change in control resulted in a diminution of duties, required relocation or similar grievous action, Mr. Byers shall be entitled to the following: (1) any sums due him as base salary and/or reimbursement of expenses through the date of such termination, plus any bonus earned or accrued through the date of termination; and (2) a lump sum payment in an amount equal to his then current annual base salary multiplied by the original full term (as defined in the employment agreement).

Director Compensation

      We currently pay our directors $300 for each board meeting attended. In addition, we pay our chairman of the board, Richard D. Jackson, $5,000 per month in director’s fees. In 2002, we also paid $1,200 on behalf of Mr. Jackson for athletic club dues. Except for airfare, we typically do not reimburse our directors for out-of-pocket expenses they incur in connection with their attendance at meetings. In the past, we have awarded our directors options to purchase our common stock for their service on the board of directors under our 1998 Stock Incentive Plan. In 2001, we issued 12,000 options to each of our directors except for Mr. Box and Mr. Jackson. In January 2003, we issued 12,000 options to Mr. Corona.

Option Grants In Last Fiscal Year

      The following table sets forth information concerning the grant of stock options to the named executive officers during the year ended December 31, 2002.

Percent of
	Number of	Total Options
	Securities	Granted to
	Underlying	Directors and	Exercise or
	Options	Employees in	Base Price	Expiration
	Granted(#)	Fiscal Year*	($/SH)	Date

Wayne W. Byers	5,000 (1)	14.2%	$1.90	2012
Lawrence W. Bourne	5,000 (2)	14.2%	$1.65	2012

(1)	Mr. Byers’s option to purchase 5,000 shares vests equally over a three year period beginning March 25, 2003.

(2)	Mr. Bourne’s option to purchase 5,000 shares vests equally over a three year period beginning August 5, 2003. Mr. Bourne terminated his employment effective October 31, 2002 and all such options were subsequently cancelled.

*	During the year ended December 31, 2002, we granted 35,250 options to purchase our common stock, 33,833 of which were subsequently cancelled.

Aggregated Option Exercises and Year-end Option Values

      The following table provides information regarding the value of all unexercised options held by the named executive officers at December 31, 2002. During 2002, none of the named executive officers exercised stock options.

	Number of Unexercised
	Securities Underlying		Value of Unexercised
	Options at Fiscal		In-the-Money Options at
	Year End (#)		Fiscal Year End ($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

James L. Box	23,334	11,666	0	0
Wayne W. Byers	4,167	13,333	0	0

(1)	Based on the closing price of our common stock of $1.35 on December 31, 2002, none of these options were considered to be in-the-money.

Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

      We enter into banking and other transactions in the ordinary course of business with our directors and officers and their family members and affiliates. It is our policy that these transactions be on substantially the same terms, including price, interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of their loan application. We intend for all of our transactions with our directors, officers, and other affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.

      On December 27, 2001, we entered into an agreement, which was effective January 2, 2002, to purchase all of the outstanding shares of Peachtree Capital Corporation from Caroline O. and Steven Harless. We appointed Ms. Harless as a director effective March 1, 2002. We paid $400,000 in cash and agreed to issue 76,792 shares of 9% convertible Series B-1 preferred stock and 76,792 shares of 9% convertible Series B-2 preferred stock. The total value of the Series B-1 and Series B-2 preferred stock was $450,000.

      In connection with the Peachtree Capital Corporation transaction, Peachtree Capital Corporation also entered into a consulting agreement with Harless & Associates, CPA, a company wholly owned by Caroline O. and Steven Harless, for the retention of the services of Ms. Harless as an independent contractor with Peachtree Capital Corporation for a period of two years. Under this agreement, Harless & Associates, CPA was paid an annual sum equal to 30% of Ms. Harless’ gross production for customers of Peachtree Capital Corporation existing on January 2, 2002 and 45% of Ms. Harless’ gross production for customers of Peachtree Capital Corporation added after January 2, 2002. However, Harless & Associates, CPA was entitled to a minimum of $125,000 for each year of the agreement. In the event Harless & Associates, CPA was terminated without cause, Harless & Associates, CPA was to receive a monthly severance payment of $10,416.67 per month through the remainder of the two year agreement. In addition to the foregoing, Harless & Associates, CPA was entitled to a bonus of $25,000 if revenues of Peachtree Capital Corporation exceeded $800,000 during the first year of the agreement and an additional bonus of $50,000 if revenues of Peachtree Capital Corporation exceeded $900,000 during the second year of the agreement.

      Peachtree Capital Corporation entered into a two year employment agreement on a commission only basis with Edmund Harless, the father-in-law of our former director, Ms. Harless. In the event Edmund

Harless is terminated without cause, Peachtree Capital Corporation must pay Edmund Harless a sum of $4,166.67 per month through the remainder of the two year agreement.

      Peachtree Capital Corporation agreed to pay Harless, Pittman & Associates, CPA’s, a company in which our former director Ms. Harless and her husband own equity interests, $7,500 a month through December 31, 2003 for its share of office space, equipment and supplies and staff shared with Harless, Pittman & Associates, CPA’s.

      We entered into a definitive agreement, effective as of December 31, 2002, for the sale of all of the outstanding capital stock of Peachtree Capital Corporation to Caroline O. Harless and her husband Steven Harless. In exchange for all of the capital stock of Peachtree Capital Corporation, Caroline O. and Steven Harless, delivered to us (1) 76,792 previously issued shares of our Series B-1 convertible preferred stock valued at $225,000; (2) 76,792 previously issued shares of our Series B-2 convertible preferred stock valued at $225,000; and (3) a cash payment of $578,000. The amount of the consideration was determined based upon arm’s length negotiations. In connection with this transaction, Caroline O. Harless resigned from our Board of Directors effective December 31, 2002.

      From the third quarter of 2000 through January 2002, we conducted three private stock offerings. The following directors and persons that beneficially own more than 5% of our common stock participated as investors on the same terms and conditions as other investors and invested the total aggregate amounts as follows: NBC Capital Corp. FBO Ronald Attkisson, a greater than 5% beneficial owner — $509,000; Billy R. Jones, a greater than 5% beneficial owner — $500,000; Edgar D. Chapman, Jr., a greater than 5% beneficial owner — $318,210; Richard D. Jackson, a director and greater than 5% beneficial owner — $180,000 (and an additional $20,000 by Mr. Jackson’s wife); Henry Alperin, a greater than 5% beneficial owner — $212,400; Tommy Duncan, a greater than 5% beneficial owner — $200,000; Stephen R. Gross, a director and greater than 5% beneficial owner — $100,000; Terry L. Ferrero, a director and greater than 5% beneficial owner — $100,000; Don Stout, a director — $100,000 (jointly with his wife); and Walter Drakeford, a director and greater than 5% beneficial owner — $200,000 (in his capacity as a trustee for two separate trusts).

      Attkisson, Carter & Company (formerly, Attkisson, Carter & Akers), a greater than 5% beneficial owner, served as the placement agent for the first two private stock offerings. We paid Attkisson, Carter & Company approximately $600,000 in cash and issued warrants to purchase up to 200,000 shares of our common stock at a price of $4.00 per share to Attkisson, Carter & Company and certain of its employees. In addition, in connection with our acquisition of Peachtree Capital Corporation, we issued to Attkisson, Carter & Company 20,307 shares of our common stock as a finder’s fee equal to 7% of the purchase price of the acquisition.

PRINCIPAL SHAREHOLDERS

      The following table shows how much of our common stock is owned by our directors, named executive officers, owners of more than 5% of our common stock and our directors and executive officers as a group as of November 6, 2003. Unless otherwise indicated, the address of each of the beneficial owners identified is c/o ebank Financial Services, Inc., 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia 30339.

      The right to acquire column in the table reflects all shares of common stock that each individual has the right to acquire through the conversion of preferred stock or the exercise of warrants or stock options within 60 days of November 6, 2003. Under SEC rules, securities in the right to acquire column are deemed to be outstanding and to be beneficially owned by the person or group holding such securities when computing the percentage ownership of that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. A person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated, each of the beneficial owners identified possessed sole voting and investment power with respect to all shares beneficially owned.

		Right to		Shares Beneficially
	Number of	Acquire Within		Owned as a Percentage
Name of Beneficial Owner	Shares Owned	60 Days		of Shares Outstanding

NBC Capital Corp. Collateral Account FBO Ronald L. Attkisson	40,276	325,850	(1)	15.25%
Billy R. Jones	49,710	300,000	(2)	14.73%
Edgar D. Chapman, Jr.(3)	25,351	190,926		9.55%
Richard D. Jackson(4)	18,203	133,000		6.85%
Henry Alperin	19,348	127,440	(5)	6.67%
Walter Drakeford(6)	15,391	128,000		6.51%
Tommy Duncan	17,584	120,000	(7)	6.27%
Stephen R. Gross(8)	37,271	90,857		5.92%
Attkisson, Carter & Company	20,307	99,924	(9)	5.53%
Terry L. Ferrero	28,835	90,857	(10)	5.53%
Don Stout(11)	9,557	68,000		3.62%
Gary M. Bremer	29,500	30,857	(12)	2.87%
James L. Box	0	35,000	(13)	1.66%
Wayne W. Byers	0	10,001	(14)	*
Michael J. Curasi	10,000	0		*
All directors and executive officers as a group (10) persons	148,757	586,572		26.17%

*	Less than 1% of outstanding common stock.

(1)	Represents 200,000 shares of preferred stock convertible into 200,000 shares of common stock and currently exercisable warrants to purchase 100,000 shares of common stock. Also includes currently exercisable warrants to purchase 25,850 shares of common stock issued directly to Ronald L. Attkisson. The address of Mr. Attkisson is 4739 Paces Ferry Road, Atlanta, Georgia 30327.

(2)	Represents 200,000 shares of preferred stock convertible into 200,000 shares of common stock and a currently exercisable warrant to purchase 100,000 shares of common stock. The address of Billy R. Jones is 6001 Liveoak Parkway, Norcross, Georgia 30093.

(3)	Represents 127,284 shares of preferred stock convertible into 127,284 shares of common stock issued directly to Edgar D. Chapman, Jr. Also includes 25,351 shares of common stock and a currently exercisable warrant to purchase 63,642 shares of common stock issued to Fayette Mortgage Corporation, an entity controlled by Mr. Chapman. The address of Mr. Chapman is 216 Woodruff Way, Peachtree City, Georgia 30269.

(4)	Mr. Jackson possesses sole voting and investment power with respect to 18,203 shares of common stock, 72,000 shares of preferred stock convertible into 72,000 shares of common stock, a currently exercisable warrant to purchase 36,000 shares of common stock and 25,000 stock options which may be exercised within 60 days of November 6, 2003.

(5)	Represents 84,960 shares of preferred stock convertible into 84,960 shares of common stock and currently exercisable warrants to purchase 42,480 shares of common stock. The address of Henry Alperin is 1 Eagleton Court, Augusta, Georgia 30909.

(6)	As sole trustee for two separate trusts, Mr. Drakeford possesses sole voting and investment power with respect to all shares set forth opposite his name, except for 8,000 stock options issued directly to Mr. Drakeford which may be exercised within 60 days of November 6, 2003. Represents 9,557 shares of common stock, 40,000 shares of preferred stock convertible into 40,000 shares of common stock and a currently exercisable warrant to purchase 20,000 shares of common stock in one trust, and 5,834 shares of common stock, 40,000 shares of preferred stock convertible into 40,000 shares of common stock and a currently exercisable warrant to purchase 20,000 shares of common stock in the other trust.

(7)	Represents 80,000 shares of preferred stock convertible into 80,000 shares of common stock and currently exercisable warrants to purchase 40,000 shares of common stock. The address of Tommy Duncan is 554 Duncan Road, Royston, Georgia 30662.

(8)	Represents 40,000 shares of preferred stock convertible into 40,000 shares of common stock, a currently exercisable warrant to purchase 20,000 shares of common stock, a currently exercisable warrant to purchase 22,857 shares of common stock and 8,000 stock options which may be exercised within 60 days of November 6, 2003. Mr. Gross shares voting and investment power with respect to 500 shares of common stock held by his wife.

(9)	Represents a currently exercisable warrant to purchase 99,924 shares of common stock. The address of Attkisson, Carter & Company is 3060 Peachtree Road, NW, Suite 1475, Atlanta, Georgia 30305.

(10)	Represents 40,000 shares of preferred stock convertible into 40,000 shares of common stock, a currently exercisable warrant to purchase 20,000 shares of common stock, a currently exercisable warrant to purchase 22,857 shares of common stock and 8,000 stock options which may be exercised within 60 days of November 6, 2003.

(11)	Mr. Stout shares voting and investment power with respect to 9,557 shares of common stock held jointly with his wife, 40,000 shares of preferred stock convertible into 40,000 shares of common stock held jointly with his wife, and a currently exercisable warrant to purchase 20,000 shares of common stock held jointly with his wife. Mr. Stout possesses sole voting and investment power with respect to 8,000 stock options which may be exercised within 60 days of November 6, 2003.

(12)	Includes a currently exercisable warrant to purchase 22,857 shares of common stock and 8,000 stock options which may be exercised within 60 days of November 6, 2003.

(13)	Includes 35,000 stock options which may be exercised within 60 days of November 6, 2003.

(14)	Includes 10,001 stock options which may be exercised within 60 days of November 6, 2003.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 10,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of November 6, 2003, there were 2,074,723 outstanding shares of common stock and 2,396,800 outstanding shares of 8% cumulative convertible Series A preferred stock.

Common Stock

      Holders of our common stock are entitled to one vote per share on all matters on which they are entitled to vote, including election of directors. Holders of our common stock do not have any cumulative voting, preemptive, conversion, redemption, or sinking fund rights. In the event of our liquidation, dissolution, or winding-up, holders of our common stock will be entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and satisfaction of the liquidation preference of any outstanding preferred stock. Subject to the preference rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably the dividends and other distributions, if any, as our board of directors may declare out of funds legally available for that purpose. The outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences, and privileges of holders of our common stock are subordinate to the rights of holders of preferred stock.

Preferred Stock

      Our board of directors has the authority under our articles of incorporation, without the approval of or any action by the shareholders, to issue up to 10,000,000 shares of preferred stock. Our board of directors also has the authority to designate the series and any preferences, powers, limitations, and relative rights of each issuance of preferred stock, and these rights may be more favorable than those granted to holders of our common stock. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, could have an adverse effect on the rights of holders of our common stock. For example, the issuance of any preferred stock with greater rights, privileges, and preferences than those applicable to the common stock could adversely affect the voting power, market price, and other rights and privileges of the common stock and could hinder or delay actions which the holders of common stock might desire, such as the removal of directors, attempted tender offers, proxy contests or takeovers, or other attempts to change control of ebank Financial Services, Inc.

      The following is a brief description of the terms of the 8% cumulative convertible Series A preferred stock. We have filed a complete description of this preferred stock in Articles of Amendment with the Georgia Secretary of State. The following description is qualified in its entirety by reference to the Articles of Amendment.

      Dividends. We are obligated to pay cumulative dividends at a rate of 8% on the Series A preferred stock. The dividends on each share accrue from the date of purchase, whether or not declared. At our option, we may pay these dividends in cash or in additional shares of our common stock. The dividends on the Series A preferred stock will be senior to any dividends we may declare from time to time on the common stock.

      Conversion. One share of Series A preferred stock will be convertible at any time at the option of the holder. In addition, we may require conversion of the Series A preferred stock when the closing price of the common stock equals or exceeds $10.00 per share for 15 consecutive trading days. One share of Series A preferred stock will be convertible into one share of common stock.

      Liquidation. In the event of any liquidation of the company, the holders of Series A preferred stock will be entitled to receive an amount equal to the original issue price of the Series A preferred stock plus all accrued but unpaid dividends on the Series A preferred stock before the holders of common stock are entitled to receive any amount.

      Voting. Holders of Series A preferred stock will not have any voting rights except to the extent required by law.

Warrants

      Warrants Issued in the Private Offerings. In the private offering that closed on June 5, 2001, we issued warrants to purchase 1,000,000 shares of common stock. The warrants are immediately exercisable for $3.50 per share and will terminate on the earlier of five years or 30 days after we notify the holder that the closing price of our common stock has equaled or exceeded $5.00 per share for 20 consecutive days. In two subsequent private offerings that closed on June 26, 2001 and January 28, 2002, respectively, we issued warrants to purchase 195,000 and 20,000 shares of common stock, respectively. These warrants are immediately exercisable for $4.00 per share and terminate on the earlier of five years or 30 days after we notify the holder that the closing price of our common stock has equaled or exceeded $5.50 per share for 20 consecutive days.

      Guarantor Warrants. In consideration for guaranteeing a loan, we granted certain of our directors serving at that time warrants to purchase 159,999 shares of common stock. The warrants are immediately exercisable for $3.00 per share. The warrants expire ten years from the date of grant.

      Other Warrants and Common Stock. We issued a warrant to purchase 3,000 shares of our common stock for $2.50 per share to one individual as compensation for services rendered. As partial payment for the services rendered by Attkisson, Carter & Company (formerly, Attkisson, Carter & Akers) as placement agent in the first two private placements, we issued to Attkisson, Carter & Company and certain of its members warrants to purchase up to 200,000 shares of our common stock at a price of $4.00 per share.

Stock Options

      As of November 6, 2003, options to purchase 212,917 shares of common stock were issued and outstanding. However, only 154,417 of these options had vested as of November 6, 2003.

Anti-takeover Provisions

      Some provisions of our articles of incorporation, our bylaws, and the Georgia Business Corporation Code may be considered to have anti-takeover effects which may hinder or prevent a tender offer, proxy contest, or other attempted takeover that shareholders may consider to be in their best interest. Those provisions might allow the board of directors to defend against an attempted transaction that might otherwise result in payment of a premium over the market price of our common stock. We describe some of these provisions below.

      Special Shareholder Meetings. Our bylaws provide that special meetings of shareholders may be called by our board of directors, our chairman of the board, or our chief executive officer. However, in order for our shareholders to call a special meeting, we must receive a written request from the holders of at least a majority of the votes entitled to be cast on each issue to be presented at the meeting.

      Classified Board of Directors. We have divided our board of directors into three classes of directors serving staggered three-year terms, so that approximately one-third of the board of directors will be elected each year. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, even if a majority of our shareholders believes that such a change would be desirable.

      Number, Term, and Removal of Directors. We currently have eight directors, but our bylaws authorize this number to be increased or decreased by our board of directors. Our articles of incorporation provide that shareholders may not remove a director without cause. Our bylaws provide that all vacancies on our board may be filled by a majority of the remaining directors, even if they do not constitute a quorum. When a director submits a resignation that is effective at a future date, a majority of directors then in office, including the director planning to resign, may vote on filling the vacancy.

      Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our bylaws contain procedures regulating how shareholders may submit proposals to be considered at shareholder meetings or nominate candidates for election as directors. A shareholder must make his or her proposal or nomination in writing and deliver it to our corporate secretary at least 90 days prior to the meeting. In addition, any director nomination must include biographical information on the person being nominated and a statement that this person has agreed to serve on the board if elected. We may reject any proposal or nomination that is not made in accordance with these procedures. Shareholders interested in making a proposal or director nomination should review a copy of our bylaws, which they may obtain by contacting our corporate secretary or by reviewing the documents filed as exhibits to the registration statement filed for our initial public offering.

Director Liability and Indemnification

      Our articles of incorporation eliminate, with some exceptions, the personal liability of a director to our company or our shareholders for monetary damage for breaches of the director’s duty of care or other duties as a director. This elimination of liability does not apply to:

•	any appropriation, in violation of the director’s duties, of any of our business opportunities;

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions; or

•	any transaction from which the director received an improper personal benefit.

      Our articles also provide that if the Georgia law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will be eliminated or limited to the fullest extent permitted by the amended law, without further action by the shareholders. These provisions of the articles will limit the remedies available to a shareholder in the event of breaches of any director’s duties to a shareholder or us.

      Our bylaws require us to indemnify and hold harmless any director who was or is a party, or is threatened to be made a party, to any lawsuit or similar proceeding because he or she is or was our director, officer, employee, or agent. The bylaws require indemnification against expenses incurred by the director in the matter. This indemnification does not apply to the matters described above that we have not eliminated liability for.

      The Georgia Code permits a corporation to indemnify officers to the same extent as directors. Our articles of incorporation exonerate our directors from monetary liability to the extent described above, and our bylaws provide the same limitation of liability to our officers.

      In addition to the indemnification rights described above, we are also obligated to reimburse directors and other indemnified parties for expenses, including legal fees, court costs and expert witness fees, incurred by the person in defending against any liabilities and losses, as long as the person in good faith believes that he or she acted in accordance with the applicable standard of conduct with respect to the underlying accusations giving rise to such liabilities or losses and agrees to repay to us any advances made if it is ultimately determined that the person is not entitled to indemnification by us. Any amendment or other modification to the applicable law, our articles of incorporation, or our bylaws as currently provided which limits or otherwise adversely affects the rights to indemnification will apply only to proceedings based upon actions and events occurring after such amendment and, in the case of amendments to our articles or bylaws, delivery of notice thereof to the indemnified parties.

      We hold an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against our directors and officers for a wrongful act that they may become legally obligated to pay or for which we are required to indemnify the directors or officers.

      There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents in which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee, or other agent.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

General

      We have 2,074,723 shares of common stock outstanding. 1,489,757 of these shares are freely tradable without restriction in the public market unless those shares are held by “affiliates,” as that term is defined in Rule 144(a) under the Securities Act; the remaining 584,966 shares constitute restricted securities that were issued without registration upon the conversion of, or payment of dividends with respect to, shares of Series A preferred as discussed below under “The Private Offerings.” For purposes of Rule 144, an “affiliate” of an issuer is a person that, directly or indirectly, controls, is controlled by, or is under common control with the issuer. Affiliates of a company generally include its directors, executive officers, and principal shareholders. Our directors and executive officers and persons who might be deemed to be affiliates of ours currently hold 148,757 shares of common stock. In addition, most of our directors and executive officers and persons who might be deemed to be affiliates of ours own additional securities convertible into or exercisable for shares of common stock. Please refer to the Principal Shareholders table on page 64 for additional information on such convertible securities. Securities held by affiliates may be sold without registration only in accordance with Rule 144 or another exemption from registration.

      In general, under Rule 144 an affiliate of the company or a person holding restricted shares may sell, within any three-month period, a number of shares that does not exceed the greater of:

•	one percent of the then outstanding shares of our common stock (approximately 207,472 shares at present) immediately following the offering, or

•	the average weekly trading volume during the four calendar weeks preceding filing of notice of the sale.

      Sales under Rule 144 must also comply with the manner of sale provisions and notice requirements of the rule, and current public information about us must be available. Under Rule 144, persons holding restricted shares must hold the shares for at least one year prior to sale.

The Private Offerings

      In the private offering that closed on June 5, 2001, we issued 2,000,000 shares of 8% cumulative convertible Series A preferred stock that are immediately convertible into 2,000,000 shares of common stock. We also granted warrants to purchase 1,000,000 shares of common stock for $3.50 per share. In a subsequent private offering that closed on June 26, 2001, we issued 390,000 shares of 8% cumulative convertible Series A preferred stock that are immediately convertible into 390,000 shares of common stock. We also granted warrants to purchase 195,000 shares of common stock for $4.00 per share. In a third private offering in January 2002, we issued 40,000 shares of 8% cumulative convertible Series A preferred stock that are immediately convertible into 40,000 shares of common stock. We also granted a warrant to purchase 20,000 shares of common stock for $4.00 per share. To date, pursuant to the terms of the Series A preferred stock, a total of four holders have converted an aggregate of 33,200 shares of Series A preferred to 33,200 shares of common stock.

      On February 25, 2002, our board of directors declared a common stock dividend accrued on our Series A preferred stock from issuance date through February 28, 2002. The common stock dividend was paid on March 15, 2002 to Series A preferred stock shareholders of record on February 28, 2002. The dividend, which was based on the closing price of our common stock on the record date, resulted in the issuance of 216,675 shares of common stock. On February 24, 2003, the Company’s board of directors declared a dividend accrued on its Series A preferred stock through February 28, 2003. The common stock dividend was paid on March 25, 2003 to Series A preferred stock shareholders of record on February 28, 2003. The dividend, which was based on the closing price of the Company’s common stock on the record date, resulted in the issuance of 332,416 shares of common stock. Additionally, to date an aggregate of 2,675 shares of common stock have been issued upon conversion in payment of the balance of accrued and unpaid dividends with respect to the 33,200 shares of Series A preferred converted to common stock as described above.

      As part of the consideration for our acquisition of Peachtree Capital Corporation in January 2002, we issued 76,792 shares of 9% cumulative convertible Series B-1 preferred stock and 76,792 shares of 9% cumulative convertible Series B-2 preferred stock to the then-current shareholders of Peachtree Capital Corporation. Each share of Series B-1 preferred stock would have automatically converted into one share of common stock on March 7, 2003, subject to adjustments if our common stock traded below $2.93 per share during a prescribed measurement period, or if Peachtree Capital Corporation did not achieve certain targeted levels of revenue. Each share of Series B-2 preferred stock would have automatically converted into one share of common stock in March 5, 2004, subject to adjustments if our common stock traded below $2.93 per share during a prescribed measurement period, or if Peachtree Capital Corporation did not achieve certain targeted levels of revenue. The Series B-1 and Series B-2 preferred stock also contained certain aggregate limitations on the amount of common stock which any single holder could acquire upon conversion of Series B-1 or Series B-2 preferred stock. In connection with the Peachtree Capital Corporation transaction, we issued to Attkisson, Carter & Company 20,307 shares of our common stock as a finder’s fee equal to 7% of the purchase price of the acquisition. All of the previously issued and outstanding shares of the Series B-1 and B-2 preferred stock were cancelled as of December 31, 2002, when we acquired all of those shares of preferred stock as partial consideration for the sale of all of the capital stock of Peachtree Capital Corporation. See “Description of Our Business — General” on page 23.

      These securities are subject to restrictions on transferability and resale, and they may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws. These securities will be freely tradable following registration.

Stock Options

      We have also filed a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our stock option plan. As of November 6, 2003, options to purchase 212,917 shares of common stock were issued and outstanding. However, only 154,417 of these options had vested as of November 6, 2003. Shares registered under the Form S-8 registration statement for the stock option plan will be available for sale in the open market, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates.

Warrants

      In consideration for guaranteeing a loan, we also granted certain of our directors serving at that time warrants to purchase 159,999 shares of common stock. These securities are subject to restrictions on transferability and resale, and they may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws. Following their registration for resale pursuant to a new resale registration statement which we expect to file as soon as practicable following the completion of this offering, the shares of common stock underlying the warrants will be freely tradable.

      In addition, we have issued warrants to purchase 203,000 shares of our common stock in consideration for services. The warrants are subject to restrictions on transferability and resale, and they may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws. Following their registration for resale pursuant to a new resale registration statement which we expect to file as soon as practicable following the completion of this offering, the shares of common stock underlying the warrants will be freely tradable.

      We cannot predict the effect that the sale of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that substantial amounts of common stock are available for sale, could adversely affect the market price of the common stock and our ability to raise equity capital in the future.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

      Effective as of September 16, 2002, Mauldin & Jenkins, LLC resigned as the Company’s independent auditors and the Company engaged Porter Keadle Moore, LLP, as its new independent auditors for the fiscal year ending December 31, 2002.

      The reports of Mauldin & Jenkins, LLC on the Company’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

      In connection with the audits of the Company’s financial statements for the fiscal years ended December 31, 2000 and December 31, 2001, and in the subsequent interim periods, there were no disagreements with Mauldin & Jenkins, LLC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Mauldin & Jenkins, LLC, would have caused Mauldin & Jenkins, LLC to make reference to any such matters in their reports. During the fiscal years ended December 31, 2000 and December 31, 2001, and in the subsequent interim periods, there were no “reportable events” to describe as specified in Item 304(a)(1)(iv)(B) of Regulation S-B.

      The Company provided Mauldin & Jenkins, LLC with a copy of the foregoing disclosures. Attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K dated September 17, 2002, is a copy of Mauldin & Jenkins, LLC’s letter dated September 16, 2002, stating its agreement with such statements.

      On September 16, 2002, the Company engaged Porter Keadle Moore, LLP, as its independent auditors for the fiscal year ending December 31, 2002, to audit the Company’s financial statements. As provided in the Company’s Audit Committee Charter, the selection of the new independent auditors was approved by the Audit Committee of the Board. During the Company’s two most recent fiscal years and the subsequent interim period preceding the engagement of Porter Keadle Moore, LLP, the Company did not consult Porter Keadle Moore, LLP, on any matter requiring disclosure under Item 304(a)(2) of Regulation S-B.

LEGAL MATTERS

      Shumacker Witt Gaither & Whitaker, P.C., of Chattanooga, Tennessee has passed upon the validity of the shares of common stock offered under this prospectus for ebank Financial Services, Inc.

EXPERTS

      The audited financial statements for the fiscal year ended December 31, 2002 appearing in this prospectus and registration statement have been audited by Porter Keadle Moore, LLP independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of Porter Keadle Moore, LLP, independent public accountants, as stated in their report and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The audited financial statements for the fiscal year ended December 31, 2001 appearing in this prospectus and registration statement have been audited by Mauldin & Jenkins, LLC independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of Mauldin & Jenkins, independent public accountants, as stated in their report and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information requirements of the Securities Exchange Act of 1934, which means we are required to file annual, quarterly, and special reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website available at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

      This Prospectus is part of a registration statement on Form SB-2 that we have filed with the SEC under the Securities Act. This Prospectus does not contain all of the information contained in the registration statement, certain parts of which we have omitted in accordance with SEC rules. For further information about us and the shares covered by this Prospectus, we refer you to the registration statement. Statements contained in this Prospectus concerning the provisions of any document are not necessarily complete, and each of those statements is qualified by reference to the copy of that document filed with the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page(s)

Index to Consolidated Financial Statements	F-1
Reports of Independent Certified Public Accountants and Independent Auditor	F-2 – F-3
Financial Statements:
Consolidated Balance Sheets as of December 31, 2002 and 2001	F-4
Consolidated Statements of Operations for the years ended December 31, 2002 and 2001	F-5
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2002 and 2001	F-6
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2002 and 2001	F-7
Consolidated Statements of Cash Flows for the years ended December 31, 2002 and 2001	F-8
Notes to Consolidated Financial Statements	F-9
Condensed Consolidated Balance Sheets as of September 30, 2003 and December 31, 2002	F-30
Condensed Consolidated Statements of Income (Loss) for the three and nine months ended September 30, 2003 and the three and nine months ended September 30, 2002	F-31
Condensed Consolidated Statements of Comprehensive Loss for the three and nine months ended September 30, 2003 and the three and nine months ended September 30, 2002	F-32
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2003 and the nine months ended September 30, 2002	F-33
Notes to Condensed Consolidated Financial Statements	F-34

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders

ebank Financial Services, Inc.

      We have audited the accompanying consolidated balance sheet of ebank Financial Services, Inc. (formerly ebank.com, Inc.) as of December 31, 2002, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the year ended December 31, 2001 were audited by other auditors, whose report dated March 1, 2002 expressed an unqualified opinion on those statements.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of ebank Financial Services, Inc. as of December 31, 2002, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ PORTER KEADLE MOORE, LLP

Atlanta, Georgia

March 10, 2003

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

ebank Financial Services, Inc.
Atlanta, Georgia

      We have audited the accompanying consolidated balance sheet of ebank Financial Services, Inc. and subsidiary (formerly known as ebank.com, Inc.) as of December 31, 2001, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ebank Financial Services, Inc. and subsidiary and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia

March 1, 2002

ebank FINANCIAL SERVICES, INC.

(formerly ebank.com, Inc.)
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001

	2002	2001

ASSETS
Cash and due from banks	$891,528	$630,811
Federal funds sold	5,114,000	3,601,000
Interest-bearing deposits in banks	627,912	73,624

Cash and cash equivalents	6,633,440	4,305,435
Securities held-to-maturity, fair value of $13,681,193 and $12,667,769	13,638,045	12,927,505
Other securities	510,000	510,000
Mortgage loans held for sale	7,820,139	—
Loans	70,524,884	75,664,434
Less allowance for loan losses	(963,301)	(838,650)

Loans, net	69,561,583	74,825,784

Premises and equipment	630,627	1,420,066
Accrued interest receivable and other assets	2,623,476	2,268,293

Total assets	$101,417,310	$96,257,083

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$5,010,384	$7,310,997
Interest-bearing	79,567,803	71,811,114

Total deposits	84,578,187	79,122,111
Other borrowings	9,280,053	9,361,980
Accrued interest payable and other liabilities	1,028,850	371,982

Total liabilities	94,887,090	88,856,073

COMMITMENTS
Stockholders’ Equity
Series A preferred stock, par value, $.01; 8% cumulative; convertible; 10,000,000 shares authorized; 2,410,000 and 2,390,000 issued and outstanding; accumulated undeclared dividends of $404,088 and $413,270 (liquidation preference $6,025,000)	24,100	23,900
Common stock, par value $.01; 10,000,000 shares authorized; 1,728,223 and 1,469,450 issued and outstanding	17,282	14,693
Capital surplus	19,176,474	19,060,376
Accumulated deficit	(12,597,636)	(11,607,959)
Accumulated other comprehensive loss	(90,000)	(90,000)

Total stockholders’ equity	$6,530,220	$7,401,010

Total liabilities and stockholders’ equity	$101,417,310	$96,257,083

See Notes to Consolidated Financial Statements.

ebank FINANCIAL SERVICES, INC.

(formerly ebank.com, Inc.)
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2002 and 2001

	2002	2001

Interest income:
Loans	$5,818,491	$6,656,236
Taxable securities	737,512	193,674
Federal funds sold	48,613	159,331

Total interest income	6,604,616	7,009,241

Interest expense:
Deposits	2,337,255	3,804,286
Other borrowings	366,424	106,679

Total interest expense	2,703,679	3,910,965

Net interest income	3,900,937	3,098,276
Provision for loan losses	321,719	50,000

Net interest income after provision for loan losses	3,579,218	3,048,276

Other income:
Gain on sale of Peachtree Capital Corporation	68,825	—
Brokerage Fees	806,479	—
Service charges and other fees	93,163	85,089
Mortgage fee income	2,703,991	46,651

Total other income	3,672,458	131,740

Other expense:
Salaries and employee benefits	3,951,283	2,132,155
Equipment and occupancy expenses	1,846,511	1,386,151
Professional and other outside services	1,876,875	421,171
Other operating expenses	566,684	234,929

Total other expenses	8,241,353	4,174,406

Net Loss	(989,677)	(994,390)
Undeclared preferred stock dividends arising during the year	(483,138)	(387,678)

Net loss attributable to common stockholders	$(1,472,815)	$(1,382,068)

Basic and diluted loss per common share	$(0.89)	$(0.94)

See Notes to Consolidated Financial Statements.

ebank FINANCIAL SERVICES, INC.

(formerly ebank.com, Inc.)
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

Years Ended December 31, 2002 and 2001

	2002	2001

Net loss	$(989,677)	$(994,390)
Other comprehensive loss:
Unrealized losses on securities available for sale arising during the year	—	—

Comprehensive loss	$(989,677)	$(994,390)

See Notes to Consolidated Financial Statements.

ebank FINANCIAL SERVICES, INC.

(formerly ebank.com, Inc.)
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2002 and 2001

							Accumulated
	Preferred Stock		Common Stock				Other	Total
					Capital	Accumulated	Comprehensive	Stockholders’
	Shares	Par Value	Shares	Par Value	Surplus	Deficit	Loss	Equity

Balance, December 31, 2000	911,760	$9,118	1,469,450	$14,693	$15,700,198	$(10,613,569)	$(90,000)	$5,020,440
Issuance of Series A preferred stock	1,478,240	14,782	—	—	3,360,178	—	—	3,374,960
Net loss	—	—	—	—	—	(994,390)	—	(994,390)

Balance, December 31, 2001	2,390,000	23,900	1,469,450	14,693	19,060,376	(11,607,959)	(90,000)	7,401,010
Issuance of Series B-1 and B-2 preferred stock	153,584	1,536	—	—	448,464	—	—	450,000
Issuance of Series A preferred stock	40,000	400	—	—	99,600	—	—	100,000
Dividends on preferred stock	—	—	—	—	(40,613)	—	—	(40,613)
Common stock issued as finder’s fee	—	—	20,307	204	59,296	—	—	59,500
Common stock issued for preferred stock dividends	—	—	218,466	2,185	(2,185)	—	—	—
Conversion of preferred stock	(20,000)	(200)	20,000	200	—	—	—	—
Cancellation of B-1 and B-2 preferred stock	(153,584)	(1,536)	—	—	(448,464)	—	—	(450,000)
Net loss	—	—	—	—	—	(989,677)	—	(989,677)

Balance, December 31, 2002	2,410,000	$24,100	1,728,223	$17,282	$19,176,474	$(12,597,636)	$(90,000)	$6,530,220

See Notes to Consolidated Financial Statements.

ebank FINANCIAL SERVICES, INC.

(formerly ebank.com, Inc.)
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2002 and 2001

	2002	2001

OPERATING ACTIVITIES:
Net loss	$(989,677)	$(994,390)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Gain on sale of Peachtree Capital Corporation	(68,825)	—
Gain on sale of other real estate owned	—	(120,746)
Net accretion and amortization of securities	15,779	670
Depreciation and amortization of premises and equipment	843,110	747,912
Provision for loan losses	321,719	50,000
Increase in mortgage loans held for sale	(7,820,139)	—
Change in deferred loan fees and costs	212,545	(93,812)
Change in interest receivable	51,465	(122,169)
Change in interest payable	(54,556)	(44,479)
Net other operating activities	859,600	(466,739)

Net cash and cash equivalents used in operating activities	(6,628,979)	(1,043,753)

INVESTING ACTIVITIES:
Purchases of securities held-to-maturity	(9,000,000)	(13,928,175)
Proceeds from paydowns and maturities of securities held-to-maturity	8,273,681	1,000,000
Purchases of other securities	—	(384,400)
Net change in loans	4,729,937	(7,699,769)
Purchase of Peachtree Capital Corporation	(446,750)	—
Purchase of premises and equipment	(53,671)	(26,211)
Proceeds from sale of other real estate owned	—	734,980
Net other investing activities	—	(400,000)

Net cash and cash equivalents provided (used) in investing activities	3,503,197	(20,703,575)

FINANCING ACTIVITIES:
Net increase in deposits	5,456,076	10,497,947
Proceeds from other borrowings	—	9,250,000
Repayment of other borrowings	(81,927)	(2,574,900)
Cash dividends on preferred stock	(20,362)	—
Net proceeds from sale of preferred stock	100,000	3,374,960

Net cash and cash equivalents provided by financing activities	5,453,787	20,548,007

Net increase (decrease) in cash and cash equivalents	2,328,005	(1,199,321)
Cash and cash equivalents at beginning of year	4,305,435	5,504,756

Cash and cash equivalents at end of year	$6,633,440	$4,305,435

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$2,758,235	$3,955,444
Principal balances of loans transferred to other real estate owned	$—	$1,041,220
Conversion of preferred stock to common stock	$200	$—
Common stock issued for preferred stock dividend	$2,185	$—
Common stock issued as a finder’s fee	$59,500	$—
Receivable from sale of Peachtree Capital Corporation	$578,000	$—
Cash dividend payable on preferred stock	$(20,250)	$—

See Notes to Consolidated Financial Statements.

ebank FINANCIAL SERVICES, INC.

(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.     Summary of Significant Accounting Policies

Nature of Business

      ebank Financial Services, Inc. (the “Company”) is a thrift holding company whose business is conducted by its wholly-owned subsidiary, ebank (the “Bank”). The Bank is a federally chartered savings bank located in Atlanta, Georgia and is regulated by the Office of Thrift Supervision (“OTS”). The Bank provides a full range of banking services in its primary market area of metropolitan Atlanta. In December 2002, the Board of Directors approved changing the Company’s name from ebank.com, Inc. to ebank Financial Services, Inc.

Basis of Presentation

      The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances are eliminated in consolidation.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and the realizability of deferred tax assets.

Cash and Cash Equivalents

      For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, cash items in process of collection, interest-bearing deposits in banks and federal funds sold. Generally, federal funds sold are sold for one-day periods. Cash flows from loans, deposits and federal funds purchased are reported net.

      The Company maintains amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Securities

      Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Equity securities and Federal Home Loan Bank stock are reported in other securities. Equity securities with readily determinable fair values are classified as available-for-sale and are recorded at fair value with unrealized gains and losses excluded from operations and reported in other comprehensive income. The Federal Home Loan Bank stock is recorded at cost.

      Interest and dividends, including amortization of premiums and accretion of discounts, are recognized in interest income as earned. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities that are deemed to be other than temporary are reflected in operations as realized losses and establish a new cost basis for the related securities.

ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Mortgage Loans Held For Sale

      Mortgage loans held for sale are carried at the lower of disaggregate cost or market value.

Loans

      Loans are reported at their outstanding unpaid principal balances less deferred loan fees and costs and the allowance for loan losses. Interest income is accrued on the unpaid balance.

      Nonrefundable loan fees and costs incurred for loans are deferred and recognized in income over the life of the loans.

      The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-collateralized. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received, until the loan is returned to accrual status.

      The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

      The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. In order to assist in determining the adequacy of the loan loss allowance, management assigns loan grades and monitors the loan grade accuracy to determine the correctness of the assigned grade. Loans graded 4 and above are reviewed monthly and are included in a monthly classified asset summary report. Other loans with classifications of 3 or below are reviewed at renewal or annually dependent on the maturity date. Management reports the sufficiency of the allowance monthly to the board. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

      A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Premises and Equipment

      Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets (or the shorter of the estimated useful lives or lease terms for leasehold improvements) as follows:

Years

Leasehold improvements	3 to 10
Furniture, fixtures and equipment	3 to 5
Computer software and Internet technology	3 to 5

Other Real Estate Owned

      Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost (defined as fair value at foreclosure) or fair value less estimated costs of disposal. Fair value is defined as the amount that is expected to be received in a current sale between a willing buyer and seller other than in a forced or liquidation sale. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Any subsequent write-down of other real estate owned is charged directly against earnings. Revenue and expenses from operations are included in net expenses from foreclosed assets.

Income Taxes

      Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

      In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

Advertising Costs

      All advertising costs are expensed as incurred.

Stock Compensation Plans

      Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Accordingly, the Company has recorded no expense in 2002 or 2001 related to is stock options. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided the following pro forma disclosures of net loss and net loss per common share and other disclosures, as if the fair value based method of accounting had been applied.

	Years Ended December 31,

	2002	2001

Net loss attributable to common stockholders
As reported	$(1,472,815)	$(1,382,068)
Effect of stock options grants	(144,512)	(52,432)

Pro forma	$(1,617,327)	$(1,434,500)

Basic and diluted loss per share
As reported	$(.89)	$(.94)
Pro forma	$(.97)	$(.98)

      The fair value of each option and warrant grant ($1.63 and $2.02 for 2002 and 2001, respectively) is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,

	2002	2001

Dividend yield	0%	0%
Expected life	10 years	10 years
Expected volatility	134%	43%
Risk-free interest rate	4.50%	5.59%

Loss Per Common Share

      Basic losses per common share are computed by dividing net loss less preferred dividends by the weighted-average number of shares of common stock outstanding. Diluted earnings per common share are computed by dividing net loss less preferred dividends minus the income effect of potential common shares that are dilutive by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options and warrants and convertible preferred stock. Due to the net loss in each year, all potential common shares would be anti-dilutive, and therefore, diluted earnings per share is not presented in the consolidated financial statements. The weighted-average number of common shares outstanding for 2002 and 2001 were 1,663,207 and 1,469,450, respectively.

Comprehensive Income

      Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2.     Management’s Plan of Operations

      The Company was incorporated on August 22, 1997 to operate as a thrift holding company. The Bank commenced banking operations in August of 1998. Shortly after the opening of the Bank, plans were developed to offer basic Internet banking services. Effective April 20, 1999, the corporate and bank names were changed to “ebank.com, Inc.” and “ebank”, respectively, and the Internet domain name “ebank.com” was acquired. Internet banking services began on June 30, 1999.

      In January of 2000, the Company launched a new business strategy to rapidly expand its Internet banking operations. The Company’s expanded Internet strategy included alliances with several third parties. These alliances were formed to develop: (1) a point of presence network to provide financial services through the Company’s Internet Web site, (2) Internet-enabled ATMs and “smart chip cards” and (3) the formation of partnerships with community banks.

      The Company anticipated immediate and rapid growth and in preparation incurred a substantial amount of expenses in positioning the Company for this growth. To fund the Company’s anticipated growth, the Company commenced a private placement offering in the first quarter of 2000. The private placement offering was not successful. Because the requisite capital could not be raised, the Company was unable to implement the expanded Internet strategy.

      Through December 31, 2002, the Company has incurred accumulated deficits of $12.6 million. Net losses of $990 thousand, $994 thousand and $6.8 million were recognized for the years ended December 31, 2002, 2001 and 2000, respectively. For the years ended December 31, 2002, 2001 and 2000, the Company’s cash flows from operating activities were a negative $6.6 million, $1.0 million and $4.6 million, respectively. Because of the losses and negative cash flows incurred through 2000, the Company was forced to revise its business strategy and revert to traditional banking services. The Company will continue to use basic Internet services as an available resource in the delivery of the Company’s services.

      In 2000, the Company restructured its senior management team that included the replacement of two senior level executives and obtained a $2,500,000 line of credit to pay expenses incurred related to its expanded Internet strategy. The Company has terminated all third party alliances related to the expanded Internet strategy.

      As of December 31, 2002, the Company raised net proceeds of approximately $5,462,000 from the sale of preferred stock, which have been used to repay the $2,500,000 line of credit, inject $1,775,000 of additional capital in the Bank, and fund operations. The Company is continuing to pursue its plan of raising additional capital through private offerings, improving net interest margins, and controlling expenses all towards the near-term goal of profitable operating results and improved financial condition.

ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3.     Securities

      The amortized cost and fair value of securities are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Securities held-to-maturity
December 31, 2002:
U.S. government and Agency securities	$10,997,521	$41,086	$(1,302)	$11,037,305
Collateralized mortgage obligations	2,640,524	3,364	—	2,643,888

	$13,638,045	$44,450	$(1,302)	$13,681,193

December 31, 2001:
U.S. government and Agency securities	$7,996,910	$6,208	$(204,011)	$7,799,107
Collateralized mortgage obligations	4,930,595	—	(61,933)	4,868,662

	$12,927,505	$6,208	$(265,944)	$12,667,769

		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Other securities:
December 31, 2002 and December 31, 2001:
Equity securities available-for-sale	$150,000	$—	$(90,000)	$60,000
Federal Home Loan Bank stock	450,000	—	—	450,000

	$600,000	$—	$(90,000)	$510,000

      Securities with a carrying value of $3,664,594 and $4,902,225 at December 31, 2002 and 2001, respectively, were pledged to secure Federal Home Loan Bank advances.

      The amortized cost and fair value of debt securities as of December 31, 2002 by contractual maturity are shown below. Maturities may differ from contractual maturities of collateralized mortgage obligations because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Held-to-Maturity

	Amortized	Fair
	Cost	Value

Due after one year through five years	$1,000,000	$1,002,500
Due after ten years	9,997,521	10,034,805
Collateralized mortgage obligations	2,640,524	2,643,888

	$13,638,045	$13,681,193

ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4.     Loans

      The composition of loans is summarized as follows:

	December 31,

	2002	2001

Commercial	$12,763,826	$13,859,634
Real estate — individual	30,416,669	28,853,682
Real estate — commercial	20,657,617	28,837,883
Consumer installment and other	7,016,660	4,230,578

	70,854,772	75,781,777
Deferred loan fees and costs	(329,888)	(117,343)
Allowance for loan losses	(963,301)	(838,650)

Loans, net	$69,561,583	$74,825,784

      Changes in the allowance for loan losses are as follows:

	Years Ended December 31,

	2002	2001

Balance, beginning of year	$838,650	$1,500,934
Provision for loan losses	321,719	50,000
Loans charged off	(209,698)	(712,284)
Recoveries of loans previously charged off	12,630	—

Balance, end of year	$963,301	$838,650

      The total recorded investment in impaired loans was $1,104,078 and $1,087,528 at December 31, 2002 and 2001, respectively. The impaired loans had related allowances determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, totaling $220,814 and $130,028 at December 31, 2002 and 2001, respectively. The average recorded investment in impaired loans for 2002 and 2001 was $1,143,373 and $3,117,167, respectively. Interest income recognized for cash payments received on impaired loans was $66,563 and $114,426 for the years ended December 31, 2002 and 2001, respectively.

      In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers and their affiliates. The Company’s policy is that the interest rates on these loans must be substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2002 are as follows:

Balance, beginning of year	$2,086,526
Advances	2,759,042
Repayments	(2,457,384)

Balance, end of year	$2,388,184

ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5.     Premises and Equipment

      Premises and equipment are summarized as follows:

	December 31,

	2002	2001

Leasehold improvements	$243,650	$258,960
Furniture, fixtures and equipment, including assets acquired under capital lease of $221,981	1,494,863	1,483,543
Computer software and Internet technology	1,327,107	1,325,858

	3,065,620	3,068,361
Accumulated depreciation and amortization, including amounts applicable to assets acquired under capital lease of $104,824 and $117,157, in 2002 and 2001, respectively	(2,434,993)	(1,648,295)

	$630,627	$1,420,066

      The Company leases its banking facilities and offices pursuant to operating leases. Rental expense was $548,287 and $393,319 for the years ended December 31, 2002 and 2001, respectively. During 2002, the Company incurred $154,740 in rent expense associated with its Maryland loan production office. The Maryland office was closed November 30, 2002 and there are no future minimum lease payments associated with the operation (see Note 9).

      The future minimum lease payments under the operating leases at December 31, 2002 are as follows:

2003	$348,108
2004	277,132
2005	190,762
2006	156,738
2007	156,738
Thereafter	39,185

$1,168,663

Note 6.	Deposits

      The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $25,369,287 and $14,307,504, respectively. The Company had brokered deposits of $16,339,801 and $3,972,482 at December 31, 2002 and 2001, respectively. The scheduled maturities of time deposits at December 31, 2002 are as follows:

2003	$33,175,660
2004	12,857,603
2005	4,494,906
2006	606,711
2007	3,148,084

$54,282,964

ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2002 and 2001, deposits from directors, executive officers and their related interests totaled approximately $1,530,000 and $1,523,000, respectively. These deposits were taken in the normal course of business at market interest rates.

Note 7.     Other Borrowings

      Other borrowings consist of the following:

	December 31,

	2002	2001

Advance from Federal Home Loan Bank, interest payable quarterly at 3.91% until November 7, 2006 when the rate may be converted to the three-month LIBOR, matures November 7, 2011, Collateralized by securities and first mortgage loans	$4,000,000	$4,000,000
Advance from Federal Home Loan Bank, interest payable quarterly at 3.51%, matures December 1, 2003, collateralized by securities and first mortgage loans	5,000,000	5,000,000
Note payable from Nexity bank, interest payable quarterly at prime minus 0.50% (3.75% at December 31, 2002), due December 28, 2003, collateralized by common stock of the Bank	250,000	250,000
Capitalized lease obligation, monthly payments of $7,390 including imputed interest at 9%, collateralized by equipment	30,053	111,980

	$9,280,053	$9,361,980

      Aggregate maturities required on other borrowings at December 31, 2002 are due in future years as follows:

2003	$5,280,053
2011	4,000,000

$9,280,053

Note 8.     Preferred Stock Offerings

      From October 4, 2000 through June 5, 2001, the Company sold, through a private placement memorandum, 500,000 “capital units” at a price of $10.00 per unit. Each capital unit consists of four shares of Series A 8% cumulative convertible preferred stock and a warrant to purchase two shares of common stock for $3.50 per share. Each share of Series A preferred stock is convertible into one share of common stock. The Series A preferred stock is convertible at any time at the option of the holder. In addition, the Company can require conversion of the Series A preferred stock if the closing price of its common stock equals or exceeds $10.00 per share for fifteen consecutive trading days. At the Company’s election, dividends on the Series A preferred stock may be paid in cash or in additional shares of common stock. The warrants terminate on the earlier of five years or thirty days after the Company notifies the holder that the closing price of the Company’s common stock has equaled or exceeded $5.00 per share for twenty consecutive trading days.

      In June 2001, the Company sold, through a private placement memorandum, 97,500 “capital units” at a price of $10.00 per unit. Each capital unit consists of four shares of Series A 8% cumulative convertible preferred stock and a warrant to purchase two shares of common stock for $4.00 per share. Each share of ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Series A preferred stock is convertible into one share of common stock. The Series A preferred stock is convertible at any time at the option of the holder. In addition, the Company can require conversion for the Series A preferred stock if the closing price of its common stock equals or exceeds $10.00 per share for fifteen consecutive trading days. At the Company’s election, dividends on the Series A preferred stock may be paid in cash or in additional shares of common stock. The warrants terminate on the earlier of five years or thirty days after the Company notifies the holder that the closing price of the Company’s common stock has equaled or exceeded $5.50 per share for twenty consecutive trading days.

      In January 2002, the Company sold, through a private placement memorandum, 10,000 “capital units” at a price of $10.00 per unit. Each capital unit consists of four shares of Series A 8% cumulative convertible preferred stock and a warrant to purchase two shares of common stock for $4.00 per share. Each share of Series A preferred stock is convertible into one share of common stock. The Series A preferred stock is convertible at any time at the option of the holder. In addition, the Company can require conversion for the Series A preferred stock if the closing price of its common stock equals or exceeds $10.00 per share for fifteen consecutive trading days. At the Company’s election, dividends on the Series A preferred stock may be paid in cash or in additional shares of common stock. The warrants terminate on the earlier of five years or thirty days after the Company notifies the holder that the closing price of the Company’s common stock has equaled or exceeded $5.50 per share for twenty consecutive trading days.

      In connection with the sale of the Series A preferred stock, the Company paid to Attkisson, Carter & Company, a greater than 5% beneficial owner that was the broker / dealer serving as placement agent for the first two private offerings, commissions equal to 10% of the sales price for each unit sold by the placement agent (with the exception of units sold to directors and officers of the Company or units sold to investors located by the Company’s directors and officers who purchased at least 50,000 units) plus a $25,000 fee after 50,000 units were sold by the placement agent which totaled $600,000. Additionally, the placement agent received a warrant to purchase 200,000 shares of the Company’s common stock at a price of $4.00 per share, exercisable for a period of five years.

      The Series B-1 and B-2 preferred stock issued in connection with the purchase of Peachtree Capital Corporation, effective January 2, 2002, was cancelled effective December 31, 2002, upon its return in connection with the sale of Peachtree Capital Corporation.

ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the preferred stock issued as of December 31, 2002 follows:

Capital units sold (net of 5,000 units converted in March 2002)	602,500

Gross proceeds from offerings	$6,075,000
Offering costs including placement agent commission	(612,796)

Net proceeds received from offerings	$5,462,204

Series A Preferred shares issued	2,430,000
Series A Preferred shares converted to common	(20,000)

Series A Preferred shares issued and outstanding	2,410,000

Accumulated undeclared dividends	$404,088

Common stock available for purchase under warrants issued to preferred shareholders	1,205,000
Common stock available for purchase under warrants issued to placement agent	200,000

Total common stock available for purchase under warrants related to Series A preferred	1,405,000

Note 9.     Maryland Loan Production Office

      On September 27, 2002, the Company announced that the Bank would establish a loan production office in Columbia, Maryland on October 1, 2002. The loan production office originated home mortgages and home equity loans and sold them in the secondary market. Although the Columbia office was established on October 1, 2002 as planned, it was discontinued on November 30, 2002, after consultations with the OTS.

Note 10.     Stock Options and Stock Warrants

      In May 1999, the Company’s stockholders approved the 1998 ebank.com, Inc. Stock Incentive Plan (“Plan”), which authorizes the grant of stock options to eligible employees, officers and directors. The Company initially reserved a maximum of 220,000 shares for issuance under the Plan. However, in September 1999, the Plan was amended to provide that the amount of stock subject to the Plan automatically adjusts so that at all times it equals 15 percent of the outstanding shares of stock. Under the Plan, the Company may grant either incentive stock options or nonqualified stock options. The total number of shares issuable as incentive stock options may not exceed 220,000 without stockholder approval.

      In June 2002, the Company’s Board approved a Second Amendment to the Plan, subject to shareholder approval, which is anticipated to occur in May 2003. This amendment provides that commencing on July 1, 2002 and annually thereafter until July 1, 2008, the amount of common stock issuable under the Plan will automatically increase as of July 1 of the applicable year based on a certain formula, a portion of which relates to the number of common shares outstanding. However, any annual increase in the number of shares of common stock issuable under the Plan is limited to 2,000,000 shares per year. The amendment also reserves for the Board of Directors the discretion to limit any such annual increase, and that such increase will apply to the number of shares of common stock issuable pursuant to incentive stock options (as an alternative to the current maximum of 220,000) rather than only non-incentive stock options as provided in the First Amendment.

ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The exercise price for the common stock granted as either an incentive stock option or as a nonqualified stock option must be equal to at least 100 percent of the fair market value per share of common stock on the date of grant. Options have a three-year vesting term, and expire ten years after the date of grant. The Board of Directors may, at its discretion, provide that an option not be exercisable, in whole or in part, for any periods of time as specified in the option agreements. Summarized information related to the stock options is as follows:

	Years Ended December 31,

	2002		2001

		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Number	Price	Number	Price

Under option, beginning of year	214,917	$3.33	70,667	$3.70
Granted	35,250	1.63	144,750	3.16
Terminated	(33,833)	2.58	(500)	3.75

Under option, end of year	216,334	3.17	214,917	3.33

Exercisable, end of year	94,584	3.56	27,333	4.57

	Options Outstanding			Options Exercisable

		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Shares	Contractual	Exercise	Shares	Exercise
Range of Exercise Prices	Outstanding	Life	Price	Exercisable	Price

$10.00	5,667	6 years	$10.00	5,667	$10.00
$1.50 — $3.75	210,667	8 years	2.99	88,917	3.15

Outstanding at end of year	216,334	8 years	3.17	94,584	3.56

      The Company has issued stock warrants to purchase shares of common stock (1) in connection with the sale of preferred stock, (2) in connection with a debt guaranty provided by the Company’s organizing ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

directors, and (3) for payment of services rendered. The warrants generally expire five years from date of grant. Summarized information related to the stock warrants is as follows:

	Years Ended December 31,

	2002		2001

		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Number	Price	Number	Price

Stock warrants issued and exercisable, beginning of year	1,557,999	$3.68	815,879	$3.72
Granted in connection with preferred stock offering at an exercise price of $4.00 per share	20,000	4.00	195,000	4.00
Granted in connection with preferred stock offering at an exercise price of $3.50 per share	—	—	544,120	3.50
Granted in connection with payment for services rendered at an exercise price of $2.50 per share	—	—	3,000	2.50

Stock warrants issued and exercisable, end of year	1,577,999	3.68	1,557,999	3.68

Note 11.     Income Taxes

      The components of deferred income taxes are as follows:

	December 31,

	2002	2001

Deferred tax assets:
Loan loss allowance	$264,750	$207,401
Organization costs	—	32,341
Net operating loss carryforward	4,334,030	4,025,172
Other	92,582	44,438

Total gross deferred tax assets	4,691,362	4,309,352
Valuation allowance	(4,665,695)	(4,244,214)

Deferred tax assets after valuation allowance	25,667	65,138
Deferred tax liabilities related to premises and equipment	(25,667)	(65,138)

Net deferred taxes	$—	$—

      At December 31, 2002, the Company has available net operating loss carryforwards of approximately $11,383,000 for federal income tax purposes. If unused, the carryforwards will expire beginning in 2018.

      The future tax consequences of the difference between the financial reporting and tax bases of the Company’s assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset as the realization of the deferred tax assets is dependent on future taxable income.

ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12.     Commitments

      The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments may include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

      The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,

	2002	2001

Commitments to extend credit	$9,597,000	$7,686,000

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer.

      Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary. There were no outstanding letters of credit at December 31, 2002 and 2001.

      In May of 1999, the Company received a notice from Huntington Bancshares Incorporated, (“Huntington”) asserting that Huntington had superior trademark rights in the name “ebank”. Huntington had obtained a federal trademark registration for the term “E-BANK” in 1996. In the opinion of management, Huntington’s use of the name is limited to a description of a platform system, which Huntington at one time offered or planned to offer to other banks, and that the Company’s ownership rights in the name do not infringe upon Huntington’s trademark. In June of 1999, the Company filed an action in Georgia asking for a declaratory judgment that the Company had the right to use “ebank.com” as a trademark for Internet banking services despite Huntington’s registration. Rather than answering the Company’s complaint, Huntington filed suit against the Company in Ohio, alleging trademark infringement over the Company’s use of the name “ebank.com”. As of December 31, 2000, both actions had been dismissed because of a lack of jurisdiction. On July 20, 2001, e banc, LLC, an affiliate of Huntington, filed claims against the Company in Georgia. On December 17, 2002, e banc LLC, the successor in interest to Huntington Bank (“Huntington”), dismissed its trademark infringement claim against the Company. The dismissal of Huntington’s claim followed a favorable ruling on the Company’s motion to dismiss and the Company’s filing of a detailed counterclaim seeking cancellation of the trademark registration owned by Huntington.

ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13.     Concentrations of Credit Risk

      The Company originates primarily commercial, residential and consumer loans to customers in the metropolitan Atlanta area. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in this area.

      Seventy-five percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 4.

      The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of unimpaired capital and surplus, as defined by OTS regulations, or approximately $1,090,000.

Note 14.     Regulatory Matters

      The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2002, no amounts were available for dividend declaration without regulatory approval.

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, Tier I capital to average assets and tangible capital to average assets. Management believes, as of December 31, 2002 and 2001, the Bank met all capital adequacy requirements to which it is subject.

      As of December 31, 2002, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. At December 31, 2002 the Bank temporarily fell below one of the thresholds to be categorized as well capitalized. Since the holding company contributed cash to the Bank in March 2003, management believes this situation will not significantly impact the Bank or the Company.

ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Bank’s actual capital amounts and ratios are presented in the following table.

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
As of December 31, 2002:
Total Capital to Risk-weighted Assets	$6,914	9.65%	$5,732	8.00%	$7,166	10.00%
Tier I Capital to Risk-weighted Assets	$6,018	8.40%	$2,866	4.00%	$4,299	6.00%
Tier I Capital to Average Assets	$6,018	5.98%	$4,023	4.00%	$5,029	5.00%
Tangible Capital to Average Assets	$6,018	5.98%	$1,509	1.50%	N/A	N/A
As of December 31, 2001:
Total Capital to Risk-weighted Assets	$7,670	10.20%	$6,014	8.00%	$7,518	10.00%
Tier I Capital to Risk-weighted Assets	$6,860	9.12%	$3,007	4.00%	$4,511	6.00%
Tier I Capital to Average Assets	$6,860	7.19%	$3,816	4.00%	$4,770	5.00%
Tangible Capital to Average Assets	$6,860	7.19%	$1,431	1.50%	N/A	N/A

Note 15.	Fair Value of Financial Instruments

      The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

Cash, Due From Banks, Interest-bearing Deposits in Banks and Federal Funds Sold:

      The carrying amounts of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximate fair values.

Securities:

      Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair value.

Mortgage Loans Held for Sale:

      The carrying value of mortgage loans held for sale approximated their fair value.

Loans:

      For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits:

      The carrying amounts of demand deposits, savings deposits and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Other Borrowings:

      For variable-rate borrowings that reprice frequently, the carrying amount approximates fair value. For fixed rate borrowings, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for similar terms to borrowers of similar credit quality.

     Off-Balance Sheet Instruments:

      Fair values of the Company’s off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company’s off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, both the carrying amounts and fair values of these items are insignificant.

      The carrying amounts and estimated fair values of the Company’s financial instruments were as follows:

	December 31, 2002		December 31, 2001

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets:
Cash, due from banks, interest-bearing deposits in banks and federal funds sold	$6,633,440	$6,633,440	$4,305,435	$4,305,435
Securities	14,148,045	14,191,193	13,437,505	13,177,769
Mortgage loans held for sale	7,820,139	7,820,139	—	—
Loans	69,561,583	70,241,491	74,825,784	76,677,938
Financial liabilities:
Deposits	84,578,187	85,000,679	79,122,111	79,571,527
Other borrowings	9,280,053	9,346,867	9,361,980	9,361,980

ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 16.     Supplemental Financial Data

      Components of other expenses in excess of 1% of total revenue are as follows:

	Years Ended
	December 31,

	2002	2001

Other expense:
Supplies and printed forms	122,989	50,819
Telecommunications	125,638	160,766
Regulatory and supervisory assessments	117,224	61,201
Credit reports	115,852	23,838

Note 17.     Parent Company Financial Information

      The following information presents the condensed balance sheets, statements of operations and cash flows of ebank Financial Services, Inc. as of and for the years ended December 31, 2002 and 2001:

Condensed Balance Sheets

	2002	2001

Assets:
Cash	$7,783	$4,661
Federal funds sold	115,000	154,000

Cash and cash equivalents	122,783	158,661
Investment in subsidiary	6,017,628	6,859,571
Other securities	60,000	60,000
Premises and equipment, net	—	221,692
Other assets	657,169	407,480

Total assets	$6,857,580	$7,707,404

Liabilities:
Other borrowings	$250,000	$250,000
Other liabilities	77,360	56,394

Total liabilities	327,360	306,394
Stockholders’ equity	6,530,220	7,401,010

Total liabilities and stockholders’ equity	$6,857,580	$7,707,404

ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Statements of Operations

	2002	2001

Income:
Dividends from Peachtree Capital Corporation	$95,155	$—
Gain on sale of Peachtree Capital Corporation	68,825	—
Other	1,071	20,857

Total income	165,051	20,857

Expenses:
Interest	10,582	51,097
Salaries and benefits	187	(8,489)
Equipment and occupancy expenses	55,876	220,394
Professional and other outside services	246,072	19,152
Other operating expenses	68	1,682

Total expenses	312,785	283,836

Loss before equity in loss of subsidiary	(147,734)	(262,979)
Equity in net loss of subsidiary	(841,943)	(731,411)

Net loss	$(989,677)	$(994,390)

ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Statements of Cash Flows

	2002	2001

OPERATING ACTIVITIES
Net loss	$(989,677)	$(994,390)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Gain on sale of Peachtree Capital Corporation	(68,825)	—
Equity in loss of subsidiary	841,943	731,411
Depreciation	46,767	220,395
Net other operating activities	326,101	(334,545)

Net cash and cash equivalents provided (used) by operating activities	156,309	(377,129)

INVESTING ACTIVITIES
Investment in subsidiary	—	(1,775,000)
Reimbursement by the bank for purchases of equipment	174,925	55,266
Purchase of Peachtree Capital Corporation	(446,750)	—
Net other investing activities	—	(400,000)

Net cash and cash equivalents used by investing activities	(271,825)	(2,119,734)

FINANCING ACTIVITIES
Proceeds from other borrowings	—	250,000
Repayment of other borrowings	—	(2,500,000)
Net proceeds from sale of preferred stock	100,000	3,374,960
Dividends paid on preferred stock	(20,362)	—

Net cash and cash equivalents provided by financing activities	79,638	1,124,960

Net decrease in cash and cash equivalents	(35,878)	(1,371,903)
Cash and cash equivalents at beginning of year	158,661	1,530,564

Cash and cash equivalents at end of year	$122,783	$158,661

Note 18.     Business Combination and Subsequent Sale of Subsidiary

      Effective January 2, 2002, the Company acquired Peachtree Capital Corporation (“PCC”), a financial planning and securities brokerage firm located in Atlanta, Georgia. In exchange for all the outstanding stock of PCC, the Company paid $400,000 in cash and issued 76,792 shares of the Company’s Series B-1 preferred stock and 76,792 shares of the Company’s Series B-2 preferred stock. The preferred stock was valued at $450,000 and paid a 9% annual dividend payable semi-annually. PCC’s President became a member of the Company’s Board of Directors as part of this acquisition. The Company incurred total costs, including finder’s fee, related to this acquisition of $106,250 and at January 2, 2002, PCC’s only asset was $15,000 deposited with a clearing broker/dealer and PCC had no liabilities. Goodwill of $941,250 was recorded for the excess of the purchase price plus acquisition costs over the fair value of the net assets acquired.

ebank FINANCIAL SERVICES, INC.
(formerly ebank.com, Inc.)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Effective December 31, 2002 the Company sold all of the outstanding capital stock of PCC back to the individuals from whom the Company acquired PCC. In exchange for all the capital stock of PCC, the purchasers delivered to the Company 76,792 previously issued shares of it’s Series B-1 preferred stock valued at $225,000, 76,792 previously issued shares of its Series B-2 preferred stock valued at $225,000 and a cash payment of $578,000. The amount of consideration was determined based upon arm’s length negotiations. Upon the sale, the President of PCC resigned from the Company’s Board of Directors. The operating results of PCC are included in the consolidated statement of operations from January 2, 2002 through December 31, 2002.

      In connection with the purchase of PCC, the Company issued to Attkisson, Carter & Company, a greater than 5% beneficial owner of the Company, 20,307 shares of our common stock as a 7% finder’s fee. There was no brokerage fee in connection with the sale of PCC.

ebank FINANCIAL SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2003	2002

	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$909,806	$891,528
Interest-bearing deposits in banks	75,087	627,912
Federal funds sold	320,000	5,114,000

Cash and cash equivalents	1,304,893	6,633,440
Securities available for sale	22,714,797	—
Securities held-to-maturity, fair value $13,681,193	—	13,638,045
Other securities	450,000	510,000
Mortgage loans held for sale	—	7,820,139
Loans, net of allowance for loan losses of $1,435,330 and $963,301, respectively	78,299,194	69,561,583
Premises and equipment, net	622,376	630,627
Accrued interest receivable and other assets	2,030,673	2,623,476

Total assets	$105,421,933	$101,417,310

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$82,826,464	$84,578,187
Repurchase agreements	6,000,000	—
Other borrowings	9,741,000	9,280,053
Accrued interest payable and other liabilities	333,270	1,028,850

Total liabilities	98,900,734	94,887,090

Shareholders’ Equity:
Series A preferred stock, $.01 par value, 8% cumulative, convertible into one share of common stock; 10,000,000 shares authorized; 2,410,000 issued and outstanding; accumulated undeclared dividends of $282,597 and $404,088 (liquidation preference of $6,025,000)	24,100	24,100
Common stock, $.01 par value, 10,000,000 shares authorized, 2,060,639 and 1,728,223 shares issued and outstanding	20,607	17,282
Capital surplus	19,173,149	19,176,474
Accumulated deficit	(12,492,143)	(12,597,636)
Accumulated other comprehensive loss	(204,514)	(90,000)

Total shareholders’ equity	6,521,199	6,530,220

Total liabilities and shareholders’ equity	$105,421,933	$101,417,310

The accompanying notes are an integral part of these condensed consolidated financial statements ebank FINANCIAL SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(Unaudited)
Interest income:
Loans, including fees	$1,352,852	$1,401,486	$3,988,915	$4,201,296
Interest-bearing deposits	336	3,058	5,232	5,330
Investment securities	261,873	169,862	698,051	569,795
Other investments	4,254	5,956	14,085	18,308
Federal funds sold	7,054	7,181	30,537	21,229

Total interest income	1,626,369	1,587,543	4,736,820	4,815,958

Interest expense:
Deposits	505,524	545,636	1,545,375	1,778,092
Other borrowings	98,545	88,512	284,170	264,697

Total interest expense	604,069	634,148	1,829,545	2,042,789

Net interest income	1,022,300	953,395	2,907,275	2,773,169
Provision for loan losses	0	0	689,000	108,719

Net interest income after provision for loan losses	1,022,300	953,395	2,218,275	2,664,450

Other income:
Gain on sale of loans held for sale (MD)	—	—	752,715	—
Gain on sale of loans held for sale (GA)	1,658	—	10,209	—
Gain on sale of investments	20,407	—	265,281	—
Gain on sale of real estate owned	18,634	—	18,634	—
Recovery of fraud loss	18,000	—	18,000	—
Deposit fees	24,212	20,708	70,293	65,057
Brokerage fee income (Peachtree Capital)	—	206,266	—	662,353
Miscellaneous	751	1,660	18,586	1,928

Total other income	86,518	228,634	1,153,718	729,338

Other expense:
Salaries and other compensation	444,378	284,550	1,788,093	1,695,620
Employee benefits	83,702	83,997	264,109	243,212
Net occupancy and equipment expense	185,159	345,758	542,929	1,050,277
Professional and other outside services	116,788	150,242	358,638	400,051
Other expense	130,620	139,707	312,731	403,507

Total other expenses	960,647	1,304,254	3,266,500	3,792,667

Net income (loss)	$148,171	$(122,225)	$105,493	$(398,879)

Basic and diluted income (loss) per common share	$.01	$(.15)	$(.13)	$(.48)

The accompanying notes are an integral part of these condensed consolidated financial statements ebank FINANCIAL SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(Unaudited)
Net income (loss)	$148,171	$(122,225)	$105,493	$(398,879)
Other comprehensive loss:
Unrealized loss on securities available for sale, net of taxes of $125,135	(255,847)	—	(255,847)	—

Comprehensive loss	$(107,676)	$(122,225)	$(150,354)	$(398,879)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ebank FINANCIAL SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	September 30,

	2003	2002

	(Unaudited)
Cash flows from operating activities:
Net earnings (loss)	$105,493	$(398,879)
Adjustments to reconcile net earnings (loss) to net cash provided (used) in operating activities:
Net amortization of investment securities	17,088	1,269
Depreciation expense	145,649	519,935
Provision for loan losses	689,000	108,719
Gain on sale of investments	(265,281)	—
Gain on sale of real estate owned	(18,634)	—
Decrease in mortgage loans held for sale	7,820,139	—
Change in deferred loan fees and costs	(239,227)	(23,458)
Change in other assets	195,160	(105,884)
Change in accrued interest receivable	(154,972)	25,561
Change in accrued interest payable	(36,740)	(40,243)
Change in other liabilities	(658,840)	122,843

Net cash provided in operating activities	7,598,835	209,863

Cash flows from investing activities:
Purchase of securities held-to-maturity	(14,720,038)	—
Proceeds from calls and maturities of securities held-to-maturity	13,626,320	3,000,000
Proceeds from calls of securities available-for-sale	2,000,000	—
Proceeds from sale of securities held-to-maturity	3,950,329	—
Purchase of securities available-for-sale	(16,555,570)	—
Proceeds from sale of securities available-for-sale	2,534,226	—
Proceeds from sale of other securities	156,525	—
Loans (originated) repaid, net of principal repayments	(9,187,384)	4,673,415
Proceeds from sale of other real estate owned	138,634	—
Proceeds from sale of Peachtree Capital Corporation	578,000	—
Purchases of premises and equipment	(137,398)	(27,802)

Net cash (used) provided by investing activities	(17,616,356)	7,645,613

Cash flows from financing activities:
Net decrease in deposits	(1,751,723)	(6,529,531)
Proceeds from repurchase agreements	6,000,000	—
Proceeds from other borrowings	491,000	—
Repayments on other borrowings	(30,053)	(60,751)
Cash dividend paid on preferred stock	(20,250)	(20,362)
Net proceeds from the sale of preferred stock	—	100,000

Net cash provided (used) by financing activities	4,688,974	(6,510,644)

Net (decrease) increase in cash and cash equivalents	(5,328,547)	1,344,832
Cash and cash equivalents:
Beginning of period	6,633,440	4,305,435

End of period	$1,304,893	$5,650,267

The accompanying notes are an integral part of these condensed consolidated financial statements.

ebank FINANCIAL SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 — Basis of Presentation

      The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. For further information, refer to our consolidated financial statements and footnotes included in our annual report on Form 10-KSB.

      ebank Financial Services, Inc. (the “Company”) provides a full range of banking and bank-related services to individual and corporate customers through its wholly owned bank subsidiary, ebank, located in north Atlanta, Georgia. ebank Financial Services, Inc. and its subsidiary are subject to intense competition for all banking services, including Internet banking, from other financial institutions and nonbank financial service companies.

      ebank Financial Services, Inc. was incorporated under the laws of the State of Georgia on August 22, 1997 to operate as a unitary thrift holding company under the supervision of the Office of Thrift Supervision. ebank began as a general banking business on August 17, 1998, as a wholly owned subsidiary of the Company. The consolidated financial statements include the accounts of the Company and ebank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Significant Accounting Policies

      The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of the specific accounting guidance. A description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2002 annual report to shareholders. The following is a summary of the more judgmental and complex accounting policies of the Company.

      Many of the Company’s assets and liabilities are recorded using various valuation techniques that require significant judgment as to recoverability. The collectability of loans is reflected through the Company’s estimate of the allowance for loan losses. The Company performs periodic and systematic detailed reviews of its lending portfolio to assess overall collectability. In addition, certain assets and liabilities are reflected at their estimated fair value in the consolidated financial statements. Such amounts are based on either quoted market prices or estimated values derived by the Company utilizing dealer quotes or market comparisons.

Use of Estimates

      Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

ebank FINANCIAL SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Compensation Plans

      Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Accordingly, the Company has recorded no expense in the nine months ended September 30, 2003 and September 30, 2002 related to its stock options. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided the following pro forma disclosures of net earnings and loss and basic and diluted earnings and loss per common share.

	For the Nine Months Ended
	September 30,

	2003	2002

Net loss attributable to common stockholders	$(255,017)	$(795,164)
Effect of stock options grants	(107,350)	(108,384)

Pro forma	$(362,367)	$(903,548)

Basic earnings (loss) per share
As reported	$(.13)	$(.48)
Pro forma	$(.18)	$(.55)
Diluted earnings (loss) per share
As reported	$(.13)	$(.48)
Pro forma	$(.18)	$(.55)

Note 2 — Investment Securities

      In June 2003, management of the Company made the decision that it was in the Company’s best interest to sell certain securities in the held to maturity portfolio. The Company sold held to maturity securities with a book value of $3,719,394 and realized a gain totaling $230,935 on the sale. This decision resulted in large part from the unique interest rate environment that exists currently and from management’s expectation of the interest rate environment for the next few years. For the same reasons, management decided to re-classify the entire portfolio of held to maturity securities to available for sale as of June 30, 2003. Securities with a book value of $11,553,902 were transferred to available for sale and a gross unrealized gain of $82,742 was recorded.

ebank FINANCIAL SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3 — Loss per Common Share

      Presented below is a summary of the components used to calculate basic and diluted earnings (loss) per common share for the three months ended September 30, 2003 and 2002.

	For the Three Months Ended
	September 30,

	2003	2002

Basic Income (Loss) Per Common Share:
Weighted average common shares outstanding	2,060,639	1,707,916

Net income (loss)	$148,171	$(122,225)
Preferred stock dividend accumulated during the period	(121,490)	(133,528)

Net income (loss) attributable to common stockholders	$26,681	$(255,753)

Basic income (loss) per common share	$.01	$(.15)

Diluted Income (Loss) Per Common Share:
Weighted average common shares outstanding	2,060,639	1,707,916
Net effect of the assumed exercise of stock options and warrants based on the treasury stock method using average market prices for the year	—	—
Net effect of convertible preferred stock	—	—

Total weighted average common shares and common stock equivalents outstanding	2,060,639	1,707,916

Net income (loss) attributable to common stockholders	$26,681	$(255,753)

Diluted income (loss) per common share	$.01	$(.15)

ebank FINANCIAL SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Presented below is a summary of the components used to calculate basic and diluted earnings (loss) per common share for the nine months ended September 30, 2003 and 2002.

	For the Nine Months Ended
	September 30,

	2003	2002

Basic Loss Per Common Share:
Weighted average common shares outstanding	1,959,575	1,647,024

Net income (loss)	$105,493	$(398,879)
Preferred stock dividend	(360,510)	(396,285)

Net loss attributable to common stockholders	$(255,017)	$(795,164)

Basic loss per common share	$(.13)	$(.48)

Diluted Loss Per Common Share:
Weighted average common shares outstanding	1,959,575	1,647,024
Net effect of the assumed exercise of stock options and warrants based on the treasury stock method using average market prices for the year	—	—
Net effect of convertible preferred stock	—	—

Total weighted average common shares and common stock equivalents outstanding	1,959,575	1,647,024

Net loss attributable to common stockholders	$(255,017)	$(795,164)

Diluted loss per common share	$(.13)	$(.48)

Note 4 — Issuance of Common Stock

      The Company is obligated to pay cumulative dividends at a rate of 8% on the outstanding shares of Series A cumulative convertible preferred stock. The dividends on each share accrue from the date of purchase, whether or not declared. At the Company’s option, the Company may pay these dividends in cash or in additional shares of its common stock. The Company anticipates that it will pay these dividends in additional shares of common stock. On February 24, 2003, the Company’s board of directors declared a dividend accrued on its Series A preferred stock through February 28, 2003. The common stock dividend was paid on March 25, 2003 to Series A preferred stock shareholders of record on February 28, 2003. The dividend, which was based on the closing price of the Company’s common stock on the record date, resulted in the issuance of 332,416 shares of common stock.

Note 5 — Contingency

      In May 2003, Thacker & Loucks, Inc., d/b/a Thacker & Loucks Financial Services, a Georgia corporation (“Thacker”), filed an action against the holding company in the State Court of Fulton County alleging a breach of contract by the holding company. The breach of contract alleged by Thacker relates to a Servicing Representative Agreement dated as of August 3, 2001 (the “Agreement”) by and between ebank, the holding company’s subsidiary, and Thacker. Under the Agreement, ebank agreed to discount from time to time an indeterminate number of certain types of contracts which met ebank’s underwriting criteria. Pursuant to the terms of the Agreement, in February ebank provided Thacker with written notice of ebank’s intention to terminate the Agreement after the expiration of a 180-day notice period.

ebank FINANCIAL SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The complaint filed by Thacker alleges that the holding company failed to approve loans which met or exceeded the underwriting criteria and failed to communicate with Thacker. The complaint filed by Thacker seeks contractual damages in the amount of Three Million Five Hundred Thousand Dollars, plus reasonable attorney’s fees and costs of the litigation.

      We believe that ebank has abided by all applicable terms of the Agreement, including those terms related to continuing performance during the notice period prior to termination, and that the claim asserted by Thacker is without merit.

      Thacker filed its lawsuit against the holding company, which is not a party to the Agreement and is therefore the wrong entity. The holding company filed its Answer in June 2003, denying all claims and informing Thacker that it had sued the wrong entity. Thacker has agreed to file a joint consent order dismissing the holding company from the action and substituting ebank, the actual party to the Agreement, as the actual Defendant. The consent order also stipulates that ebank will be given an opportunity to file its own Answer. The Answer will be due thirty days after the Court approves the proposed consent order and discovery will commence anew after this Answer is filed.

      Other than the pending proposed consent order, no motions are pending in this action. We intend to vigorously defend this lawsuit.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.     Indemnification of Directors and Officers

      The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for any breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director for:

•	an appropriation, in violation of his duties, of any business opportunity of the corporation;

•	acts or omissions which involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions; or

•	any transaction from which the director received an improper personal benefit.

      The Georgia Code permits a corporation to indemnify officers to the same extent as directors. Our articles of incorporation exonerate our directors from monetary liability to the extent described above, and our bylaws provide the same limitation of liability to our officers.

      In addition to these rights provided by law, our articles of incorporation and our bylaws provide broad indemnification rights to our directors and the officers, employees, and agents designated by our directors, with respect to various civil and criminal liabilities and losses which may be incurred by the director, officer, agent, or employee under any pending or threatened litigation or other proceedings, except that this indemnification does not apply in the same situations described above with respect to the exculpation from liability of our directors. We are also obligated to reimburse directors and other parties for expenses, including legal fees, court costs and expert witness fees, incurred by the person in defending against any liabilities and losses, as long as the person in good faith believes that he or she acted in accordance with the applicable standard of conduct with respect to the underlying accusations giving rise to such liabilities or losses and agrees to repay to us any advances made if it is ultimately determined that the person is not entitled to indemnification by us. Any amendment or other modification to the applicable law, our articles of incorporation, or our bylaws as currently provided which limits or otherwise adversely affects the rights to indemnification will apply only to proceedings based upon actions and events occurring after such amendment and, in the case of amendments to our articles or bylaws, delivery of notice thereof to the indemnified parties.

      We hold an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against our directors and officers for a wrongful act that they may become legally obligated to pay or for which we are required to indemnify the directors or officers.

      We believe that the above protections are necessary in order to attract and retain qualified persons as directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, or otherwise may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than our payment of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by the director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.	Other Expenses of Issuance and Distribution

      The following table sets forth the expenses in connection with the offering described in the registration statement. The selling shareholders will be responsible only for brokerage commissions incurred in their transactions in the common stock, and they will not be responsible for any of the fees listed below. All amounts are estimates except the SEC Registration Fee:

SEC Registration Fee	$323.60
State “Blue Sky” Filing Fees	5,150.00
Printing and Distribution Costs	15,000.00
Legal Fees and Expenses	35,000.00
Accounting Fees and Expenses	5,000.00
Consulting Fees to The Bankers Bank	25,000.00
Subscription Agent’s Fees and Expenses	6,000.00
Miscellaneous Expenses	5,000.00
Total	$96,473.60

Item 26.	Recent Sales of Unregistered Securities

      From October 4, 2000 through June 5, 2001, we issued 500,000 units of securities in a private offering primarily to accredited investors pursuant to an exemption from registration contained in Section 4(2) of the Securities Act and Rule 506 promulgated under the Securities Act. Each unit consisted of four shares of 8% cumulative convertible Series A preferred stock and a warrant to purchase two shares of common stock for $3.50 per share. In addition, in the second quarter of 2001, we issued 97,500 units of securities in a subsequent private offering solely to accredited investors pursuant to an exemption from registration contained in Section 4(2) of the Securities Act and Rule 506 promulgated under the Securities Act. In January 2002, we issued 10,000 units of securities in a third private offering solely to one accredited investor pursuant to an exemption from registration contained in Section 4(2) of the Securities Act and Rule 506 promulgated under the Securities Act. Each unit issued in the second and third private offerings consisted of four shares of 8% cumulative convertible Series A preferred stock and a warrant to purchase two shares of common stock for $4.00 per share. Each share of Series A preferred stock issued in all three offerings is convertible at any time at the option of the holder into one share of common stock. In addition, we may require conversion of the Series A preferred stock when the closing price of our common stock equals or exceeds $10.00 per share for 15 consecutive trading days.

      Effective as of January 16, 2002, we issued 20,000 shares of common stock to one holder of our Series A preferred stock, upon conversion, pursuant to the one-for-one conversion ratio of the of Series A preferred stock. In addition, we issued 1,791 shares to such converting holder in payment of accrued but unpaid dividends on such preferred stock through the date of conversion. Similarly, effective as of October 1, 2003, we issued an aggregate of 13,200 shares of common stock (plus 884 additional shares of common stock in payment of accrued but unpaid dividends through the date of conversion) to three holders of our Series A preferred stock upon the conversion of such shares to common stock. The issuance of the shares of common upon conversion was made pursuant to an exemption from registration contained in Section 3(a)(9) of the Securities Act.

      We may elect to pay dividends on the Series A preferred stock either in cash or in additional shares of our common stock. On February 25, 2002, our board of directors declared a common stock dividend accrued on our Series A preferred stock from issuance date through February 28, 2002. The common stock dividend was paid on March 15, 2002 to Series A preferred stock shareholders of record on February 28, 2002. The dividend, which was based on the closing price of our common stock on the record date, resulted in the issuance of 216,675 shares of common stock. On February 24, 2003, our board of directors declared an additional dividend accrued on our Series A preferred stock through February 28, 2003. The common stock dividend was paid on March 25, 2003 to Series A preferred stock shareholders of record on February 28, 2003. The dividend, which was based on the closing price of our common stock on the record date, resulted in the issuance of 332,416 shares of common stock.

      The warrants issued in the first offering will terminate on the earlier of five years or 30 days after we notify the holder that the closing price of our common stock has equaled or exceeded $5.00 per share for 20 consecutive days. The warrants issued in the second and third offerings will terminate on the earlier of five years or 30 days after we notify the holder that the closing price of our common stock has equaled or exceeded $5.50 per share for 20 consecutive days.

      Attkisson, Carter & Company (formerly, Attkisson, Carter & Akers), a broker dealer registered with the National Association of Securities Dealers, Inc., served as placement agent for the first two private offerings. In the first offering, we raised gross proceeds of $5,000,000 and paid approximately $500,000 in commissions to the placement agent and other stock offering costs. In the second offering, we raised gross proceeds of $975,000 and paid approximately $100,000 in commissions to the placement agent. We also issued warrants to purchase up to 200,000 shares of our common stock at $4.00 per share to Attkisson, Carter & Company and certain of its employees as additional compensation for services rendered as placement agent in connection with these two offerings. In the third private offering, we raised net proceeds of $100,000 and paid no commissions.

      The units sold in all three of the private offerings are subject to restrictions on transferability and resale, and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws. However, we agreed to file a “shelf” registration statement on behalf of the investors in the first two private offerings. We also agreed to add the common stock underlying the units issued in the third offering to the shelf registration statement when the first post-effective amendment to the shelf registration statement is filed. We filed an initial shelf registration statement with the Securities and Exchange Commission on August 3, 2001. We filed a pre-effective amendment to the shelf registration statement on December 3, 2001 and the amended shelf registration statement was declared effective by the Securities and Exchange Commission on December 6, 2001. Pursuant to the terms of the registration rights agreements, however, we notified the holders in April 2002 to suspend their use of the related resale prospectus due to certain then-ongoing financing and acquisition transactions. In order to fulfill our obligation to provide such holders with a new resale prospectus as soon as the Company’s circumstances permit, we anticipate filing a new registration statement covering the resale of all such shares as soon as practicable following the completing of this offering.

      As part of the consideration for our acquisition of Peachtree Capital Corporation in January 2002, we issued 76,792 shares of 9% cumulative convertible Series B-1 preferred stock and 76,792 shares of 9% cumulative convertible Series B-2 preferred stock to the then-current shareholders of Peachtree Capital Corporation. The total value of the Series B-1 and Series B-2 preferred stock was $450,000. Each share of Series B-1 and Series B-2 preferred stock paid a 9% annual dividend semi-annually. All of the previously issued and outstanding shares of the Series B-1 and B-2 preferred stock were cancelled as of December 31, 2002, when we acquired all of those shares of preferred stock as partial consideration for the sale of all of the capital stock of Peachtree Capital Corporation. See “DESCRIPTION OF OUR BUSINESS — General” on page 23 of the Prospectus included in this registration statement. Each share of Series B-1 preferred stock would have converted automatically into one share of common stock effective March 7, 2003, subject to adjustments if the average market price for our common stock fell below $2.93 per share over a prescribed measurement period of 30 trading days prior to March 7, 2003, or if Peachtree Capital Corporation did not achieve certain targeted levels of revenue. Each share of Series B-2 preferred stock would have converted automatically into one share of common stock effective March 5, 2004, subject to adjustments if the average market price for our common stock fell below $2.93 per share over a prescribed measurement period of 30 trading days prior to March 5, 2004, or if Peachtree Capital Corporation did not achieve certain targeted levels of revenue. If the conversion of the Series B-1 or Series B-2 preferred stock would have resulted in any holder owning in the aggregate 10% or more of our outstanding voting stock, we would have only converted that number of shares of preferred stock which would result in such holder owning (in the aggregate) 9.9% of our outstanding voting stock. In lieu of the remaining common stock which could not be converted due to the 10% limitation, we would have issued debentures to such holder with a face value equal to the then current market value of such additional shares of common stock. Any such debentures called for quarterly interest only payments at an annual interest rate of nine percent, and a balloon payment at the end of the two-year term.

      In connection with the Peachtree Capital Corporation transaction, we issued to Attkisson, Carter & Company 20,307 shares of our common stock as a finder’s fee equal to 7% of the purchase price of the acquisition.

      The Series B-1 and Series B-2 preferred stock and the common stock were issued solely to accredited investors pursuant to an exemption from registration contained in Section 4(2) of the Securities Act and Rule 506 promulgated under the Securities Act. The Series B-1 and Series B-2 preferred stock issued in the Peachtree Capital Corporation acquisition are subject to restrictions on transferability and resale, and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws.

      Prior to the transactions described above, on July 31, 2000, we entered into a loan agreement with The Bankers Bank for the aggregate principal amount of $2,500,000. The loan was guaranteed by certain of our directors serving at that time. In consideration for their guarantees of this loan, we granted each of the guarantors a warrant to purchase 22,857 shares of our common stock for $3.00 per share, the closing price of our common stock on the date of grant. The warrants expire ten years from the date of grant. The loan was repaid in June 2001. Additionally, on January 22, 2001 we issued a warrant to purchase 3,000 shares of our common stock for $2.50 per share, with a term of five years, to one individual in consideration for certain services rendered. We issued all of the warrants pursuant to an exemption from registration contained in Section 4(2) of the Securities Act.

Item 27.     Exhibits

      (a) Exhibits

Exhibit
No.	Description

3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 filed on December 5, 1997, File No. 333-41545.)
3.2	Articles of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit 3.1.1 to the Company’s Form 8-K filed on April 23, 1999, File No. 000-24043.)
3.3	Articles of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company’s Form 10-KSB filed on April 2, 2001, File No. 000-24043.)
3.4	Articles of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form SB-2 filed on August 3, 2001, File No. 333-66704.)
3.5	Articles of Amendment to the Articles of Incorporation effective December 21, 2001 (Incorporated by reference to Exhibit 3.5 to the Company’s Form 10-KSB filed on March 29, 2002, File No. 000-24043.)
3.6	Articles of Amendment to the Articles of Incorporation effective December 28, 2001 (Incorporated by reference to Exhibit 3.6 to the Company’s Form 10-KSB filed on March 29, 2002, File No. 000-24043.)
3.7	Articles of Amendment to the Articles of Incorporation effective January 1, 2003 (Incorporated by reference to Exhibit 3.7 to the Company’s Form 10-KSB filed on March 31, 2003, File No. 000-24043.)
3.8	Bylaws (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed on December 5, 1997, File No. 333-41545.)
4.1	Articles of Incorporation of the Company, as amended, filed as Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7 and incorporated herein by reference.
4.2	Bylaws of the Company, filed as Exhibits 3.8 and incorporated herein by reference.
4.3	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form SB-2 filed on December 5, 1997, File No. 333-41545.)

Exhibit
No.	Description

5.1	Opinion of Shumacker Witt Gaither & Whitaker, P.C.
10.1	Lease Agreement dated October 14, 1997, between the Company, as lessee, and Regent Paces Ferry Office I, Inc., as lessor (Incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form SB-2 filed on December 5, 1997, File No. 333-41545.)
10.2	First Amendment to Lease Agreement dated April 30, 1998 between the Company and Regent Paces Ferry Office I, Inc. (Incorporated by reference to Exhibit 10.8 to the Company’s Form 10-KSB filed on April 12, 2000, File No. 000-24043.)
10.3	Sublease dated March 15, 1999 between the Bank and The Bankers Bank (Incorporated by reference to Exhibit 10.9 to the Company’s Form 10-KSB filed on April 12, 2000, File No. 000-24043.)
10.4	Phoenix International Ltd., Inc. Software License Agreement (Incorporated by reference to Exhibit 10.5 of pre-effective amendment No. 1 to the Company’s Registration Statement on Form SB-2 filed on March 6, 1998, File No. 333-41545.)
10.5	*Letter of Agreement dated May 14, 1999 between the Company and Fountainhead Strategic Solutions, LLC (Incorporated by reference to Exhibit 10.12 to the Company’s Form 10-KSB filed on April 12, 2000, File No. 000-24043.)
10.6	Agency Agreement between ebank.com, Inc. and Attkisson, Carter & Akers dated September 11, 2000 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-QSB filed on November 14, 2000, File No. 000-24043.)
10.7	First Amendment to the Agency Agreement between ebank.com, Inc. and Attkisson, Carter & Akers dated November 13, 2000 (Incorporated by reference to Exhibit 10.13 to the Company’s Form 10-KSB filed on April 2, 2001, File No. 000-24043.)
10.8	Second Amendment to the Agency Agreement between ebank.com, Inc. and Attkisson, Carter & Akers dated January 16, 2001 (Incorporated by reference to Exhibit 10.14 to the Company’s Form 10-KSB filed on April 2, 2001, File No. 000-24043.)
10.9	Third Amendment to Agency Agreement between ebank.com, Inc. and Attkisson, Carter & Akers dated June 5, 2001 (Incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form SB-2 filed on August 3, 2001, File No. 333-66704.)
10.10	Loan and Stock Pledge Agreement between ebank.com, Inc. and The Bankers Bank dated July 31, 2000 (Incorporated by reference to Exhibit 10.2 to the Company’s Form 10-QSB filed on November 14, 2000, File No. 000-24043.)
10.11	Agency Agreement between ebank.com, Inc. and Attkisson, Carter & Akers dated June 18, 2001 (Incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form SB-2 filed on August 3, 2001, File No. 333-66704.)
10.12	Stock Purchase Agreement among ebank.com, Inc., Peachtree Capital Corporation, Caroline O. Harless, and Steven Harless, dated December 27, 2001 (Incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed on December 28, 2001, File No. 000-24043.)
10.13	Letter Agreement regarding the Closing Date of Stock Purchase Agreement among ebank.com, Inc., Peachtree Capital Corporation, Caroline O. Harless, and Steven Harless, dated December 27, 2001 (Incorporated by reference to Exhibit 2.2 to the Company’s Form 10-KSB filed on March 29, 2002, File No. 000-24043.)
10.14	Consulting Agreement between Peachtree Capital Corporation, Harless & Associates and Caroline O. Harless dated December 31, 2001 (Incorporated by reference to Exhibit 10.11 to the Company’s Form 10-KSB filed on March 31, 2003, File No. 000-24043.).
10.15	Space and Cost Sharing Agreement between Peachtree Capital Corporation and Harless, Pittman & Associates, CPA dated December 31, 2001 (Incorporated by reference to Exhibit 10.12 to the Company’s Form 10-KSB filed on March 31, 2003, File No. 000-24043.).
10.16	Stock Purchase Agreement by and among ebank Financial Services, Inc., Peachtree Capital Corporation, Caroline O. Harless, and Steven Harless, dated effective as of December 31, 2002 (Incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed on January 10, 2002, File No. 000-24043.)
10.17	*ebank.com, Inc. 1998 Stock Incentive Plan (Incorporated by reference to Exhibit 4.3 to the Company’s Form S-8 filed October 5, 1999, File No. 333-88461.)

Exhibit
No.	Description

10.18	*ebank.com, Inc. First Amendment to the 1998 Stock Incentive Plan as adopted by the Board of Directors on September 20, 1999 (Incorporated by reference to Exhibit 4.4 to the Company’s Form 10-KSB filed on April 12, 2000, File No. 000-24043.)
10.19	*ebank.com, Inc. Second Amendment to the 1998 Stock Incentive Plan as adopted by the Board of Directors on June 17, 2002 (Incorporated by reference to Exhibit 10.3 to the Company’s Form 10-QSB filed on August 14, 2002, File No. 000-24043.)
10.20	*Employment Agreement between James L. Box and ebank.com, Inc. dated May 17, 2002 (Incorporated by reference to Exhibit 10.4 to the Company’s Form 10-QSB filed on August 14, 2002, File No. 000-24043.)
10.21	*Employment Agreement between Wayne W. Byers and ebank.com, Inc. dated January 2, 2002 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-QSB filed on May 15, 2002, File No. 000-24043.)
10.22	*Form of ebank.com, Inc. Indemnification Agreement (Incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form SB-2 filed on August 3, 2001, File No. 333-66704.)
10.23	Stock Purchase Agreement by and between ebank Financial Services, Inc. and Marshall Investments, L.P., dated February 26, 2003 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-QSB filed on May 15, 2003, File No. 000-24043.)
16.1	Letter of Mauldin & Jenkins, LLC, dated September 16, 2002, to the Securities and Exchange Commission (Incorporated by reference to Exhibit 16.1 of the Form 8-K filed by the Company on September 17, 2002, File No. 000-24043.)
21.1	Subsidiary of the Company
23.1	Consent of Shumacker Witt Gaither & Whitaker, P.C. (included in Exhibit 5.1 hereto)
23.2	Consent of Mauldin & Jenkins, LLC
23.3	Consent of Porter Keadle Moore, LLP
24.1	Power of Attorney
99.1	Form of Subscription Agreement

*	Denotes management contract or compensatory plan or arrangement.

Item 28.     Undertakings

      We hereby undertake as follows:

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons of ebank Financial Services, Inc. pursuant to the foregoing provisions, or otherwise, ebank Financial Services, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ebank Financial Services, Inc. of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, ebank Financial Services, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Atlanta, State of Georgia, on this 24th day of November, 2003.

EBANK FINANCIAL SERVICES, INC.

By:	/s/ JAMES L. BOX

James L. Box
President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Jackson and James L. Box, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities listed and on the dates indicated.

Signatures	Title	Date

/s/ JAMES L. BOX James L. Box	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 24, 2003

/s/ WAYNE W. BYERS Wayne W. Byers	Chief Financial Officer (Principal Financial and Accounting Officer) and Senior Vice President of ebank	November 24, 2003

/s/ GARY M. BREMER Gary M. Bremer	Director	November 25, 2003

/s/ GREGORY J. CORONA Greg Corona	Director	November 24, 2003

Walter H. C. Drakeford	Director

Signatures	Title	Date

Terry L. Ferrero	Director

/s/ STEPHEN R. GROSS Stephen R. Gross	Director	November 24, 2003

/s/ RICHARD D. JACKSON Richard D. Jackson	Chairman of the Board of Directors	November 24, 2003

Don B. Stout	Director

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 filed on December 5, 1997, File No. 333-41545.)
3.2	Articles of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit 3.1.1 to the Company’s Form 8-K filed on April 23, 1999, File No. 000-24043.)
3.3	Articles of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company’s Form 10-KSB filed on April 2, 2001, File No. 000-24043.)
3.4	Articles of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form SB-2 filed on August 3, 2001, File No. 333-66704.)
3.5	Articles of Amendment to the Articles of Incorporation effective December 21, 2001 (Incorporated by reference to Exhibit 3.5 to the Company’s Form 10-KSB filed on March 29, 2002, File No. 000-24043.)
3.6	Articles of Amendment to the Articles of Incorporation effective December 28, 2001 (Incorporated by reference to Exhibit 3.6 to the Company’s Form 10-KSB filed on March 29, 2002, File No. 000-24043.)
3.7	Articles of Amendment to the Articles of Incorporation effective January 1, 2003 (Incorporated by reference to Exhibit 3.7 to the Company’s Form 10-KSB filed on March 31, 2003, File No. 000-24043.)
3.8	Bylaws (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed on December 5, 1997, File No. 333-41545.)
4.1	Articles of Incorporation of the Company, as amended, filed as Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7 and incorporated herein by reference.
4.2	Bylaws of the Company, filed as Exhibits 3.8 and incorporated herein by reference.
4.3	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form SB-2 filed on December 5, 1997, File No. 333-41545.)
5.1	Opinion of Shumacker Witt Gaither & Whitaker, P.C.
10.1	Lease Agreement dated October 14, 1997, between the Company, as lessee, and Regent Paces Ferry Office I, Inc., as lessor (Incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form SB-2 filed on December 5, 1997, File No. 333-41545.)
10.2	First Amendment to Lease Agreement dated April 30, 1998 between the Company and Regent Paces Ferry Office I, Inc. (Incorporated by reference to Exhibit 10.8 to the Company’s Form 10-KSB filed on April 12, 2000, File No. 000-24043.)
10.3	Sublease dated March 15, 1999 between the Bank and The Bankers Bank (Incorporated by reference to Exhibit 10.9 to the Company’s Form 10-KSB filed on April 12, 2000, File No. 000-24043.)
10.4	Phoenix International Ltd., Inc. Software License Agreement (Incorporated by reference to Exhibit 10.5 of pre-effective amendment No. 1 to the Company’s Registration Statement on Form SB-2 filed on March 6, 1998, File No. 333-41545.)
10.5	*Letter of Agreement dated May 14, 1999 between the Company and Fountainhead Strategic Solutions, LLC (Incorporated by reference to Exhibit 10.12 to the Company’s Form 10-KSB filed on April 12, 2000, File No. 000-24043.)
10.6	Agency Agreement between ebank.com, Inc. and Attkisson, Carter & Akers dated September 11, 2000 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-QSB filed on November 14, 2000, File No. 000-24043.)
10.7	First Amendment to the Agency Agreement between ebank.com, Inc. and Attkisson, Carter & Akers dated November 13, 2000 (Incorporated by reference to Exhibit 10.13 to the Company’s Form 10-KSB filed on April 2, 2001, File No. 000-24043.)
10.8	Second Amendment to the Agency Agreement between ebank.com, Inc. and Attkisson, Carter & Akers dated January 16, 2001 (Incorporated by reference to Exhibit 10.14 to the Company’s Form 10-KSB filed on April 2, 2001, File No. 000-24043.)

Exhibit No.	Description

10.9	Third Amendment to Agency Agreement between ebank.com, Inc. and Attkisson, Carter & Akers dated June 5, 2001 (Incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form SB-2 filed on August 3, 2001, File No. 333-66704.)
10.10	Loan and Stock Pledge Agreement between ebank.com, Inc. and The Bankers Bank dated July 31, 2000 (Incorporated by reference to Exhibit 10.2 to the Company’s Form 10-QSB filed on November 14, 2000, File No. 000-24043.)
10.11	Agency Agreement between ebank.com, Inc. and Attkisson, Carter & Akers dated June 18, 2001 (Incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form SB-2 filed on August 3, 2001, File No. 333-66704.)
10.12	Stock Purchase Agreement among ebank.com, Inc., Peachtree Capital Corporation, Caroline O. Harless, and Steven Harless, dated December 27, 2001 (Incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed on December 28, 2001, File No. 000-24043.)
10.13	Letter Agreement regarding the Closing Date of Stock Purchase Agreement among ebank.com, Inc., Peachtree Capital Corporation, Caroline O. Harless, and Steven Harless, dated December 27, 2001 (Incorporated by reference to Exhibit 2.2 to the Company’s Form 10-KSB filed on March 29, 2002, File No. 000-24043.)
10.14	Consulting Agreement between Peachtree Capital Corporation, Harless & Associates and Caroline O. Harless dated December 31, 2001 (Incorporated by reference to Exhibit 10.11 to the Company’s Form 10-KSB filed on March 31, 2003, File No. 000-24043.).
10.15	Space and Cost Sharing Agreement between Peachtree Capital Corporation and Harless, Pittman & Associates, CPA dated December 31, 2001 (Incorporated by reference to Exhibit 10.12 to the Company’s Form 10-KSB filed on March 31, 2003, File No. 000-24043.).
10.16	Stock Purchase Agreement by and among ebank Financial Services, Inc., Peachtree Capital Corporation, Caroline O. Harless, and Steven Harless, dated effective as of December 31, 2002 (Incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed on January 10, 2002, File No. 000-24043.)
10.17	*ebank.com, Inc. 1998 Stock Incentive Plan (Incorporated by reference to Exhibit 4.3 to the Company’s Form S-8 filed October 5, 1999, File No. 333-88461.)
10.18	*ebank.com, Inc. First Amendment to the 1998 Stock Incentive Plan as adopted by the Board of Directors on September 20, 1999 (Incorporated by reference to Exhibit 4.4 to the Company’s Form 10-KSB filed on April 12, 2000, File No. 000-24043.)
10.19	*ebank.com, Inc. Second Amendment to the 1998 Stock Incentive Plan as adopted by the Board of Directors on June 17, 2002 (Incorporated by reference to Exhibit 10.3 to the Company’s Form 10-QSB filed on August 14, 2002, File No. 000-24043.)
10.20	*Employment Agreement between James L. Box and ebank.com, Inc. dated May 17, 2002 (Incorporated by reference to Exhibit 10.4 to the Company’s Form 10-QSB filed on August 14, 2002, File No. 000-24043.)
10.21	*Employment Agreement between Wayne W. Byers and ebank.com, Inc. dated January 2, 2002 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-QSB filed on May 15, 2002, File No. 000-24043.)
10.23	*Form of ebank.com, Inc. Indemnification Agreement (Incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form SB-2 filed on August 3, 2001, File No. 333-66704.)
10.23	Stock Purchase Agreement by and between ebank Financial Services, Inc. and Marshall Investments, L.P., dated February 26, 2003 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-QSB filed on May 15, 2003, File No. 000-24043.)
16.1	Letter of Mauldin & Jenkins, LLC, dated September 16, 2002, to the Securities and Exchange Commission (Incorporated by reference to Exhibit 16.1 of the Form 8-K filed by the Company on September 17, 2002, File No. 000-24043.)
21.1	Subsidiary of the Company
23.1	Consent of Shumacker Witt Gaither & Whitaker, P.C. (included in Exhibit 5.1 hereto)
23.2	Consent of Mauldin & Jenkins, LLC
23.3	Consent of Porter Keadle Moore, LLP

Exhibit No.	Description

24.1	Power of Attorney (included in the Signatures page of this Registration Statement)
99.1	Form of Subscription Agreement

*	Denotes management contract or compensatory plan or arrangement.